As filed with the U.S. Securities and Exchange Commission on August 27, 2021.

Registration No. 333-254909

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chanson International Holding

(Exact name of registrant as specified in its charter)

Cayman Islands	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 26 Culture Road, Tianshan District

Urumqi, Xinjiang, China

+86-0991-2302709

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Chanson (NY) Corp.

41 Madison Avenue

New York, NY 10010

917-545-1575

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2206	Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(5)
Class A ordinary shares, par value $0.001 per share(3)	3,450,000	6.00	$20,700,000	$2,258.37
Underwriter warrants(4)	—	—	—	—
Class A ordinary shares underlying the Underwriter warrants	120,000	7.50	$900,000	$98.19
Total	3,570,000	—	$21,600,000	$2,356.56

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to up to 450,000 additional shares that Univest Securities, LLC (the “Underwriter”) has the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution from share splits, share dividends, or similar transactions.

(4)	The Registrant will issue to the Underwriter warrants to purchase a number of Class A ordinary shares equal to an aggregate of 4% of the Class A ordinary shares (the “Underwriter Warrants”) sold in the offering, excluding any Class A ordinary shares sold as a result of the exercise of the Underwriter’s over-allotment option. The exercise price of the Underwriter Warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered hereby. The Underwriter Warrants are exercisable at any time, and from time to time, in whole or in part, within five years after the date of commencement of sales of the offering.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 27, 2021

3,000,000 Class A Ordinary Shares

Chanson International Holding

This is an initial public offering of our Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”). The offering of our Class A Ordinary Shares is being conducted on a firm commitment basis by Univest Securities, LLC (the “Underwriter”). See “Underwriting.” Prior to this offering, there has been no public market for our Class A Ordinary Shares or Class B ordinary shares, par value $0.001 per share (“Class B Ordinary Shares”). We currently expect that the initial public offering price for our Class A Ordinary Shares will be in the range of $4.00 to $6.00 per share.

Our authorized share capital is $50,000 divided into 44,000,000 Class A Ordinary Shares and 6,000,000 Class B Ordinary Shares, and we have 3,060,000 Class A Ordinary Shares and 5,940,000 Class B Ordinary Shares issued and outstanding, respectively. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

We have reserved the symbol “CHSN” for purposes of listing our Class A Ordinary Shares on the Nasdaq Capital Market and have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market. It is a condition to the closing of this offering that our Class A Ordinary Shares qualify for listing on a national securities exchange.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 8 of this prospectus for more information.

Following the completion of this offering, our largest shareholder will beneficially own approximately 86.62% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group assuming no exercise of the over-allotment option, or approximately 86.03% assuming full exercise of the over-allotment option. As such, we will be deemed a “controlled company” under Nasdaq Marketplace Rules 5615(c). However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors” and “Management—Controlled Company.”

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriter’s discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	See “Underwriting” for more information regarding our compensation arrangements with the Underwriter.
(2)	The total estimated expenses related to this offering are set forth in “Underwriting—Discounts and Expenses.”

We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of Class A Ordinary Shares to be offered by us pursuant to this offering (excluding Class A Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts.

We have agreed to issue to the Underwriter warrants, exercisable upon issuance for a period of five years after the date of commencement of sales of the offering, to purchase Class A Ordinary Shares equal to 4% of the total number of Class A Ordinary Shares sold in this offering at a per share price equal to 125% of the public offering price (the “Underwriter Warrants”). The registration statement of which this prospectus is a part also covers the Underwriter Warrants and the Class A Ordinary Shares issuable upon the exercise thereof.

The Underwriter expects to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on page 145.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [●]

i

About this Prospectus

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Affiliated Entities” are to our subsidiaries, branch offices, and VIEs (as defined below);

●	“Chanson 3rd Ave” are to Chanson 1293 3rd Ave LLC, a New York limited liability company, which is wholly owned by Chanson NY (as defined below);

●	“Chanson 23rd Street” are to Chanson 23rd Street LLC, a New York limited liability company, which is wholly owned by Chanson NY (as defined below);

●	“Chanson Greenwich” are to Chanson 355 Greenwich LLC, a New York limited liability company, which is wholly owned by Chanson NY (as defined below);

●	“Chanson International” are to Chanson International Holding, an exempted company with limited liability incorporated under the laws of Cayman Islands and formerly known as RON Holding Limited;

●	“Chanson NY” are to George Chanson (NY) Corp., a New York corporation, which is wholly owned by Xinjiang United Family (as defined below);

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Class A Ordinary Shares” are to Class A ordinary shares of Chanson International, par value $0.001 per share;

●	“Class B Ordinary Shares” are to Class B ordinary shares of Chanson International, par value $0.001 per share;

●	“Deen Global” are to our wholly owned subsidiary, Deen Global Limited, a British Virgin Islands company;

●	“Jenyd” are to Deen Global’s wholly owned subsidiary, Jenyd Holdings Limited, a Hong Kong corporation;

●	“ordinary shares” are to Class A Ordinary Shares and Class B Ordinary Shares;

●	“VIE” are to variable interest entity;

●	“we,” “us,” “our Company,” or the “Company” are to one or more of Chanson International and its Affiliated Entities, as the case may be; and

●	“Xinjiang United Family” are to Xinjiang United Family Trading Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Jenyd.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriter of its over-allotment option.

The functional currency of Xinjiang United Family, our wholly owned indirect subsidiary in the PRC, and its 23 VIEs, is Renminbi (“RMB”), the currency of China, and the functional currency of Chanson 23rd Street, Chanson Greenwich, and Chanson 3rd Ave, our wholly owned indirect subsidiaries in New York City, is U.S. dollars. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on exchange rates of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1,000-for-1 share and additional share issuances to our existing shareholders approved by our shareholders and board of directors on March 27, 2021.

Overview

Our Company

We manufacture and sell a wide selection of bakery products, seasonal products (i.e. products sold during particular holiday seasons), and beverage products; we also offer eat-in services in some of our stores. We currently focus our business in the Xinjiang Uygur Autonomous Region (“Xinjiang”) of the PRC and New York City and plan to expand to other regions of the PRC and the U.S., with a goal of opening three to five new stores in China annually and 10 new stores in the U.S. during the next five years. We aim to make healthy, nutritious, and ready-to-eat food through advanced facilities and industry research and to create a comfortable, yet distinguishable store environment in which customers can enjoy our products.

We sell our products primarily through (i) a bakery chain consisting of 27 stores operated by Xinjiang United Family and its VIEs (the “PRC Stores”), under our “George●ChansonTM” brand in Xinjiang, and (ii) through Chanson 23rd Street in New York City. We are also currently renovating spaces for the opening of a new store in New York City. Selling through our own stores allows us to run our entire operation more efficiently and to exercise greater control over the quality of our products and the presentation of our brand, and to better manage customer experience in our stores. We also sell our products on our digital platforms and through third-party online food ordering platforms. Our current customer base consists of both individual and corporate customers. To expand our customer base, we have developed a variety of marketing and sale strategies, such as increasing our presence on social media platforms, devising pricing and discounting programs, and improving customer in-store experience.

For our PRC Stores, we manufacture the majority of bakery products in our central factory located in Urumqi, Xinjiang, prepare beverage products within the stores, and contract third-party manufacturers to produce seasonal products. For Chanson 23rd Street, we bake bakery products, prepare breakfast, lunch and all-day brunch, bar food, and other light meals for eat in, and make beverage products all within our kitchen in the store. To ensure the quality and safety of our products, we procure raw materials, including flour, eggs, and milk, from renowned suppliers with a record of consistently supplying high-quality raw materials over decades in the food industry. In addition, we have implemented a rigorous quality control system covering our entire operation process and mandated internal training to improve our employees’ awareness and knowledge of food safety.

We have a dedicated and highly-experienced product development team that constantly creates new products that reflect market trends and are designed to meet customer demand. As of August 2021, we had more than 590 types of bakery products and seasonal products on sale in our PRC Stores, including over 28 types of new products introduced to the market since 2020, and 85 types of eat-in menu items and bakery products on sale at Chanson 23rd Street, including 30 types of new products introduced to the market since 2020. We also offer a large number of beverage products in our PRC Stores and Chanson 23rd Street and update our drink menus seasonally and in response to ever changing customer demand. By continuously offering new products and refining our product formulas to enhance existing products, we believe that we are able to steadily bring in new customers and increase the frequency of our existing customers’ visits to our stores, digital platforms, and store page on third-party platforms.

For the fiscal years ended December 31, 2020 and 2019, we had total revenue of $10,313,512 and $12,577,135, and a net loss of $164,029 and net income of $945,468, respectively. Our PRC Stores accounted for 87.0% and 81.1% of our total revenue for those fiscal years, respectively, and Chanson 23rd Street accounted for 13.0% and 18.9%, respectively.

Our PRC Stores primarily generate revenue through sale of bakery products, seasonal products, and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from sale of bakery products accounted for 91.8% and 90.7% of our PRC Stores’ revenue, revenue derived from sale of seasonal products accounted for 6.6% and 6.9% of our PRC Stores’ revenue, and revenue derived from sale of beverage products accounted for 1.6% and 2.4% of our PRC Stores’ revenue, respectively.

Chanson 23rd Street primarily generates revenue through offering eat-in services and sale of bakery products and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from offering eat-in services accounted for 37.9% and 45.5% of Chanson 23rd Street’s revenue, revenue derived from sale of bakery products accounted for 44.6% and 40.3% of Chanson 23rd Street’s revenue, and revenue derived from sale of beverage products accounted for 17.5% and 14.2% of Chanson 23rd Street’s revenue, respectively.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	trendy brand reflecting healthy food concepts;

●	strict quality control;

●	advanced industry research and constant product innovation;

●	advantageous information management system;

●	well-developed distribution network in Xinjiang; and

●	experienced management and professional teams.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by pursuing the following strategies:

●	expand into new markets by opening new stores;

●	enhance in-store customer experience and customer services;

●	keep implementing healthy and nutritious diet principles in product development; and

●	increase brand awareness.

Our Securities

On March 27, 2021, our shareholders and board of directors approved (i) a forward split of our outstanding ordinary shares at a ratio of 1,000-for-1 share, (ii) the creation of Class A Ordinary Shares and Class B Ordinary Shares, and (iii) additional share issuances to our existing shareholders to increase the number of total ordinary shares issued and outstanding prior to the completion of this offering from 100,000 to 9,000,000. On March 29, 2021, we filed our second amended and restated memorandum and articles of association with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) to effect such corporate actions, which filing became effective on March 31, 2021. Unless otherwise indicated, all references to ordinary shares, options to purchase ordinary shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our ordinary shares and the additional share issuances to our existing shareholders as if they had occurred at the beginning of the earlier period presented.

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. Due to the voting power of Class B Ordinary Shares, the holders of Class B Ordinary Shares currently and may continue to have a concentration of voting power, which limits the holders of Class A Ordinary Shares’ ability to influence corporate matters. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Share Capital.”

Unless the context requires otherwise, all references to the number of Class A Ordinary Shares and Class B Ordinary Shares to be outstanding after our initial public offering are based on 3,060,000 Class A Ordinary Shares and 5,940,000 Class B Ordinary Shares issued and outstanding.

Corporate Information

Our principal executive offices are located at No. 26 Culture Road, Tianshan District, Urumqi, Xinjiang, China, and our phone number is +86-0991-2302709. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002 Cayman Islands, and the phone number of our registered office is +1-345-949-8599. We maintain corporate websites at www.xson.com.cn, www.chanson-international.com, www.patisseriechanson.com, and www.thymebarnyc.com. The information contained in, or accessible from, our websites or any other website does not constitute a part of this prospectus. Our agent for service of process in the U.S. is George Chanson (NY) Corp., located at 41 Madison Avenue, New York, NY 10010.

Corporate Structure

We currently conduct our business through:

(i)	an association between Xinjiang United Family and 23 individually-owned businesses comprising the VIEs known as the “United Family Group” or “UFG”: 22 of the entities that comprise UFG (each a “UFG Entity” and, collectively, the “UFG Entities”) are owned independently by our chairman of the board of directors (“Chairman”), Mr. Gang Li, and one of the entities is owned independently by Ms. Hui Wang, the Marketing Director of Xinjiang United Family. Our affiliation with UFG is managed through several exclusive agreements between Xinjiang United Family, each UFG Entity, and the sole owner of such UFG Entity. As a result of our arrangements with all the UFG Entities, we effectively control each UFG Entity. For more details on the United Family Group, please see “Corporate History and Structure—The United Family Group”;

(ii)	Xinjiang United Family and its three branch offices; and

(iii)	Chanson 23rd Street, Chanson Greenwich (currently under renovation for an opening planned in the Fall of 2021), and Chanson 3rd Ave (currently under renovation for an opening planned in late 2021).

The following is a complete list of the stores of Xinjiang United Family as of the date of this prospectus, together with their recognized commercial name and relationship to Xinjiang United Family.

	Legal Name of Entity	Commercial Name	Nature of Entity
1	Urumqi Midong District George Chanson Bakery	Midong	Part of UFG – owned 100% by Mr. Li and operated under VIE agreements between this entity and Xinjiang United Family

2	Shayibake District Yining Rd. George Chanson Bakery	Dehui Wanda	Same as above

3	Changji George Chanson Youhao Supermarket Bakery	Changji Youhao	Same as above

4	Changji George Chanson Bakery	Changji Huijia	Same as above

5	Tianshan District Xinhua North Rd. George Chanson Bakery	Hongshan	Same as above

6	Shayibake District Pingding Shandong No.2 Rd. George Chanson Bakery	Zhongyangjun	Same as above

7	Tianshan District Xinmin Rd. George Chanson Bakery	Beimen	Same as above

8	Tianshan District Minzhu Rd. George Chanson Bakery	Minzhu	Same as above

9	Tianshan District Jianquan No.3 Rd. George Chanson Bakery	Riyue Xingguang	Same as above

10	Tianshan District Jiefang North Rd. George Chanson Bakery	Wanyancheng	Same as above

11	Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	Huarun Wanjia	Same as above

12	Xinshi District Liyushan South Rd. George Chanson Bakery	Medical College	Same as above

13	Xinshi District Changchun South Rd. George Chanson Bakery	Changchun	Same as above

14	Xinshi District Beijing Middle Rd. United Family Chanson Bakery	Huijia Third Floor	Same as above

15	Xinshi District Suzhou East Rd. Chanson Bakery	Baishang	Same as above

16	Xinshi District Suzhou Rd. Xiaoxigou Chanson Bakery	Xiaoxigou	Same as above

17	Xinshi District South No.3 Rd. Chanson Bakery	Railway Bureau	Same as above

18	Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	Economics Development Wanda	Same as above

19	Shayibake District Youhao South Rd. Chanson Bakery	Hongshan Lifestyle Store	Same as above

20	Shuimogou District South Nanhu Rd. George Chanson Bakery	Nanhu	Same as above

21	Xinshi District Hebei East Rd. George Chanson Bakery	Hebei Road Huarun	Same as above

22	Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	Degang Wanda	Same as above

23	Shihezi Hemeijia Bakery No.1	Shihezi	Part of UFG – owned 100% by Ms. Hui Wang and operated under agreements between this entity and Xinjiang United Family

24	Xinjiang United Family Trading Co., Ltd. Tianshan District Chanson Bakery	Tianbai	A branch office of Xinjiang United Family

25	Xinjiang United Family Trading Co., Ltd. Chanson Bakery Urumqi Branch	Wenhua	A branch office of Xinjiang United Family

26	Xinjiang United Family Trading Co., Ltd. Urumqi Meimei Chanson Bakery	Meimei	A branch office of Xinjiang United Family

27	Xinjiang United Family Trading Co., Ltd. Ruitai Chanson Bakery	Ruitai	A store operated by Xinjiang United Family, not a separate legal entity

28	Chanson 23rd Street LLC	Chanson 23rd Street	A wholly owned indirect subsidiary of Xinjiang United Family

29	Chanson 355 Greenwich LLC	Chanson Greenwich	Same as above. We expect Chanson Greenwich to open in the Fall of 2021.

30	Chanson 1293 3rd Ave LLC	Chanson 3rd Ave	Same as above. We expect Chanson 3rd to open in late 2021.

For ease of reference, unless it is necessary to the understanding of the context to differentiate, throughout this prospectus we will refer to all of the above entities collectively as our “stores” and, to the extent we refer to a specific entity listed in the table above, we refer to such entity by its commercial name.

The following diagram illustrates our corporate structure after the Reorganization (as defined in “Corporate History and Structure—Our Corporate History”) and upon completion of this offering based on a proposed number of 3,000,000 Class A Ordinary Shares being offered, assuming no exercise of the over-allotment option:

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(1)	Represents 2,700,000 Class A Ordinary Shares and 5,400,000 Class B Ordinary Shares held by Gang Li, the 100% owner of Danton Global Limited, as of the date of this prospectus.

(2)	Represents 270,000 Class B Ordinary Shares held by Jihong Cai, the 100% owner of Haily Global Limited, as of the date of this prospectus.

(3)	Represents 270,000 Class B Ordinary Shares held by Cheng Chen, the 100% owner of C&C Capital Investments LLC, as of the date of this prospectus.

(4)	Represents an aggregate of 360,000 Class A Ordinary Shares held equally by two corporate shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Our Business

Risks and uncertainties related to our business include, but are not limited to, the following:

●	our business is affected by changes in consumer preferences and discretionary spending;

●	our long-term success depends on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets;

●	we operate in a highly-competitive market and our failure to compete effectively could adversely affect our results of operations;

●	our financial condition, results of operations, and cash flows have been adversely affected by the Coronavirus Disease 2019 (“COVID-19”) pandemic;

●	we rely on our central factory and a limited number of third-party producers and suppliers. Any interruption in operations at our central factory or in such third-party producers or suppliers could prevent or limit our ability to meet demand for or fulfill orders of our products;

●	our geographic focus makes us particularly vulnerable to economic and other events and trends in Xinjiang and New York City; and

●	failure to maintain or enhance our brands or image could have a material adverse effect on our business and results of operations.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties relating to our corporate structure, including, but not limited to, the following:

●	our VIE Arrangements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities;

●	our contractual arrangements with the UFG Entities are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements;

●	our controlling shareholder has potential conflicts of interest with our Company which may adversely affect our business; and

●	we rely on the approval certificates and business license held by UFG and any deterioration of the relationship between Xinjiang United Family and UFG could materially and adversely affect our overall business operations.

Risks Relating to Doing Business in the PRC

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations;

●	uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us;

●	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us;

●	under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment; and

●	there are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	there has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all;

●	the dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and his interest may not be aligned with the interests of our other shareholders; and

●	we do not intend to pay dividends for the foreseeable future.

Impact of COVID-19 on Our Operations and Financial Performance

Due to the impact of the COVID-19 pandemic, we temporarily closed all but one of our PRC Stores between late January and early March of 2020. The PRC Stores resumed their normal activities on March 8, 2020. However, all the PRC Stores were closed again on July 17, 2020 due to the resurgence of COVID-19 cases in Xinjiang. The PRC Stores resumed their normal activities in September 2020. In the U.S., Chanson 23rd Street in New York City provided only delivery and pickup services between the end of February 2020 and the end of June 2020, and resumed outdoor dining services at the end of June 2020 and indoor dining services at the end of September 2020. Chanson 23rd Street suspended its indoor dining services again between December 14, 2020 and February 11, 2021 according to an indoor dining ban issued by the Governor of New York State. Chanson 23rd Street resumed its indoor dining services on February 12, 2021 at 25 percent capacity, which was increased to 35 percent on February 26, 2021 and further increased to 50 percent and 75 percent on March 19, 2021 and May 7, 2021, respectively. Starting from May 19, 2021, Chanson 23rd Street has been allowed to provide indoor dining services at full capacity, provided that either diners are seated at least six feet apart or tables are separated by physical barriers. In addition, the renovation of Chanson Greenwich was delayed and we currently expect the store to open in the Fall of 2021.

See “Risk Factors—Risks Relating to Our Business—Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Affecting Our Results of Operations.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company

Upon completion of this offering, our Chairman, Mr. Gang Li, will beneficially own approximately 86.62% of the aggregate voting power of our outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group assuming no exercise of the over-allotment option, or 86.03% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

THE OFFERING

Class A Ordinary Shares offered by us	3,000,000 Class A Ordinary Shares, or 3,450,000 Class A Ordinary Shares if the Underwriter exercises its over-allotment option in full

Price per Class A Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Class A Ordinary Share.

Class A Ordinary Shares outstanding prior to completion of this offering	3,060,000 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this offering

6,060,000 Class A Ordinary Shares assuming no exercise of the Underwriter’s over-allotment option and excluding 120,000 Class A Ordinary Shares underlying the Underwriter Warrants

6,510,000 Class A Ordinary Shares assuming full exercise of the Underwriter’s over-allotment option and excluding 120,000 Class A Ordinary Shares underlying the Underwriter Warrants

Listing	We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market.

Ticker symbol	“CHSN”

Transfer Agent	Transhare Corporation

Use of proceeds	We intend to use the proceeds from this offering to open new stores in the U.S. See “Use of Proceeds” on page 45 for more information.

Lock-up	All of our directors and officers and our shareholders owning 5% or more of our Class A Ordinary Shares have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares for a period of six months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors Voting rights

The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 11 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share.

Holders of Class B Ordinary Shares are entitled to 10 votes per one Class B Ordinary Share.

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will generally vote together as a single class, unless otherwise required by law. Mr. Gang Li, who after our initial public offering will control approximately 86.62% of the voting power of our outstanding ordinary shares assuming no exercise of the over-allotment option by the Underwriter or 86.03% of the voting power of our outstanding ordinary shares assuming full exercise of the over-allotment option by the Underwriter, will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors. See “Description of Share Capital.”

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business

Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our bakery products and our ability to develop new bakery products that appeal to consumers. Shifts in consumer preferences away from our bakery stores or our product offerings and mix, our inability to develop new products that appeal to consumers could harm our business. Our success depends in large part on our customers’ continued belief that food made with high-quality ingredients, including selected proteins raised without antibiotics, our artisan breads, cakes, pastries, and other bakery treats made without artificial preservatives, flavors, sweeteners, or colors from artificial sources are worth the prices charged at our bakery stores relative to the lower prices offered by some of our competitors. Our inability to successfully educate customers about the quality of our bakery products or our customers’ rejection of our pricing approach could result in decreased demand for our products or require us to change our pricing, marketing, or promotional strategies, which could materially and adversely affect our consolidated financial results or the brand identity that we have created. In addition, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business, and financial condition.

Our long-term success depends on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new stores on a profitable basis for the foreseeable future. We opened four, five, and three new stores in the fiscal years ended December 31, 2020, 2019, and 2018, respectively. We identify target markets, taking into account numerous factors such as the locations of our current stores, demographics, traffic patterns, and, recently, whether known consumer patterns will remain at the same level as prior to the COVID-19 pandemic and if we need to modify the layout of our new stores to minimize contact with customers. We may not be able to open our planned new stores within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition, and results of operations. As we operate more stores, our rate of expansion relative to the size of our store base will eventually decline.

The number and timing of new stores opened during any given period may be negatively impacted by a number of factors, including:

●	epidemics such as the COVID-19 pandemic;

●	our ability to increase brand awareness and bakery product consumption in areas where we open stores;

●	the identification and availability of sites for store locations with the appropriate size, traffic patterns, local retail and business attractions, and infrastructure that will drive high levels of customer traffic and sales per unit;

●	competition in existing and new markets, including competition for store sites;

●	the negotiation of acceptable lease terms;

●	our ability to obtain all required governmental permits on a timely basis;

●	our ability to control construction and development costs of new stores;

●	the maintenance of adequate distribution capacity, information systems, and other operational system capabilities;

●	integrating new stores into our existing procurement, manufacturing, distribution, and other support operations;

●	the hiring, training, and retention of store management and other qualified personnel;

●	assimilating new store employees into our corporate culture;

●	the effective management of inventory to meet the needs of our stores on a timely basis; and

●	the availability of sufficient levels of cash flow and financing to support our expansion.

Unavailability of attractive store locations, delays in the acquisition or opening of new stores, delays or costs resulting from a decrease in commercial development due to capital constraints, difficulties in staffing and operating new store locations, or lack of customer acceptance of stores in new market areas may negatively impact our new store growth and the costs or the profitability associated with new stores.

Additionally, customer trends, preferences, and demand may vary significantly by region, and our experience in the markets in which we currently operate may not be applicable in other parts of the PRC and the U.S. As a result, we may not be able to leverage our experience to expand into other parts of the PRC and the U.S. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. In addition, our business model may not be successful in new and untested markets and markets with a different business environment. We may not be able to grow our revenue in the new cities we enter into, but we will incur substantial costs in connection with any such expansion. Consequently, we cannot assure you that we will achieve our planned growth or, even if we are able to grow our store base as planned, that any new stores will be profitable, which could have a material adverse effect on our results of operations.

We operate in a highly-competitive market and our failure to compete effectively could adversely affect our results of operations.

The market for bakery products is highly competitive. Our current competitors include international and domestic companies that produce and sell bakery products in Xinjiang and New York City, and our potential competitors include companies that produce and sell bakery products in other cities in the U.S. We compete for customers primarily on the basis of the price and quality of our products, food safety, brand awareness and loyalty, responsiveness to customer demand and market trends, customer experience, the ability to accurately estimate sales quota and control inventory, production capacity, and operation and management of chain stores. We may not successfully compete with our existing competitors and new competitors may enter the market.

In addition, we cannot predict the pricing or promotion actions of our competitors or their effect on customer perceptions or the success of our own advertising and promotional efforts. Our competitors may develop and launch products targeted to compete directly with our products and some of our competitors may have substantially greater financial, marketing, and other resources than we do. This creates competitive pressure that could cause us to lose market share or require us to lower prices, increase advertising expenditures, or increase the use of discounting or promotional campaigns. These competitive factors may also restrict our ability to increase prices, including in response to commodity and other cost increases. If we are unable to continue to respond effectively to these and other competitive pressure, our customers may purchase fewer of our products or may insist on prices that erode our margins. These or other developments could materially and adversely affect our sales volumes and margins and result in a decrease in our operating results, which could have a material adverse effect on our business, financial condition, and results of operations.

Our financial condition, results of operations, and cash flows have been adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has spread throughout the world, especially in China, the U.S., and Europe. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic—the first pandemic caused by a coronavirus. The pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Both the Chinese and U.S. governments have ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses.

Due to the impact of the COVID-19 pandemic, we temporarily closed all but one of our PRC Stores between late January and early March of 2020. The PRC Stores resumed their normal activities on March 8, 2020. However, all the PRC Stores were closed again on July 17, 2020 due to the resurgence of COVID-19 cases in Xinjiang. The PRC Stores resumed their normal activities in September 2020. In the U.S., Chanson 23rd Street in New York City provided only delivery and pickup services between the end of February 2020 and the end of June 2020, and resumed outdoor dining services at the end of June 2020 and indoor dining services at the end of September 2020. Chanson 23rd Street suspended its indoor dining services again between December 14, 2020 and February 11, 2021 according to an indoor dining ban issued by the Governor of New York State. Chanson 23rd Street resumed its indoor dining services on February 12, 2021 at 25 percent capacity, which was increased to 35 percent on February 26, 2021 and further increased to 50 percent and 75 percent on March 19, 2021 and May 7, 2021, respectively. Starting from May 19, 2021, Chanson 23rd Street has been allowed to provide indoor dining services at full capacity, provided that either diners are seated at least six feet apart or tables are separated by physical barriers. In addition, the renovation of Chanson Greenwich was delayed and we currently expect the store to open in the Fall of 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Affecting Our Results of Operations.”

Consequently, the COVID-19 pandemic has materially adversely affected our business operations and condition and operating results for 2020, including but not limited to material negative impact on our total revenue and net income. The extent to which the COVID-19 pandemic impacts our results of operations in 2021 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, or the appearance of new or more severe strains of the virus, which are highly uncertain and unpredictable.

Sales of our products are subject to changing customer preferences. If we do not correctly anticipate such changes, our sales and profitability may decline.

There are a number of trends in customer preferences which have an impact on us and the bakery industry as a whole. These include, among others, preferences for ready-to-eat, natural, and healthy products. Concerns as to the health impacts and nutritional value of certain bakery products may increasingly result in bakery product manufacturers being encouraged or required to produce products with reduced levels of salt, sugar, and fat and to eliminate trans-fatty acids and certain other ingredients. Customer preferences are also shaped by concern over the environmental impact of products. The success of our business depends on both the continued appeal of our products and, given the varied backgrounds and tastes of our customer base, our ability to offer a sufficient range of products to satisfy a broad spectrum of preferences. Any shift in customer preferences in the markets in which we operate could have a material adverse effect on our business. Customer tastes are also susceptible to change. Our competitiveness therefore depends on our ability to predict and quickly adapt to customer trends, exploiting profitable opportunities for product development without alienating our existing customer base or focusing excessive resources or attention on unprofitable or short-lived trends. If we are unable to respond on a timely and appropriate basis to changes in demand or customer preferences, our sales volumes and margins could be adversely affected.

Our future results and competitive position depend on the successful development of new products and improvement of existing products, which are subject to a number of difficulties and uncertainties.

Our future results and ability to maintain or improve our competitive position depend on our capacity to anticipate changes in our key markets and to identify, develop, manufacture, market, and sell new or improved products in these changing markets successfully. We aim to introduce new products and re-launch and extend existing product lines on a timely basis in order to counteract obsolescence and decreases in sales of existing products as well as to increase overall sales of our products. The launch and success of new or modified products are inherently uncertain, especially as to the products’ appeal to customers, and there can be no assurance as to our continuing ability to develop and launch successful new products or variations of existing products. The failure to launch a product successfully can give rise to inventory write-offs and other costs and can affect customer perception of our other products. Market factors and the need to develop and provide modified or alternative products may also increase costs. In addition, launching new or modified products can result in cannibalization of sales of our existing products if customers purchase the new product in place of our existing products. If we are unsuccessful in developing new products in response to changing customer demand or preferences in an efficient and economical manner, or if our competitors respond more effectively than we do, demand for our products may decrease, which could materially and adversely affect our business, financial condition, and results of operations.

Our inability to source raw materials or other inputs of an acceptable type or quality could adversely affect our results of operations.

We use significant quantities of food ingredients and packaging materials and are therefore vulnerable to fluctuations in the availability and prices of food ingredients, packaging materials, energy, and other supplies. In particular, raw materials such as milk, butter, eggs, flour, and sugar have historically represented a significant portion of our cost of revenue, and accordingly, adverse changes in raw material prices will impact our results of operations.

Specifically, the availability and the prices of milk, eggs, and other agricultural commodities can be volatile. We are also affected by the availability of quality raw materials. General economic conditions, unanticipated demand, problems in manufacturing or distribution, natural disasters, weather conditions during the growing and harvesting seasons, plant and livestock diseases, and local, national, or international quarantines can also adversely affect availability and prices of commodities in the long and short term.

While we attempt to negotiate fixed prices for certain materials with our suppliers for periods up to a full year, most of our contracts with suppliers do not have fix prices, therefore we cannot guarantee that we will be successful in managing input costs if prices increase for extended periods of time. Moreover, there is no market for hedging against price volatility for certain raw materials and accordingly such materials are bought at the spot rate in the market.

Our ability to avoid the adverse effects of a pronounced and sustained price increase in raw materials is limited. Any increases in prices or scarcity of ingredients or packaging materials required for our products could increase our costs and disrupt our operations. If the availability of any of our inputs is constrained for any reason, we may not be able to obtain sufficient supplies or supplies of a suitable quality on favorable terms or at all. Such shortages could materially and adversely affect our market share, business, financial condition, and results of operations.

Our inability to pass on price increases for materials or other inputs to our customers could adversely affect our results of operations.

Our ability to pass through increases in the prices of raw materials to our customers depends, among others, on prevailing competitive conditions and pricing methods in the markets in which we operate, and we may not be able to pass through such price increases to our customers. Even if we are able to pass through increases in prices, there is typically a time lag between cost increases impacting our business and implementation of product price increases, during which time our gross margin may be negatively impacted. During our adjustments to increase our prices to recover cost increases, customers may take actions which exacerbate the impact of such cost increases, for example, by ceasing to purchase our products or deferring orders until adjustments have ended. Our inability to pass through price increases in raw materials and preserve our profit margins in the future could materially and adversely affect our business, financial condition, and results of operations.

We rely on our central factory and a limited number of third-party producers and suppliers. Any interruption in operations at our central factory or in such third-party producers or suppliers could prevent or limit our ability to meet demand for or fulfill orders of our products.

We operate a central factory located in Urumqi, which produces all of the packaged bakery products, and the semi-finished products for birthday cakes and made-in-store pastries for our PRC Stores. Any significant disruption at our central factory for any reason, including regulatory requirements, the loss of certifications or approvals, technical difficulties, labor disputes, power interruptions or other infrastructure failures, fires, earthquakes, or other force of nature, or terrorist attacks, could disrupt the supply of the products of our PRC Stores and significantly harm our results of operations and financial performance.

In addition, the Premises Use Agreement for our central factory expires in 2028, and we may be unable to renew this agreement or find a new facility on commercially reasonable terms. If we were unable or unwilling to renew at the proposed rates, relocating our manufacturing facility would involve significant expenses in connection with the movement and installation of key manufacturing equipment and any necessary recertification with regulatory bodies, and we cannot assure you that such a move would not delay or otherwise adversely affect our manufacturing activities or operating results. If our manufacturing capabilities were impaired by our move, we may not be able to manufacture and ship our products in a timely manner, which would adversely impact our business.

We also depend upon a limited number of third-party producers to produce all of the seasonal products for our PRC Stores. During the fiscal years ended December 31, 2020 and 2019, our four largest third-party suppliers represented approximately 59% and 47% of raw material purchases of our PRC Stores, respectively, and our three largest third-party suppliers represented approximately 62% and 76% of raw material purchases of Chanson 23rd Street, respectively. These third-party producers and suppliers are run by independent entities that are subject to their own unique operational and financial risks, which are out of our control. Certain of our contracts with key suppliers, such as for the raw materials we used in our products, can be terminated by the supplier upon giving notice within a certain period. If any of these producers or suppliers breach or terminate their contracts with us or experience significant disruptions of their operations, we will be required to find and enter into arrangements with one or more replacement producers or suppliers. Finding alternative producers could involve significant delays and other costs and these producers may not be available to us on reasonable terms or at all. Any disruption of producing or packaging could delay delivery of our products, which could harm our business and financial results and result in lost or deferred revenue.

Our geographic focus makes us particularly vulnerable to economic and other events and trends in Xinjiang and New York City.

Our current operations in the PRC are geographically limited to three cities in Xinjiang, and 24 of our 27 PRC Stores are located in Urumqi, the capital city of Xinjiang. We derived 75% and 75% of our revenue from our stores in Urumqi in the fiscal years ended December 31, 2020 and 2019, respectively. In addition, our current operations in the U.S. are limited to New York City. Our future growth will depend on the growth and stability of the economy of Xinjiang, especially in Urumqi, and New York City. An economic downturn of Xinjiang or New York City, governmental measures implemented in response to the COVID-19 pandemic, or the implementation of provincial or local policies unfavorable to bakery industry may cause a decrease in the demand for our products and could have a negative impact on our profitability and business.

The complex ethnic composition of Xinjiang has given rise to ethnic and other tensions both in Urumqi and elsewhere in Xinjiang. Events such as terrorist and ethnic extremist attacks as well as riots and the resulting political instability, economy suspension, and concerns over safety in Xinjiang could have a significant adverse impact on our business, financial condition, and results of operation.

Failure to maintain or enhance our brands or image could have a material adverse effect on our business and results of operations.

We believe our “George●Chanson,” “Patisserie ChansonTM,” and “Chanson” brands are well-recognized among our customers and other food industry players such as other bakery product manufacturers and bakery chain stores in the local markets we operate in. Our brands are integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brands and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining the quality of our products, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

Health concerns or adverse developments with respect to the safety or quality of products of the food industry in general or our own products specifically may damage our reputation, increase our costs of operations, and decrease demand for our products.

Food safety and the public’s perception that our products are safe and healthy are essential to our image and business. We sell food products for human consumption, which subjects us to safety risks such as product contamination, spoilage, misbranding, or product tampering. Product contamination, including the presence of a foreign object, substance, chemical, or other agent or residue or the introduction of a genetically modified organism, could require product withdrawals or recalls or the destruction of inventory, and could result in negative publicity, temporary plant closures, and substantial costs of compliance or remediation. We may also be impacted by publicity concerning any assertion that our products caused illness or injury. In addition, we could be subject to claims or lawsuits relating to an actual or alleged illness stemming from product contamination or any other incidents that compromise the safety and quality of our products. Any significant lawsuit or widespread product recall or other events leading to the loss of customer confidence in the safety and quality of our products could damage our brand, reputation, and image and negatively impact our sales, profitability, and prospects for growth. In addition, product recalls are difficult to foresee and prepare for and, in the event that we are required to recall one or more of our products, such recall may result in loss of sales due to unavailability of our products and may take up a significant amount of our management’s time and attention. We maintain systems designed to monitor food safety risks and carefully select our third-party producers and suppliers. However, our efforts might not be successful and such risks might materialize. In addition, although we attempt, through contractual relationships and regular inspections, to control the risk of contamination caused by third parties in relation to the manufacturing processes we outsource, our efforts might not be successful and contamination of our products by third parties might materialize.

We are also subject to further risks affecting the food industry generally, including risks posed by widespread contamination and evolving nutritional and health-related concerns. Regulatory authorities may limit the supply of certain types of food products in response to public health concerns and customers may perceive certain products to be unsafe or unhealthy. As a result, we or our suppliers would be required to find alternative supplies or ingredients that may or may not be available at commercially reasonable prices and within the required time. In addition, governmental regulations may require us to identify replacement products to offer to our customers or, alternatively, to discontinue certain offerings or limit the range of products we offer. We may be unable to find substitutes that are as appealing to our customer base, or such substitutes may not be widely available or may be available only at increased costs. Such substitutions or limitations could also reduce demand for our products.

We could also be subject to claims or lawsuits relating to an actual or alleged illness or injury or death stemming from the consumption of a misbranded, altered, contaminated, or spoiled product, which could negatively affect our business. Awards of damages, settlement amounts, and fees and expenses resulting from such claims and the public relations implications of any such claims could have an adverse effect on our business. We do not currently have insurance to cover claims for damages, and if we choose to purchase such insurance, the availability and price of insurance to cover claims for damages are subject to market forces that we do not control, and such insurance may not cover all the costs of such claims and would not cover damage to our reputation. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and divert our management’s time and resources towards defending them rather than operating our business. In addition, any adverse publicity concerning such claims, even if unfounded, could cause customers to lose confidence in the safety and quality of our products and damage our reputation and brand image.

We could incur material costs to address violations of, or liabilities under, health, safety, and environmental regulations.

Our facilities and operations in the PRC are subject to numerous health, safety, and environmental regulations, including local and national laws governing, among other things, water supply and use, water discharges, air emissions, chemical safety, clean-up of contamination, energy use, noise pollution, and workplace health and safety. Health, safety, and environmental legislation in the PRC have generally become more comprehensive and restrictive and more rigid over time and enforcement has become more stringent. Failure to comply with applicable requirements, or the terms of required permits, can result in penalties or fines, clean-up costs, third-party property damage, and personal injury claims, which could have a material adverse effect on our brand, business, financial condition, and results of operations. In addition, if health, safety, and environmental laws and regulations in the PRC and the other countries in which we operate or from which we source raw materials and ingredients become more stringent in the future, the extent and timing of investments required to maintain compliance may exceed our budgets or estimates and may limit the availability of funding for other investments.

Furthermore, under some environmental laws, we could be liable for costs incurred in investigating or remediating contamination at properties we own or occupy, even if the contamination was caused by a party unrelated to us or was not caused by us, and even if the activity which caused the contamination was legal at the time it occurred. The discovery of previously unknown contamination, or the imposition of new or more burdensome obligations to investigate or remediate contamination at our properties or at third-party sites, could result in substantial unanticipated costs which could have a material adverse effect on our business, financial condition, and results of operations.

Chanson 23rd Street and any future stores we may open in the U.S. are subject to federal, state, and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release, and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our stores. Environmental conditions relating to releases of hazardous substances at prior, existing, or future store sites could materially adversely affect our business, financial condition, or results of operations. Further, environmental laws, and the administration, interpretation, and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition, or results of operations.

Increased distribution costs or disruption of product transportation could adversely affect our business and financial results.

Distribution costs have historically fluctuated significantly over time, particularly in connection with oil prices, and increases in such costs could result in reduced profits. In addition, certain factors affecting distribution costs are controlled by third-party carriers. To the extent that the market price for fuel or freight or the number or availability of carriers fluctuates, our distribution costs could be affected. In addition, temporary or long-term disruption of product transportation due to weather-related problems, strikes, lockouts, or other events could impair our ability to supply products affordably and in a timely manner or at all. Failure to deliver our perishable food products promptly could also result in inventory spoilage and the inability to satisfy the demand of our customers at our stores. Any increases in the cost of transportation, and any disruption in transportation, could have a material adverse effect on our business, financial condition, and results of operations.

Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our Chanson 23rd Street’s liquor and food service licenses and, thereby, harm its business, financial condition, or results of operations.

The food retail industry is subject to various federal, state, and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain licenses, permits, and approvals relating to such regulations could adversely affect the business, financial condition, or results of operations of Chanson 23rd Street. Typically, licenses must be renewed annually and may be revoked, suspended, or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect Chanson 23rd Street and delay or result in our decision to cancel the opening of new stores, which would adversely affect our business, financial condition, or results of operations.

Alcoholic beverage control regulations generally require Chanson 23rd Street to apply to a state authority and, in certain locations, county, or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of Chanson 23rd Street, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers, and distributors, inventory control, and handling, storage, and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain liquor licenses could adversely affect the business, financial condition, or results of operations of Chanson 23rd Street.

Any disruption of our information technology system would harm our business and reduce our profitability.

We rely on our information technology systems, in particular our Enterprise Resource Planning management information system (the “ERP System”) in the PRC Stores, for various services related to inventory management, production, product transportation, point of sales, and accounting and financial management. Our performance depends on the availability of accurate and timely data and other information from key software applications to aid day-to-day business and decision-making processes. We may be adversely affected if our controls designed to manage information technology operational risks fail to contain such risks. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure and to maintain the related automated and manual control processes, we could be subject to adverse effects including billing and collection errors, business disruptions, in particular concerning our manufacturing and logistics functions, and security breaches. Any disruption caused by failings in our information technology infrastructure equipment or of communication networks, could delay or otherwise impact our day-to-day business and decision-making processes and negatively impact our performance. In addition, we are reliant on third parties to service parts of our IT infrastructure. Failure on their part to provide good and timely service may have an adverse impact on our information technology network. Furthermore, we do not control the facilities or operations of our suppliers. An interruption of operations at any of their facilities or any failure by them to deliver on their contractual commitments may have an adverse effect on our business, financial condition, and results of operations.

Data security breaches and attempts thereof could negatively affect our reputation, credibility, and business.

We collect and store personal information relating to our customers and employees, including their personally identifiable information, and rely on third parties for the various social media tools and websites we use as part of our marketing strategy. Customers are increasingly concerned over the security of personal information transmitted over the Internet (or through other mechanisms), consumer identity theft, and user privacy. Any perceived, attempted, or actual unauthorized disclosure of personally identifiable information regarding our employees, customers, or website visitors could harm our reputation and credibility, reduce our e-commerce sales, impair our ability to attract website visitors, reduce our ability to attract and retain customers, and could result in litigation against us or the imposition of significant fines or penalties. We cannot assure you that any of our third-party service providers with access to such personally identifiable information will maintain policies and practices regarding data privacy and security in compliance with all applicable laws, or that they will not experience data security breaches or attempts thereof which could have a corresponding adverse effect on our business.

Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, national, provincial or state, and local laws and legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements to protect the customer information that we process in connection with the purchase of our products, resulting in increased compliance costs.

A breach of security of confidential customer information related to our electronic processing of credit and debit card transactions could substantially affect our reputation, business, financial condition, and results of operations.

A significant portion of the sales in Chanson 23rd Street are by credit or debit cards. Other retailers have experienced security breaches in which credit and debit card information has been stolen. Chanson 23rd Street may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and Chanson 23rd Street may also be subject to lawsuits or other proceedings relating to these types of incidents. Chanson 23rd Street may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause Chanson 23rd Street to incur significant unplanned expenses, which could have an adverse impact on its business, financial condition, or results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on Chanson 23rd Street and could substantially affect its reputation and business, financial condition, or results of operations.

Governmental regulation may adversely affect our ability to open new stores in the U.S. or otherwise adversely affect our business, financial condition, or results of operations.

Chanson 23rd Street and any store or stores we may open in the U.S. are subject to state and local licensing and regulation by health, alcoholic beverage, sanitation, food and occupational safety, and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals, or permits for each store, which could delay store openings in the future or affect the operations in the U.S. In addition, stringent and varied requirements of local regulators with respect to zoning, land use, and environmental factors could delay or prevent development of new stores in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including Chanson 23rd Street. We may in the future have to modify our stores, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

The operations of Chanson 23rd Street and any store or stores we may open in the U.S. are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state, and local laws that govern these and other employment law matters. In addition, federal, state, and local proposals related to paid sick leave or similar matters could, if implemented, materially adversely affect our business, financial condition, or results of operations.

Disclosure of our recipes and other proprietary information, or a failure to adequately protect these, could result in increased competition and have a material adverse effect on our business and financial results.

Our ability to compete effectively depends in part on our ability to obtain, maintain, and protect our proprietary information. We rely on trade secret laws and practices, including physical security, limited dissemination and access, and confidentiality agreements with our employees, consultants, business partners, and others, to protect our recipes, proprietary processes, and other proprietary information. However, trade secrets are difficult to protect, and courts outside the jurisdictions in which we operate may be less willing to protect our trade secrets. Our protective measures might not effectively prevent disclosure or unauthorized use of proprietary information or provide an adequate remedy in the event of misappropriation, infringement, or other violations of our proprietary information.

Existing laws afford only limited protection for our proprietary rights. Despite our efforts, we may not be able to protect some of our proprietary information, or the protection that we receive may not be sufficient. We face additional risks that our protective measures could prove to be inadequate, including:

●	the steps we take to prevent circumvention, misappropriation, or infringement of our proprietary rights may not be successful;

●	confidentiality agreements may be intentionally or unintentionally breached, be deemed unenforceable, or not provide adequate recourse against the disclosing party;

●	intellectual property laws may not sufficiently support our proprietary rights or may change in the future in a manner adverse to us; and

●	effective protection of intellectual property rights may be unavailable or limited in some countries in which we operate or plan to do business.

From time to time, we may seek to enforce our proprietary rights against third parties. Policing unauthorized use of proprietary information can be difficult and expensive. We may not be successful in our attempts to enforce our proprietary rights against third parties. Any such litigation may result in substantial diversion of financial and management resources and, if decided unfavorably to us, could have a material adverse effect on our business and financial results.

We are subject to the risks associated with leasing a substantial amount of space and are required to make substantial lease payments under our operating leases. Any failure to make these lease payments when due would likely harm our business, financial condition, and results of operations.

We do not own any real estate. Instead, we lease all of our store locations and our corporate office and central factory in Urumqi and New York City. Many of our lease agreements have defined escalating rent provisions over the initial term and any extensions. As our stores mature and as we expand our store base, our lease expenses and our cash outlays for rent under our lease agreements will increase. Our substantial operating lease obligations could have significant negative consequences, including:

●	requiring that an increased portion of our cash from operations and available cash be applied to pay our lease obligations, thus reducing liquidity available for other purposes;

●	increasing our vulnerability to adverse general economic and industry conditions;

●	limiting our flexibility to plan for or react to changes in our business or in the industry in which we compete; and

●	limiting our ability to obtain additional financing.

If an existing or future store is not profitable, and we decide to close it, we may nonetheless remain committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease.

We depend on cash flow from operations to pay our lease expenses, finance our growth capital requirements, and fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities to fund these requirements, we may not be able to achieve our growth plans, fund our other liquidity and capital needs, or ultimately service our lease expenses, which would harm our business.

Unexpected termination of leases, failure to renew the leases of our existing premises, or failure to renew such leases at acceptable terms could materially and adversely affect our business.

We lease the premises for all of our stores and our corporate office and central factory. As a result, we may be subject to compulsory acquisition, closure, or demolition of any of the properties on which our stores are situated. Although we may receive liquidated damages or compensation if our leases are terminated unexpectedly, we may be forced to suspend operations of the relevant store and divert management attention, time, and costs to find a new site and relocate our store, which will negatively affect our business and results of operations.

We enter into leases of approximately one to 15 years with an option to renew for our stores. Rent for our leases is typically fixed amounts and subject to annual or biennially incremental increases as stipulated in the lease agreements. We cannot assure you that we would be able to renew the relevant lease agreements without substantial additional cost or increase in the rental cost payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be materially and adversely affected. If we are unable to renew the leases for our store sites, we will have to close or relocate the store, which could subject us to decoration and other costs and risks, and loss of existing customers, and could have a material adverse effect on our business and results of operations. In addition, the relocated store may not perform as well as the existing store.

If we cannot manage our growth effectively and efficiently, our results of operations or profitability could be adversely affected.

Although our revenue for the fiscal year ended December 31, 2020 decreased by 18.0% to $10,313,512 from $12,577,135 for the fiscal year ended December 31, 2019 due to the impact of the COVID-19 pandemic, we still intend to continue to expand our business by opening new stores. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological, and other types of resources. Our planned expansion will also place significant demands on us to maintain the quality of our product and customer services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our product and customer services. In order to manage and support our growth, we must continue to improve our existing operational, administrative, and technological systems and our financial and management controls, and recruit, train, and retain additional qualified bakery industry professionals as well as other administrative and sales and marketing personnel, particularly as we expand into new markets and launch new business initiatives. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel, and integrate new expansion into our operations. As a result, our quality of service may deteriorate and our results of operations or profitability could be adversely affected.

Any decrease in customer traffic in the shopping malls or other locations in which our stores are located could cause our sales to be less than expected.

Our stores are located in shopping malls, other shopping centers, and busy street locations. Sales at these stores are derived, to a significant degree, from the volume of customer traffic in those locations and in the surrounding area. Our stores benefit from the current popularity of shopping malls and centers as shopping destinations and their ability to generate customer traffic in the vicinity of our stores. Our sales volume and customer traffic may be adversely affected by, among other things:

●	economic downturns in Xinjiang or New York City;

●	high fuel prices;

●	changes in customer demographics;

●	a decrease in popularity of shopping malls or centers in which a significant number of our stores are located;

●	epidemics, such as the COVID-19 pandemic, and measures imposed by governments or shopping malls in response to such epidemics, including limiting the number of customers in shopping malls;

●	the closing of the “anchor” store of a shopping mall or center or the stores of other key tenants; or

●	a deterioration in the financial condition of shopping mall and center operators or developers which could, for example, limit their ability to maintain and improve their facilities.

A reduction in customer traffic as a result of these or any other factors could have a material adverse effect on us.

In addition, severe weather conditions and other catastrophic occurrences in areas in which we have stores may have a material adverse effect on our results of operations. Such conditions may result in physical damage to our stores, loss of inventory, decreases in customer traffic, and closure of one or more of our stores. Any of these factors may disrupt our business and have a material adverse effect on our financial condition and results of operations.

If we are unable to attract, train, assimilate, and retain employees that embody our culture, including store personnel, store and district managers, senior managers, and technicians, we may not be able to grow or successfully operate our business.

Our success depends in part upon our ability to attract, train, assimilate, and retain a sufficient number of employees, including store personnel, store managers, and district managers, who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our customers. If we are unable to hire and retain store personnel capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture, understanding of our customers, and knowledge of the bakery and other products we offer, our ability to open new stores may be impaired, the performance of our existing and new stores could be materially adversely affected, and our brand image may be negatively impacted. In addition, the rate of employee turnover in the bakery industry is typically high and finding qualified candidates to fill positions may be difficult. Our planned growth will require us to attract, train, and assimilate even more personnel. Any failure to meet our staffing needs or any material increases in team member turnover rates could have a material adverse effect on our business or results of operations.

We place substantial reliance on the bakery industry experience and knowledge of our senior management team as well as their relationships with other industry participants. Mr. Gang Li, our Chairman, and Ms. Jihong Cai, our chief financial officer, are particularly important to our future success due to their substantial experience and reputation in the bakery markets. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of the services of one or more members of our senior management team due to their departure, or otherwise, could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.

The market for technicians and other individuals with the required technical expertise to succeed in our business is highly competitive. There may be a limited supply of qualified individuals in some of the cities in the PRC where we have operations and other cities into which we intend to expand. We must hire and train qualified technicians and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of products across our operations in various geographic locations. We must also provide continuous training to our technicians and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our demand for high-quality products. If we fail to do so, the quality of our products may decrease in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business.

Failure to maintain the quality of customer services could harm our reputation and our ability to retain existing customers and attract new customers, which may materially and adversely affect our business, financial condition, and results of operations.

Our business is significantly affected by the overall size of our customer base, which in turn is determined by, among other factors, their experience with our customer services. As such, the quality of customer services is critical to retaining our existing customers and attracting new customers. If we fail to provide quality customers services, our customers may be less inclined to visit our stores and purchase our products or recommend us to new customers, and may switch to our competitors. Failure to maintain the quality of customer services could harm our reputation and may materially and adversely affect our business, financial condition, and results of operations.

The ongoing need for renovations and other capital improvements at our stores could have a material adverse effect on us, including our financial condition, liquidity, and results of operations.

To improve the in-store experience of our customers, our stores have an ongoing need for maintenance and renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures, and equipment. These capital improvements may give rise to the following risks:

●	possible environmental liabilities;

●	construction cost overruns and delays;

●	the decline in revenue while stores are out of service due to capital improvement projects;

●	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on favorable terms, or at all;

●	uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

●	bankruptcy or insolvency of a contracted party during a capital improvement project or other situation that renders them unable to complete their work.

The costs of all these capital improvements or any of the above noted factors could have a material adverse effect on us, including our financial condition, liquidity, and results of operations.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products which are complementary to our core bakery product manufacturing and retail business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, our revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our shareholders.

Risks Relating to Our Corporate Structure

Our corporate structure, in particular our VIE arrangements (the “VIE Arrangements”), are subject to significant risks, as set forth in the following risk factors. Mr. Gang Li and Ms. Hui Wang are referred herein individually as a “UFG Operator” and collectively as the “UFG Operators.”

Our VIE Arrangements with the UFG Entities and the UFG Operators may not be effective in providing control over the UFG Entities.

A substantial part of our current revenue and net income is derived from the UFG Entities. We do not have an ownership interest in any of the UFG Entities but rely on contractual arrangements with them to control and operate their business. However, the VIE Arrangements may not be as effective in providing us with the necessary control over each UFG Entity and its operations. Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of the UFG Entities, which will result in a significant loss in the value of an investment in our Company. We rely on contractual rights through our VIE Arrangements to effect control over and management of the UFG Entities, which exposes us to the risk of potential breach of contract by the UFG Operators. In addition, since our Chairman, Mr. Gang Li, and Ms. Hui Wang, the Marketing Director of Xinjiang United Family, prior to the closing of this offering, own 100% of the equity interests in 22 and one UFG Entities, respectively, it may be difficult for us to change our corporate structure if such UFG Operators refuse to cooperate with us.

Our contractual arrangements with the UFG Entities are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with the UFG Entities are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from these contractual arrangements between us and the UFG Entities will be resolved through arbitration in the PRC, although these disputes do not include claims arising under the U.S. federal securities law and thus do not prevent you from pursuing claims under the U.S. federal securities law. The legal environment in the PRC is not as developed as in the U.S. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation, and other legal proceedings remain in the PRC, which could limit our ability to enforce these contractual arrangements and exert effective control over the UFG Entities. Furthermore, these contracts may not be enforceable in the PRC if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over the UFG Entities, and our ability to conduct our business may be materially and adversely affected.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

A substantial part of our business is conducted through the UFG Entities, which currently are considered for accounting purposes as VIEs, and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices, and methods used in preparing financial statements for PRC purposes from the principles, practices, and methods generally accepted in the U.S. and in the SEC accounting regulations must be discussed, quantified, and reconciled in financial statements for the U.S. GAAP and SEC purposes.

The contractual arrangements between Xinjiang United Family and UFG may result in adverse tax consequences.

PRC laws and regulations emphasize the requirement of an arm’s length basis for transfer pricing arrangements between related parties. The laws and regulations also require enterprises with related party transactions to prepare transfer pricing documentation to demonstrate the basis for determining pricing, the computation methodology, and detailed explanations. Related party arrangements and transactions may be subject to challenge or tax inspection by the PRC tax authorizes.

Under a tax inspection, if our transfer pricing arrangements between Xinjiang United Family and UFG are judged as tax avoidance, or related documentation does not meet the requirements, Xinjiang United Family and UFG may be subject to material adverse tax consequences, such as transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purpose, of adjustments recorded by Xinjiang United Family, which could adversely affect us by (i) increasing UFG’s tax liabilities without reducing our subsidiaries’ tax liabilities, which could further result in interest being levied to us for unpaid taxes; or (ii) limiting the ability of our PRC companies to maintain preferential tax treatment and other financial incentives.

Our controlling shareholder has potential conflicts of interest with our Company which may adversely affect our business.

Mr. Gang Li is our controlling shareholder and Chairman. 22 of the UFG Entities are owned independently by Mr. Li. Given his significant interest in our Company, there is a risk that when conflicts of interest arise, Mr. Li will not act completely in the best interests of our shareholders (as opposed to his personal interest) or that conflicts of interests will be resolved in our favor. For example, he may determine that it is in UFG’s interests to sever the contractual arrangements with us, irrespective of the effect such action may have on us. Mr. Li has acted guarantor to certain loans of Xinjiang United Family, which may create conflicts of interest with our Company. In addition, he could violate his fiduciary duties by diverting business opportunities from us to others, thereby affecting the amount of payment UFG is obligated to remit to us under the consulting services agreements.

Our board of directors will be comprised of a majority of independent directors. These independent directors may be in a position to deter and counteract the actions of our officers or non-independent directors (including, potentially, Mr. Li) that are against our interests. We cannot, however, give any assurance as to how the independent directors will act in any given circumstance. Further, if we or the independent directors cannot resolve any conflicts of interest between us and those of our officers and directors who are management members of our affiliated companies in the PRC, we would have to rely on legal proceedings, which could result in the disruption of our business.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against us or our officers or directors whom reside within in the PRC. Even if you are successful in bringing an action, the PRC laws may render you unable to enforce a judgment against our assets and management, most of which are located in the PRC.

We rely on the approval certificates and business license held by UFG, and any deterioration of the relationship between Xinjiang United Family and UFG could materially and adversely affect our overall business operations.

Pursuant to the VIE Arrangements, a substantial part of our business in the PRC will be undertaken on the basis of the approvals, certificates, business licenses, and other requisite licenses held by each UFG Entity. There is no assurance that each UFG Entity will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with each UFG Entity is governed by the VIE Arrangements, which are intended to provide us, through our indirect ownership of Xinjiang United Family, with effective control over the business operations of each UFG Entity. However, the VIE Arrangements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Any UFG Entity could violate the VIE Arrangements, go bankrupt, suffer from difficulties in its business, or otherwise become unable to perform its obligations under the VIE Arrangements and, as a result, our operations, reputation, business and stock price could be severely harmed.

The exercise of our option to purchase part or all of the assets of any UFG Entity under the call option agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control the UFG Entities and could result in actions by the UFG Entities that conflict with our interests.

Our call option agreement with UFG gives Xinjiang United Family, the option to purchase all or part of the assets of UFG. However, the option may not be exercised if the exercise would violate any applicable laws and regulations in the PRC or cause any license or permit held by, and necessary for the operation of UFG, to be cancelled or invalidated. If we decide to exercise such a call option and PRC government approval is required and we do not, or cannot, obtain such approval, we may be unable to purchase the assets that are the subject of such call option.

Because we rely on the exclusive service agreement with each UFG Entity for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and during the years ended December 31, 2020 and 2019, approximately 76% and 53% of our revenue was derived from the UFG Entities, respectively. As a result, we currently rely for our revenue on dividends payments from Xinjiang United Family after it receives payments from the UFG Entities pursuant to the exclusive service agreements. The term of the exclusive service agreement is 10 years, unless terminated earlier by Xinjiang United Family with a 30-day prior notice. UFG does not have the right to terminate that agreement unilaterally. The agreement would renew automatically by 10 years after expiration, with no limit on times of renewal. Because neither we nor our subsidiaries own equity interests of UFG, the termination of the exclusive service agreement would sever our ability to continue receiving payments from the UFG Entities under our current holding company structure. While we are currently not aware of any event or reason that may cause the exclusive service agreement to terminate, such an event or reason may occur in the future. In the event that the exclusive service agreements are terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

Most of our assets and operations are currently located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our products, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Our PRC Affiliated Entities are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, substantially all our senior executive officers reside within China, are physically there for a significant portion of each year, and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCA Act”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law. On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed in to law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our Class A Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in October 2020. However, the recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. In addition, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

Failure to obtain requisite approvals, licenses, or permits or failure to comply with any requirements of PRC laws, regulations, and policies may materially and adversely affect our daily operations and hinder our growth.

Our operations are subject to extensive legal and regulatory requirements. We are required to hold a number of licenses and permits in connection with our operations, principally including food production permits and food business permits, before commencement of operations. Failure to obtain such permits or loss of or failure to renew them would be in violation of applicable laws and regulations. If we are found to be in violation of applicable laws and regulations, we could be subject to administrative punishment, including fines, injunctions, asset seizures as well as compulsory suspension of business, any of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. As of the date of this prospectus, all UFG Entities have obtained the food business permit, though some of them did not have the food business permits at the time of opening. The failure of these entities to have the food business permit at the time of opening may subject us to fines or other penalties such as income confiscation, although we have not received any notice of warning or been subject to penalties or other penalties from the relevant governmental authorities regarding conducting our business without the above mentioned permits. We will file renewal requests 30 business days prior to the expiration date of those permits. In general, as long as a business entity operates legally and is in good standing, its renewal request will be approved. We will make our best effort to renew the permits described above but we cannot assure you that we will be able to renew such permits or we will not be subject to any penalties in the future. See “Regulations—PRC Regulations—Regulations on Food Production and Food Business Operation—Food Production Permit and Food Business Permit.”

Article 45 of the Environmental Protection Law of the People’s Republic of China stipulates that enterprises, institutions, and other producers and operators that implement pollution discharge permit management in China shall discharge pollutants in accordance with the requirements of the pollution discharge license. Based on the situation of our central factory, as well as our production equipment and production process, at least a sewage registration is required. As of the date of this prospectus, we are still in the process of applying for a sewage registration. As a result, we may be subject to administrative penalties by the environmental protection department or other relevant departments for discharging pollutants without obtaining a pollution discharge permit or failing to fill in a pollution discharge registration form, which could adversely affect our business and results of operations. See “Regulations—PRC Regulations—Regulations on Food Production and Food Business Operation—Pollutant Discharge Permit.”

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and was amended on December 28, 2012, and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Our PRC Affiliated Entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—PRC Regulations—Regulations on Employment and Social Welfare—Social Insurance and Housing Fund.” The requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Our PRC Affiliated Entities have not made adequate social insurance and housing fund contributions for all employees. We may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If we fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one to three times the outstanding amount upon us. However, considering that (i) some of the employees of Xinjiang United Family are over the age limit to be paid social insurance fees; (ii) some employees chose to not receive social insurance fees deposited by Xinjiang United Family and decided to participate in their own voluntary social insurance plans instead, and promised not to ask Xinjiang United Family to make up the payment; and (3) pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums promulgated by the Ministry of Human Resources and Social Security on September 21, 2018, local authorities are prohibited from recovering unpaid social insurance premiums from enterprises, it is unlikely that the overdue social insurance premiums would be ordered to be repaid by Xinjiang United Family. With respect to housing fund plans, we may be required to pay and deposit housing funds in full and on time within the prescribed time limit. If we fail to do so, relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, State Administration of Foreign Exchange (“SAFE”) issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Notice 13,” effective in June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Notice 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, all but one of our current shareholders who are subject to the SAFE Circular 37 and Individual Foreign Exchange Rules have completed the initial registrations with the qualified banks as required by the regulations. Our PRC counsel has advised us that the shareholder who failed to register in accordance with the SAFE Circular 37 might be subject to warnings and fines, but the failure by this shareholder to register in accordance with the SAFE Circular 37 will not adversely affect the business operations or cross-border investment activities of our PRC subsidiary, since our PRC subsidiary has completed the initial registrations with the qualified banks as required by the regulations. We cannot provide any assurance that our future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations, and it remains unclear how these SAFE regulations will be interpreted and implemented in the future. Failure or inability of our PRC resident beneficial owners to comply with these SAFE regulations may subject our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our Company, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration, statutory limitations on amount, and approval requirements. The amount of capital contributions that we may make to Xinjiang United Family is RMB6,000,000 (approximately $857,143), without obtaining approvals from SAFE or other government authorities. Additionally, Xinjiang United Family may increase its registered capital to receive additional capital contributions from us and currently there is no statutory limit to increasing its registered capital, subject to satisfaction of applicable government and filing requirements. Pursuant to relevant PRC regulations, we may provide loans to Xinjiang United Family up to the larger amount of (i) the balance between the registered total investment amount and registered capital of Xinjiang United Family, or (ii) twice the amount of the net assets of Xinjiang United Family calculated in accordance with the People’s Bank of China Circular 9, subject to satisfaction of applicable government registration or approval requirements. For any amount of loans that we may extend to Xinjiang United Family, such loans must be registered with the local counterpart of SAFE. For more details, see “Regulations—PRC Regulations—Regulations on Foreign Exchange.” These PRC laws and regulations may significantly limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiary or to invest in or acquire any other PRC companies through our PRC subsidiary. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our business, including our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between RMB and the U.S. dollar remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the “SDR,” and decided that with effect from October 1, 2016, RMB was determined to be a freely usable currency and would be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and RMB appreciated approximately 7% against the U.S. dollar during this one-year period. In 2018 and 2019, RMB depreciated 4.8% and 1.3% against the U.S. dollar. In 2020, the RMB appreciated approximately 6.9% against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future. Since we own and operate stores both in the PRC and the U.S., the fluctuations in exchange rates would have a negative effect on our business and results of operations and financial condition.

Most of our business is conducted in the PRC, and most of our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between RMB and U.S. dollar affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the U.S. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are offered in U.S. dollars, we will need to convert part of the net proceeds we receive into RMB in order to use the funds for our business in the PRC. Changes in the conversion rate between the U.S. dollar and RMB will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the “EIT Law,” that became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as “SAT Circular 82,” issued in April 2009 by the State Administration of Taxation, or the “SAT,” and partially amended by People’s Bank of China Circular 9 promulgated in January 2014, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, SAT issued a bulletin, known as “SAT Bulletin 45,” which took effect in September 2011 and amended on June 1, 2015 and October 1, 2016 to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of Chinese controlled offshore incorporated resident enterprises, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Chanson International is within the territory of China, Chanson International may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Chanson International has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiary, Xinjiang United Family, to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its respective registered capital. Our PRC subsidiary may also allocate a portion of its respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in RMB. Under our current corporate structure, Chanson International may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” a withholding tax rate of 10% may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Our PRC subsidiary is wholly owned by our Hong Kong subsidiary. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiary to our Hong Kong subsidiary, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC, and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings, and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings, or any of our other public pronouncements.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. An active public market for our Class A Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per Class A Ordinary Share. Consequently, when you purchase our Class A Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $3.78 per share if the Underwriter does not exercise the over-allotment option and $3.66 if the Underwriter exercises the over-allotment option in full, assuming an initial public offering price of $5.00, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon conversion of Class B Ordinary Shares or exercise of options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified included a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the U.S. (“U.S. GAAP”) and SEC reporting and compliance requirements. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and his interest may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 10 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Gang Li, our Chairman, beneficially owns 2,700,000, or 88.24% of our issued Class A Ordinary Shares, and 5,400,000, or 90.91%, of our issued Class B Ordinary Shares, representing approximately 90.78% of the voting rights in our Company. After this offering, Mr. Gang Li will hold 2,700,000 Class A Ordinary Shares and 5,400,000 Class B Ordinary Shares, representing approximately 86.62% of the voting rights in our Company, assuming no exercise of the over-allotment option by the Underwriter, or approximately 86.03% assuming full exercise of the over-allotment option by the Underwriter. As a result, until such time as Mr. Gang Li’s voting power is below 50%, Mr. Gang Li as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our largest shareholder will continue to own more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 3,060,000 Class A Ordinary Shares are outstanding before the consummation of this offering and 6,060,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is not exercised, and 6,510,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is fully exercised. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the Underwriter and us. It may not bear a direct relationship to our earnings, book value, or any other indicia of value and may vary from the market price of our Class A Ordinary Shares following our initial public offering. The market price of our Class A Ordinary Shares may decline significantly below the initial public offering price. The financial markets in the U.S. and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering to open new stores in the U.S. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we will not be required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the U.S.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Act (2021 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the U.S. In particular, the Cayman Islands has a less developed body of securities laws relative to the U.S. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a passive foreign investment company, U.S. taxpayers who own our Class A Ordinary Shares may have adverse U.S. federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2021 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

Although the law in this regard is unclear, we treat our PRC Affiliated Entities as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—U.S. Federal Income Taxation—Passive Foreign Investment Company.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

3,060,000 of our Class A Ordinary Shares are issued and outstanding before this offering. Our pre-IPO shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale” below. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the initial public offering price. This fact could impact the trading price of the Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth and expansion plan, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through our VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand awareness;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the bakery industry;

●	future developments of the COVID-19 pandemic; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the bakery industry in the PRC and the U.S. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The bakery industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of the bakery industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in the PRC and most of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

We have appointed George Chanson (NY) Corp. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and Dentons Law Offices, LLP (Guangzhou) (“Dentons”), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state.

Ogier has further advised us that there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the U.S., however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (i) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (ii) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Dentons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the U.S. for the mutual recognition and enforcement of court judgments. Dentons has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $12,849,969 if the Underwriter does not exercise its over-allotment option, and $14,919,969 if the Underwriter exercises its over-allotment option in full.

We plan to use all of the net proceeds we receive from this offering to open new stores in the U.S.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares or Class B Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC Affiliated Entities. Pursuant to the EIT Law and its implementation rules, any dividends paid by Xinjiang United Family to Jenyd will be subject to a withholding tax rate of 10%. However, if Jenyd is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends Jenyd receives from Xinjiang United Family may be reduced to 5%. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Jenyd only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Class A Ordinary Shares or Class B Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of SAFE, by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

In addition, we currently have 5,940,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2020
	Actual	As adjusted (Over- allotment option not exercised)(1)	As adjusted (Over- allotment option exercised in full) (1)
	$	$	$
Cash and cash equivalents	$4,098,546	$16,948,515	$19,018,515
Short-term bank loan	$2,289,038	$2,289,038	$2,289,038
Long-term loan	$209,291	$209,291	$209,291
Shareholders’ Equity:
Class A Ordinary Shares, $0.001 par value, 44,000,000 Class A Ordinary Shares authorized, 3,060,000 Class A Ordinary Shares issued and outstanding; 6,060,000 Class A Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised, and 6,510,000 Class A Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is exercised in full	3,060	6,060	6,510
Class B Ordinary Shares, $0.001 par value, 6,000,000 Class B Ordinary Shares authorized, 5,940,000 Class B Ordinary Shares issued and outstanding; 5,940,000 Class B Ordinary Shares issued and outstanding, as adjusted	5,940	5,940	5,940
Additional paid-in capital	869,400	13,716,369	15,785,919
Statutory reserve	447,231	447,231	447,231
Retained earnings	597,594	597,594	597,594
Accumulated other comprehensive income	316,013	316,013	316,013
Total Shareholders’ Equity	2,239,238	15,089,207	17,159,207
Total Capitalization	$4,737,567	$17,587,536	$19,657,536

(1)

Reflects the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $12,849,969 if the Underwriter’s over-allotment option is not exercised, or $14,919,969 if the Underwriter’s over-allotment option is exercised in full.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated range of the initial public offering price set forth on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $2,760,000 if the Underwriter’s over-allotment option is not exercised or $3,174,000 if the Underwriter’s over-allotment option is exercised in full, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, and estimated expenses payable by us.

DILUTION

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1,000-for-1 share and additional share issuances to our existing shareholders approved by our shareholders and board of directors on March 27, 2021.

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

Our net tangible book value as of December 31, 2020, was $1,760,012, or $0.20 per ordinary share (both Class A and Class B Ordinary Share). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

After giving effect to our sale of 3,000,000 Class A Ordinary Shares offered in this offering based on the assumed initial public offering price of $5.00 per Class A Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deduction of the estimated underwriting discounts, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2020, would have been $14,609,981, or $1.22 per outstanding ordinary share (both Class A and Class B Ordinary Share). This represents an immediate increase in net tangible book value of $1.02 per ordinary share (both Class A and Class B Ordinary Share) to the existing shareholders, and an immediate dilution in net tangible book value of $3.78 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

A $1.00 change in the assumed public offering price of $5.00 per Class A Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $2,760,000, the pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) after giving effect to this offering by $0.23 and the dilution in pro forma net tangible book value per Class A Ordinary Share to new investors in this offering by $0.77 assuming no change to the number of Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

The following table illustrates such dilution:

	No Exercise of Over- Allotment Option	Full Exercise of Over- Allotment Option
Assumed Initial public offering price per Class A Ordinary Share	$5.00	$5.00
Net tangible book value per ordinary share (both Class A and Class B Ordinary Share) as of December 31, 2020	0.20	0.20
Increase in net tangible book value per ordinary share (both Class A and Class B Ordinary Share) attributable to payments by new investors	1.02	1.14
Pro forma net tangible book value per ordinary share (both Class A and Class B Ordinary Share) immediately after this offering	1.22	1.34
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering	$3.78	$3.66

The following tables summarize, on a pro forma as adjusted basis as of December 31, 2020, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders	9,000,000	75.00%	$878	5.53%	$0.10
New investors	3,000,000	25.00%	15,000	94.47%	5.00
Total	12,000,000	100.00%	$15,878	100.00%	$1.32

	Class A and Class B Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option exercised in full	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders	9,000,000	72.29%	$878	4.84%	$0.10
New investors	3,450,000	27.71%	17,250	95.16%	5.00
Total	12,450,000	100.00%	$18,128	100.00%	$1.46

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Xinjiang United Family was established on August 7, 2009, as a limited company pursuant to PRC laws. On April 17, 2015, Xinjiang United Family incorporated a wholly owned subsidiary, Chanson NY, a New York corporation, which in turn incorporated a wholly owned subsidiary, Chanson 23rd Street, a New York limited liability company, on December 17, 2015. On February 20, 2020, our Chairman, Mr. Gang Li, formed Chanson Greenwich, a New York limited liability company, and subsequently assigned his 100% membership interests in Chanson Greenwich to Chanson NY for a consideration of $10 on September 28, 2020. After the transfer, Chanson Greenwich became a wholly owned subsidiary of Chanson NY. On April 21, 2021, Chanson NY formed a wholly owned subsidiary, Chanson Management LLC, a Delaware limited liability company. On August 5, 2021, Chanson NY formed a wholly owned subsidiary, Chanson 3rd Ave, a New York limited liability company.

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

●	on July 26, 2019, we incorporated RON Holding Limited, an exempted company with limited liability, under the laws of the Cayman Islands. Effective on December 18, 2020, RON Holding Limited changed its name to Chanson International Holding;

●	on August 13, 2019, we incorporated Deen Global in the British Virgin Islands as a wholly owned subsidiary of Chanson International;

●	on September 13, 2019, we incorporated Jenyd in Hong Kong as a wholly owned subsidiary of Deen Global;

●

on September 27, 2020, the original shareholders of Xinjiang United Family entered into a Share Transfer Agreement with Jenyd to transfer 100% of the equity interests of Xinjiang United Family to Jenyd; and

●

in March 2021, we undertook a series of corporate actions, including a forward split of our ordinary shares, the creation of Class A Ordinary Shares and Class B Ordinary Shares, re-designation of our ordinary shares into Class A and Class B Ordinary Shares, and additional share issuances to our existing shareholders. See “Description of Share Capital—History of Share Issuances.”

Our Corporate Structure

We currently conduct our business through:

(i)

an association with 23 individually-owned businesses comprising the VIEs known as the “United Family Group” or “UFG”: 22 of the UFG Entities are owned independently by our Chairman, Mr. Gang Li, and one of the UFG Entities is owned independently by Ms. Hui Wang, the Marketing Director of Xinjiang United Family. Our affiliation with UFG is managed through several exclusive agreements between Xinjiang United Family, each UFG Entity, and the sole owner of such UFG Entity. As a result of our arrangements with all the UFG Entities, we effectively control each UFG Entity;

(ii)	Xinjiang United Family and its three branch offices; and

(iii)	Chanson 23rd Street, Chanson Greenwich, and Chanson 3rd Ave.

The following is a complete list of the stores of Xinjiang United Family as of the date of this prospectus, together with their recognized commercial name and relationship to Xinjiang United Family.

	Legal Name of Entity	Commercial Name	Nature of Entity
1	Urumqi Midong District George Chanson Bakery	Midong	Part of UFG – owned 100% by Mr. Li and operated under VIE agreements between this entity and Xinjiang United Family

2	Shayibake District Yining Rd. George Chanson Bakery	Dehui Wanda	Same as above

3	Changji George Chanson Youhao Supermarket Bakery	Changji Youhao	Same as above

4	Changji George Chanson Bakery	Changji Huijia	Same as above

5	Tianshan District Xinhua North Rd. George Chanson Bakery	Hongshan	Same as above

6	Shayibake District Pingding Shandong No.2 Rd. George Chanson Bakery	Zhongyangjun	Same as above

7	Tianshan District Xinmin Rd. George Chanson Bakery	Beimen	Same as above

8	Tianshan District Minzhu Rd. George Chanson Bakery	Minzhu	Same as above

9	Tianshan District Jianquan No.3 Rd. George Chanson Bakery	Riyue Xingguang	Same as above

10	Tianshan District Jiefang North Rd. George Chanson Bakery	Wanyancheng	Same as above

11	Urumqi Economics and Technology Development District George Chanson Bakery on Kashi West Rd.	Huarun Wanjia	Same as above

12	Xinshi District Liyushan South Rd. George Chanson Bakery	Medical College	Same as above

13	Xinshi District Changchun South Rd. George Chanson Bakery	Changchun	Same as above

14	Xinshi District Beijing Middle Rd. United Family Chanson Bakery	Huijia Third Floor	Same as above

15	Xinshi District Suzhou East Rd. Chanson Bakery	Baishang	Same as above

16	Xinshi District Suzhou Rd. Xiaoxigou Chanson Bakery	Xiaoxigou	Same as above

17	Xinshi District South No.3 Rd. Chanson Bakery	Railway Bureau	Same as above

18	Urumqi Economics and Technology Development District George Chanson Bakery on Xuanwuhu Rd.	Economics Development Wanda	Same as above

19	Shayibake District Youhao South Rd. Chanson Bakery	Hongshan Lifestyle Store	Same as above

20	Shuimogou District South Nanhu Rd. George Chanson Bakery	Nanhu	Same as above

21	Xinshi District Hebei East Rd. George Chanson Bakery	Hebei Road Huarun	Same as above

22	Urumqi Toutunhe District George Chanson Bakery on Zhongya South Rd.	Degang Wanda	Same as above

23	Shihezi Hemeijia Bakery No.1	Shihezi	Part of UFG – owned 100% by Ms. Hui Wang and operated under agreements between this entity and Xinjiang United Family

24	Xinjiang United Family Trading Co., Ltd. Tianshan District Chanson Bakery	Tianbai	A branch office of Xinjiang United Family

25	Xinjiang United Family Trading Co., Ltd. Chanson Bakery Urumqi Branch	Wenhua	A branch office of Xinjiang United Family

26	Xinjiang United Family Trading Co., Ltd. Urumqi Meimei Chanson Bakery	Meimei	A branch office of Xinjiang United Family

27	Xinjiang United Family Trading Co., Ltd. Ruitai Chanson Bakery	Ruitai	A store operated by Xinjiang United Family, not a separate legal entity

28	Chanson 23rd Street LLC	Chanson 23rd Street	A wholly owned indirect subsidiary of Xinjiang United Family

29	Chanson 355 Greenwich LLC	Chanson Greenwich	Same as above. We expect Chanson Greenwich to open in the Fall of 2021.

30	Chanson 1293 3rd Ave LLC	Chanson 3rd Ave	Same as above. We expect Chanson 1293 to open in late 2021.

For ease of reference, unless it is necessary to the understanding of the context to differentiate, throughout this prospectus we will refer to all of the above entities collectively as our “stores” and, to the extent we refer to a specific entity listed in the table above, we refer to such entity by its commercial name.

The following diagram illustrates our corporate structure after the Reorganization and upon completion of this offering based on 3,00,000 Class A Ordinary Shares being offered, assuming no exercise of the over-allotment option:

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(1)	Represents 2,700,000 Class A Ordinary Shares and 5,400,000 Class B Ordinary Shares held by Gang Li, the 100% owner of Danton Global Limited, as of the date of this prospectus.

(2)	Represents 270,000 Class B Ordinary Shares held by Jihong Cai, the 100% owner of Haily Global Limited, as of the date of this prospectus.

(3)	Represents 270,000 Class B Ordinary Shares held by Cheng Chen, the 100% owner of C&C Capital Investments LLC, as of the date of this prospectus.

(4)	Represents an aggregate of 360,000 Class A Ordinary Shares held equally by two corporate shareholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

The United Family Group

Each UFG Entity was established as an individually-owned business and became part of Xinjiang United Family through the VIE arrangements. UFG’s revenue accounted for 76% and 53% of our total revenue for the fiscal years ended December 31, 2020 and 2019, respectively. UFG consists of 23 VIEs through which we operate successful bakeries. Our Chairman, Mr. Gang Li, is the sole owner of 22 UFG Entities, and Ms. Hui Wang, the Marketing Director of Xinjiang United Family, is the sole owner of one UFG Entity.

Our affiliation with UFG is managed through several exclusive agreements between Xinjiang United Family, each UFG Entity, and the sole owner of such UFG Entity, also known as the “VIE Agreements.” The VIE Agreements are designed to provide Xinjiang United Family with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of each UFG Entity, including absolute control rights and the rights to the assets, property, and revenue of each UFG Entity.

Below is the set of VIE Agreements Xinjiang United Family has entered into with each UFG Entity.

Exclusive Service Agreement

Pursuant to the Exclusive Service Agreement between Xinjiang United Family and the applicable UFG Operator, who is the sole operator of the UFG Entity, Xinjiang United Family shall be in charge of all aspects of the UFG Entity’s operation, control and manage all matters and funds of UFG Entity, and enjoy all the other responsibilities and rights enjoyed by the UFG Operator in accordance with the applicable law, on an exclusive basis. For services rendered to the UFG Entity by Xinjiang United Family under the Exclusive Service Agreement, Xinjiang United Family is entitled to collect a service fee equal to the net profit after tax of the UFG Entity.

The term of the Exclusive Service Agreement is 10 years, unless terminated earlier by Xinjiang United Family with a 30-day prior notice. The UFG Entity does not have the right to terminate that agreement unilaterally. The agreement would renew automatically by 10 years after expiration, with no limit on times of renewal.

Xinjiang United Family has absolute authority over the management of the UFG Entity, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing, and other operational functions. The Exclusive Service Agreement does not prohibit related party transactions. Upon the establishment of the audit committee at the consummation of this offering, the audit committee of Chanson International will be required to review and approve in advance any related party transactions, including transactions involving the UFG Entity.

Pledge Agreement

Under the Pledge Agreement between Xinjiang United Family and the UFG Operator, the UFG Operator pledged all of his or her assets for the business of the UFG Entity to Xinjiang United Family to guarantee the performance of the UFG Operator’s obligations under the Exclusive Service Agreement, Call Option Agreement, and Operating Rights Proxy Agreement (collectively, the “Transaction Agreements”). Under the terms of the Pledge Agreement, in the event that the UFG Entity or the UFG Operator breaches their respective contractual obligations under the Transaction Agreements, Xinjiang United Family, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of the pledged assets in accordance with applicable PRC laws. The UFG Operator further agreed not to dispose of the pledged assets or take any actions that would prejudice Xinjiang United Family’s interest.

The Pledge Agreement is effective until the latest date of the following: (1) the secured debt in the scope of pledge is cleared off; (2) Xinjiang United Family, as pledgee, exercise its pledge rights pursuant to provisions and conditions of the Pledge Agreement; and (3) the UFG Operator, as pledger, transfer all the pledged assets to Xinjiang United Family according to the Call Option Agreement, or other entity or individual designated by it.

The purposes of the Pledge Agreement are to (1) guarantee the performance of the UFG Operator’s obligations under the Exclusive Service Agreement, (2) make sure the UFG Operator does not transfer or assign the pledged assets, or create or allow any encumbrance that would prejudice Xinjiang United Family’s interests without Xinjiang United Family’s prior written consent, and (3) provide Xinjiang United Family control over the UFG Entity. In the event the UFG Entity or UFG Operator breaches its contractual obligations under the Transaction Agreements, Xinjiang United Family will be entitled to foreclose on the UFG Operator’s assets in the UFG Entity and may (1) exercise its option to purchase or designate third parties to purchase part or all of the UFG Operator’s assets in the UFG Entity and in this situation, Xinjiang United Family may terminate the Pledge Agreement and the other VIE agreements after acquisition of all assets in the UFG Entity or form a new VIE structure with any third party designated by Xinjiang United Family, or (2) dispose of the pledged assets and be paid in priority out of proceeds from the disposal in which case the existing VIE structure will be terminated.

Call Option Agreement

Under the Call Option Agreement, the UFG Operator irrevocably granted Xinjiang United Family an exclusive option to require the UFG Operator to transfer, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of his or her assets in the UFG Entity to Xinjiang United Family (or its designee). The option price is the minimum amount to the extent permitted under PRC law.

Under the Call Option Agreement, Xinjiang United Family may at any time under any circumstances, require the UFG Operator to transfer, at its discretion, to the extent permitted under PRC law, all or part of the UFG Operator’s assets in the UFG Entity to Xinjiang United Family (or its designee). The Call Option Agreement, together with the Pledge Agreement, the Exclusive Service Agreement, and the Operating Rights Proxy Agreement and Powers of Attorney, enable Xinjiang United Family to exercise effective control over the UFG Entity.

The Call Option Agreement remains effective until all the equity or assets of the UFG Entity is legally transferred under the name of Xinjiang United Family and/or other entity or individual designated by it.

Operating Rights Proxy Agreement and Powers of Attorney

Under the Operating Rights Proxy Agreement and the Powers of Attorney, the UFG Operator entrusted Xinjiang United Family or the personnel designated by it then to act as his or her proxy and exercise his or her rights as the sole operator of the UFG Entity, including but not limited to: (a) exercising operating rights; (b) getting access to financial information of the UFG Entity; (c) making resolutions about the disposition of the assets of the UFG Entity; (d) approving annual budgets of the UFG Entity or announcing dividends; (e) making resolutions about dissolution or liquidation of the UFG Entity, forming the liquidating committee, and exercising the authorities in the course of liquidation; (f) filing any required document to the company registration agency or any other relevant agency; and (g) signing any resolution.

The Operating Rights Proxy Agreement and the Powers of Attorney shall be retrospectively effective from their date of execution and maintain the effectiveness so long as the UFG Operator holds the operating rights of the UFG Entity.

Spousal Consents

The spouses of the UFG Operators, agreed, via spousal consents, to the execution of the “Transaction Documents” including: (a) Exclusive Service Agreement entered into with Xinjiang United Family; (b) Call Option Agreement entered into with Xinjiang United Family; (c) Operating Rights Proxy Agreement entered into with Xinjiang United Family; (d) Pledge Agreement entered into with Xinjiang United Family; and (e) Powers of Attorney executed by the UFG Operators, and the disposal of the operating rights or the assets for the business of the UFG Entity held by the UFG Operators and registered in their names.

The spouses of the UFG Operators further undertake not to make any assertions in connection with the operating rights and assets of the UFG Entity which are held by the UFG Operators. The spouses of the UFG Operators confirm that the UFG Operators can perform their obligations under the Transaction Documents and further amend or terminate the Transaction Documents without their authorization or consent. The spouses of the UFG Operators undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents.

The spouses of the UFG Operators also undertake that if they obtain any operating rights and assets of the UFG Entity which are held by the UFG Operators for any reasons, they shall be bound by the Transaction Documents entered into between the UFG Operators and Xinjiang United Family (as amended time to time) and comply with the obligations thereunder as an operator of the UFG Entity. For this purpose, upon Xinjiang United Family’s request, they shall sign a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

Although each UFG Entity has its own set of agreements with Xinjiang United Family, the terms and conditions of their agreements with Xinjiang United Family are identical. As a result of the understandings and agreements, we effectively control all the UFG Entities. Except as set forth in these agreements, the UFG Operators are not entitled to any other compensation in connection with their ownership of all the UFG Entities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 1,000-for-1 share and additional share issuances to our existing shareholders approved by our shareholders and board of directors on March 27, 2021.

Overview

We manufacture and sell a wide selection of bakery products, seasonal products, and beverage products; we also offer eat-in services in some of our stores. We currently focus our business in Xinjiang of the PRC and New York City and plan to expand to other regions of the PRC and the U.S., with a goal of opening three to five new stores in China annually and 10 new stores in the U.S. during the next five years. We aim to make healthy, nutritious, and ready-to-eat food through advanced facilities and industry research and to create a comfortable, yet distinguishable store environment in which customers can enjoy our products.

We sell our products primarily through (i) a bakery chain consisting of 27 stores operated by Xinjiang United Family and its VIEs, under our “George●Chanson” brand in Xinjiang, and (ii) through Chanson 23rd Street in New York City. We are also currently renovating spaces for the opening of a new store in New York City. Selling through our own stores allows us to run our entire operation more efficiently and to exercise greater control over the quality of our products and the presentation of our brand, and to better manage customer experience in our stores. We also sell our products on our digital platforms and through third-party online food ordering platforms. Our current customer base consists of both individual and corporate customers. To expand our customer base, we have developed a variety of marketing and sale strategies, such as increasing our presence on social media platforms, devising pricing and discounting programs, and improving customer in-store experience.

For our PRC Stores, we manufacture the majority of bakery products in our central factory located in Urumqi, Xinjiang, prepare beverage products within the stores, and contract third-party manufacturers to produce seasonal products. For Chanson 23rd Street, we bake bakery products, prepare breakfast, lunch and all-day brunch, bar food, and other light meals for eat in, and make beverage products all within our kitchen in the store. To ensure the quality and safety of our products, we procure raw materials, including flour, eggs, and milk, from renowned suppliers with a record of consistently supplying high-quality raw materials over decades in the food industry. In addition, we have implemented a rigorous quality control system covering our entire operation process and mandated internal training to improve our employees’ awareness and knowledge of food safety.

We have a dedicated and highly-experienced product development team that constantly creates new products that reflect market trends and are designed to meet customer demand.

As of August 2021, we had more than 590 types of bakery products and seasonal products on sale in our PRC Stores, including over 28 types of new products introduced to the market since 2020, and 85 types of eat-in menu items and bakery products on sale at Chanson 23rd Street, including 30 types of new products introduced to the market since 2020. We also offer a large number of beverage products in our PRC Stores and Chanson 23rd Street and update our drink menus seasonally and in response to ever changing customer demand. By continuously offering new products and refining our product formulas to enhance existing products, we believe that we are able to steadily bring in new customers and increase the frequency of our existing customers’ visits to our stores, digital platforms, and store page on third-party platforms.

For the fiscal years ended December 31, 2020 and 2019, we had total revenue of $10,313,512 and $12,577,135, and a net loss of $164,029 and net income of $945,468, respectively. Our PRC Stores accounted for 87.0% and 81.1% of our total revenue for those fiscal years, respectively, and Chanson 23rd Street accounted for 13.0% and 18.9%, respectively.

Our PRC Stores primarily generate revenue through sale of bakery products, seasonal products, and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from sale of bakery products accounted for 91.8% and 90.7% of our PRC Stores’ revenue, revenue derived from sale of seasonal products accounted for 6.6% and 6.9%, and revenue derived from sale of beverage products accounted for 1.6% and 2.4%, respectively.

Chanson 23rd Street primarily generates revenue through offering eat-in services and sale of bakery products and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from offering eat-in services accounted for 37.9% and 45.5% of Chanson 23rd Street’s revenue, revenue derived from sale of bakery products accounted for 44.6% and 40.3%, and revenue derived from sale of beverage products accounted for 17.5% and 14.2%, respectively.

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our bakery products and our ability to develop new bakery products that appeal to consumers. Shifts in consumer preferences away from our bakery stores or our product offerings and mix, our inability to develop new products that appeal to consumers could harm our business. Our success depends in large part on our customers’ continued belief that food made with high-quality ingredients, including selected proteins raised without antibiotics, our artisan breads, cakes, pastry and other bakery treats made without artificial preservatives, flavors, sweeteners, or colors from artificial sources are worth the prices charged at our bakery stores relative to the lower prices offered by some of our competitors. Our inability to successfully educate customers about the quality of our bakery products or our customers’ rejection of our pricing approach could result in decreased demand for our products or require us to change our pricing, marketing, or promotional strategies, which could materially and adversely affect our consolidated financial results or the brand identity that we have created. In addition, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business, and financial condition.

Our revenue and growth could be adversely affected if our comparable store sales are less than expected.

Our success depends on increasing comparable store sales. To increase sales and profits, and therefore comparable store sales growth, we must focus on delivering value and generating customer excitement by strengthening opportunistic purchasing, optimizing inventory management, maintaining strong store conditions, and effectively marketing current products and new product offerings. We may not be able to maintain or improve the levels of comparable store sales that we have experienced in the past, and our comparable store sales growth is a significant driver of our profitability and overall business results. In addition, competition and pricing pressures from competitors may also materially adversely impact our operating margins. Our comparable store sales growth could be lower than our historical average or our future target for many reasons, including general economic conditions, operational performance, price inflation or deflation, new competitive entrants near our stores, price changes in response to competitive factors, the impact of new stores entering the comparable store base, possible supply shortages or other operational disruptions, the number and dollar amount of customer transactions in our stores, and our ability to provide product or service offerings that generate new and repeat visits to our stores. Opening new stores in our established markets may result in inadvertent oversaturation, temporarily or permanently diverting customers and sales from our existing stores to new stores and reduce comparable store sales, thus adversely affecting our overall financial performance. These factors may cause our comparable store sales results to be materially lower than in recent periods, which could harm our profitability and business. Changes in our average store sales or our inability to increase our average store sales could cause our operating results to vary adversely from expectations, which could adversely affect our results of operations.

Fluctuations in various food and supply costs, including dairy, could adversely affect our operating results.

Supplies and prices of the various ingredient materials that are used to prepare our bakery products (including flour, milk, sugar, and eggs) can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics, and economics factors, and such prices may fluctuate. An increase in pricing of any ingredient that is used in our bakery products could result in an increase in costs from our suppliers, and we may not be able to increase prices to cover increased costs which would have an adverse effect on our operating results and profitability.

The geographic concentration of our stores primarily in in Xinjiang and New York City subjects us to an increased risk of loss of revenue from events beyond our control or conditions affecting that region.

Currently, we operate 27 bakery stores exclusively located in Xinjiang. In addition, our current operations in the U.S. are limited to New York City. As a result, we are particularly susceptible to adverse trends, severe weather, competition, and economic conditions in these areas. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our sales and profitability. These factors include, among other things, epidemics, changes in demographics, population and employee bases, wage increases, changes in economic conditions, severe weather conditions, and climate change. Such conditions may result in reduced customer traffic and spending in our stores, physical damage to our stores, loss of inventory, closure of one or more of our stores, inadequate workforce in our markets, temporary disruption in the supply of products, delays in the delivery of goods to our stores, increased expenses, and a reduction in the availability of products in our stores. Any of these factors may disrupt our business and materially adversely affect our financial condition and results of operations

If we are unable to compete successfully, our financial condition and results of operations may be harmed.

The industry in which we conduct our business is intensely competitive. Our bakery stores compete with well-established national, regional, and locally-owned traditional bakeries, cafés, and other companies providing bakery products. Additionally, we also compete with certain quick-service restaurants, specialty food stores, supermarkets, and convenience stores. The principal factors on which we compete are taste, quality, prices of products offered, customer service, atmosphere, location, convenience, and overall customer experience. We also compete for retail space in desirable locations. Many competitors or potential competitors have substantially greater financial and other resources, which may allow them to react more quickly to changes in pricing, marketing, and other changing tastes of consumers. In the event that we cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

Key financial performance indicators

We consider a variety of financial and operating measures in assessing the performance of our business. The key financial performance measures we use are revenue, comparable store sales, gross profit and gross margin, selling, general, and administrative expenses (“SG&A expenses”), and operating income.

Revenue

Our revenue is derived primarily from sales of bakery and other products under our “George●Chanson,” “Patisserie Chanson,” and “Chanson” brand names. We experienced stable growth prior to the COVID-19 pandemic, resulting from our focus on supporting our best-selling items and the introduction of new products. Our revenue is periodically influenced by the efficiency of sales promotions and the introduction and discontinuance of sales and promotion incentives. Growth of our revenue is primarily driven by expansion of our store base in existing and new markets as well as comparable store sales growth, described below under “Comparable Store Sales.” Revenue is impacted by competition, current economic conditions, pricing, inflation, product mix and availability, promotion, and spending habits of our customers. Our product offerings across diverse product categories support growth in revenue by attracting new customers and encouraging repeat visits from our existing customers.

Comparable Store Sales

Comparable store sales measure the performance of a store during the current reporting period against the performance of the same store in the corresponding period of the previous year. Comparable store sales are important points of analysis for us, as comparable store sales can be helpful to us in making future decisions regarding existing stores and new locations. Comparable store sales are impacted by the same factors that impact revenue. We often drill down into comparable store sales figures to determine the exact cause of changes in revenue. We also use comparable store sales to evaluate current and likely future performance and as a measure of revenue growth to evaluate how established stores have performed over time compared to new stores.

For simplicity, our comparable store sales consist of revenue from our stores only after they have had two full years of operations, which is when we believe comparability is achieved. Our comparable store definition includes stores that have been remodeled, expanded, or relocated in their existing location or respective geographic areas, but excludes stores that have been closed for an extended period or are planned to be closed or disposed of. Comparable store sales figures are presented as a percentage that indicates the relative amount of revenue increase or decrease, excluding the impact of foreign currency translation.

Opening new stores is a primary component of our growth strategy and, as we continue to execute on our growth strategy, we expect a significant portion of our revenue growth will be attributable to revenue from new stores. Accordingly, comparable store sales are one of the measures we use to assess the success of our growth strategy.

Gross Profit and Gross Margin

Gross profit is the difference between revenue and cost of revenue. Our cost of revenue consists of labor costs, costs of ingredients used to prepare our bakery products, inventory write-off due to discarded bakery products, packaging costs, freight charges, utility costs, rent expenses of manufacturing space, depreciation of production equipment, and other overhead costs. Ingredients costs account for the largest portion of our cost of revenue. Supplies and prices of our various ingredients can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, political environment, and economic conditions. An increase in the price of any ingredients used in our bakery products could result in an increase in costs from our suppliers, and we may not be able to increase prices to cover increased costs, which would have an adverse effect on our operating results and profitability. In order to negotiate more favorable prices on ingredients, we have been and will continue to be directly involved in sourcing ingredients from qualified suppliers and try to lock in ingredient prices for typically six to 12 months through non-cancelable purchase commitments, when we expect the price to increase. Over the past years, we have invested significant time and energy to achieve cost reduction and productivity improvement in our supply chain. We have focused on reducing ingredient and packaging costs through increased volume buying, direct purchasing, and price negotiations, as well as strengthening inventory management from raw materials to finished goods to reduce the spoilage and wastage. On the other hand, labor is a primary component in the cost of operating our business. Increased labor costs due to competition, increased minimum wage or employee benefits costs, or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate, and retain qualified employees, including store managers and staff, to keep pace with our growth strategy.

Gross margin is gross profit divided by revenue. Gross margin is a measure used by management to indicate whether we are selling our products at an appropriate gross profit. Our gross margin is impacted by our product mix and availability, as some products provide higher gross margins, and by our merchandise costs, which may vary. Gross margin is also impacted by prices of our products. We typically evaluate the profitability of our products annually or semi-annually. We consider many factors such as cost of revenue fluctuations and competitive pricing strategies. We have historically been able to replace less profitable products with similar new products, and refine our product formulas to enhance existing products with higher prices to cover higher ingredient costs. In addition, we have a dedicated and highly-experienced product development team that constantly creates brand new products that reflect market trends and are attractive to customers.

SG&A Expenses

Our SG&A expenses are comprised of both store-related expenses and corporate expenses. Store-related expenses include payroll and employee benefit expenses and sales commissions paid to sales personnel, store rent, occupancy and maintenance costs, the cost of opening new stores, and marketing and advertising expenses. Corporate expenses include payroll and benefits for corporate and field support, legal, professional, and other consulting fees, travel expenses, and other facility related costs, such as rent and depreciation.

SG&A expenses generally increase as we grow our store base and invest in corporate infrastructure. We have made significant investments in talent retention and storefront upgrades over the past years which have resulted in higher SG&A expenses. Our SG&A expenses are expected to continue increasing in the future as we invest to open new stores, launch new products, increase brand awareness, attract new customers, and increase our market penetration. To support our growth, we will continue to increase headcount, particularly in the sales and marketing departments. This increase in headcount will drive higher payroll and employee-related expenses. We also continue to invest in product innovation and fuel sales growth. We expect our SG&A expenses to continue to increase in absolute dollars as we incur increased costs related to the growth of our business and our operation as a public company.

Operating Income

Operating income is the difference between gross profit and SG&A expenses, depreciation, and amortization. Operating income excludes interest expenses, other income (expenses), and income tax expenses. We use operating income as an indicator of the productivity of our business and our ability to manage expenses.

Comparable Store Sales

A variety of factors affect our comparable store sales, including, among others, consumer trends, competition, current economic conditions, pricing, inflation, changes in our product mix, the success of our marketing programs, and the COVID-19 pandemic. During the year ended December 31, 2020, our comparable store sales in China (excluding the impact of foreign currency translation) decreased by 24.1% and our comparable store sales in the U.S. decreased by 43.6%. The decreases were due to the COVID-19 pandemic as discussed below.

COVID-19 Affecting Our Results of Operations

In 2020, the COVID-19 pandemic spread throughout the world, especially in China and the U.S. The outbreak resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. After the store closure between late January and early March of 2020, all of our PRC Stores were closed again on July 17, 2020 due to the resurgence of COVID-19 cases in Xinjiang. The PRC Stores resumed their normal activities in September 2020. As a result of the store closure, the PRC Stores generated no revenue and the estimated loss of revenue was approximately RMB12 million (approximately $1.7 million) during the period of closure. Although our PRC Stores resumed their normal activities in September 2020, the business of our stores located at shopping centers, school areas, and other commercial districts are still affected by reduced customer traffic due to tightened safety control. In the U.S., Chanson 23rd Street in New York City provided only delivery and pickup services between the end of February 2020 and the end of June 2020, and resumed outdoor dining services at the end of June 2020 and indoor dining services at the end of September 2020. Chanson 23rd Street suspended its indoor dining services again between December 14, 2020 and February 11, 2021 according to an indoor dining ban issued by the Governor of New York State. Chanson 23rd Street resumed its indoor dining services on February 12, 2021 at 25 percent capacity, which was increased to 35 percent on February 26, 2021 and further increased to 50 percent and 75 percent on March 19, 2021 and May 7, 2021, respectively. Starting from May 19, 2021, Chanson 23rd Street has been allowed to provide indoor dining services at full capacity, provided that either diners are seated at least six feet apart or tables are separated by physical barriers. In addition, the renovation of Chanson Greenwich was delayed and we currently expect the store to open in the Fall of 2021. Consequently, the COVID-19 pandemic adversely affected our business operations and operating results for 2020. See “—Results of Operations.” For the six-month period from January 2021 to June 2021, our revenue generated in China increased by approximately $1.7 million, or 40.9%, as compared to the same period in 2020, as the COVID-19 first started to impact our operations in China in January 2020, and our revenue generated in the U.S. decreased by approximately $0.01 million, or 1.7%, as compared to the same period in 2020, as the COVID-19 pandemic first started to impact our U.S. operations at the end of February 2020 and Chanson 23rd Street could not provide indoor dining services at full capacity between January 2021 and May 19, 2021. Overall, our total revenue increased by approximately $1.7 million, or 34.6%, during the six-month period from January 2021 to June 2021, as compared to the same period in 2020.

As of the date of this prospectus, the COVID-19 pandemic in China appears to be under relative control. However, the COVID-19 pandemic in the U.S. will depend on the future developments of the pandemic, including new information concerning the global severity of and actions taken to contain the outbreak, or the appearance of new or more severe strains of the virus, which are highly uncertain and unpredictable. Therefore, while we expect the COVID-19 pandemic to continue negatively impacting our business, results of operations, and financial position, the related financial impact cannot be reasonably estimated at this time.

During the time the stores were closed, we paid all our employees base salaries in order to satisfy their basic living expenditure needs. After the reopening, we have taken various preventative and quarantine measures across our stores, including conducting regular nucleic acid tests in accordance with the government requirement, monitoring our employees’ health conditions daily, and distributing face masks to all our employees. We also limit the customer flows in our stores and customers who visit our stores are required to measure temperature and wear masks. In the U.S., we kept our store in New York City open and provided takeout and delivery services. To fulfill our social responsibility, we have offered special discounts on our products to all hospital workers and free pastries to all frontline workers, drivers, and delivery people as a gesture to show our appreciation for what they contributed to the society during the pandemic.

We have taken actions to preserve our liquidity during the COVID-19 pandemic. On May 7, 2020, we entered into a loan agreement with Huaxia Bank, which provided us funding of RMB15 million (approximately $2.3 million) through May 2021 with a favorable fixed interest rate of 4.98%. The loan was subsequently repaid in full upon maturity. On May 31, 2021, we entered into a loan agreement with Huaxia Bank to borrow RMB10 million ($1,531,000) as working capital for one year, with a maturity date of May 31, 2022. The loan bears a fixed interest rate of 5.54%. We expect that we will be able to renew this bank loan upon its maturity based on past experience and our good credit history. In addition, on September 22, 2020, as an effort to support high-quality tax payers, the local government of Xinjiang, through China Construction Bank, granted us, and our controlling shareholder and his wife, a maximum line of credit of approximately RMB2.3 million ($0.3 million), with a credit period of one year. As of December 31, 2020, we borrowed $nil under this line of credit. On March 12, 2021, we borrowed RMB2.3 million ($0.3 million) under this line of credit, with a maturity date on September 22, 2021. The loan bears a fixed interest rate of 4.2525%. On April 29, 2020, our subsidiary Chanson 23rd Street received funding for a loan totaling $209,291 from Cathay Bank under the U.S. Small Business Administration (the “SBA”) Paycheck Protection Program (“PPP”), which is part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrues interest at a rate of 1% and any portion of the principal and accrued interest that is not forgiven is required to be repaid by April 29, 2022. We filed an application for forgiveness of the loan’s principal and interests at the end of February 2021, and the application was approved by the bank and the SBA in May 2021. On February 11, 2021, Chanson 23rd Street received funding for a Second Draw PPP loan totaling $293,007 from Cathay Bank. Under the terms of the Second Draw PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrues interest at a rate of 1% and any portion of the principal and accrued interest that is not forgiven is required to be repaid by February 10, 2026. On May 24, 2021, Chanson 23rd Street received funding of $531,992 under the SBA Restaurant Revitalization Fund program. In addition, we have increased efforts to collect our accounts receivable. As of the date of this prospectus, approximately 77%, or $0.55 million, of our accounts receivable balance as of December 31, 2020 had been collected. The remaining balance is expected to be collected before December 31, 2021. As of May 31, 2021, we had a negative working capital of approximately $3.7 million, including deferred revenue of approximately $5.6 million which was reported as current liability, but will not require cash payment in the future. We believe our cash and cash equivalents on hand, our operating cash flows, and the available bank facilities will be sufficient to meet our working capital needs over the next 12 months.

Results of Operations

The following table summarizes the results of our operations during the years ended December 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or decrease during such years.

	For the years ended December 31,		Variance
	2020	2019	Amount	%
Revenue	$10,313,512	$12,577,135	$(2,263,623)	(18.0)%
Cost of revenue	5,164,178	5,903,456	(739,278)	(12.5)%
Gross profit	5,149,334	6,673,679	(1,524,345)	(22.8)%

OPERATING EXPENSES
Selling expenses	2,947,088	3,152,341	(205,253)	(6.5)%
General and administrative expenses	2,230,893	2,454,375	(223,482)	(9.1)%
Total operating expenses	5,177,981	5,606,716	(428,735)	(7.6)%

INCOME (LOSS) FROM OPERATIONS	(28,647)	1,066,963	(1,095,610)	(102.7)%

OTHER INCOME (EXPENSES)
Interest expense, net	(108,852)	(148,902)	40,050	(26.9)%
Other income (expenses), net	(11,946)	87,093	(99,039)	(113.7)%
Total other expenses, net	(120,798)	(61,809)	(58,989)	95.4%

INCOME (LOSS) BEFORE INCOME TAX PROVISION	(149,445)	1,005,154	(1,154,599)	(114.9)%

INCOME TAX PROVISION	14,584	59,686	(45,102)	(75.6)%

NET INCOME (LOSS)	$(164,029)	$945,468	$(1,109,497)	(117.3)%

Revenue

We generate revenue primarily from bakery products and other products sold in China and the U.S. In our PRC Stores, bakery products consist of packaged bakery products (cakes, bread, and snacks), birthday cakes, and made-in-store pastries, and other products consist of seasonal products (mooncakes and zongzi) and beverage products. In Chanson 23rd Street, bakery products consist of cakes, bread, sweets, birthday cakes, and pastries, and other products consist of eat-in menu items (sandwiches, salads, toasts, croissants, soups, and desserts) and beverage products.

Our total revenue decreased by $2,263,623, or 18.0%, from $12,577,135 for the year ended December 31, 2019 to $10,313,512 for the year ended December 31, 2020. The decrease in our revenue was due to decreased revenue from both China and the U.S., as discussed in greater details below.

The following table sets forth the breakdown of our revenue for the years ended December 31, 2020 and 2019, respectively:

	For the Years ended December 31,				Variance
	2020	%	2019	%	Amount	%
China
Bakery products	$8,245,355	79.9%	$9,260,071	73.6%	$(1,014,716)	(11.0)%
Other products	728,388	7.1%	943,004	7.5%	(214,616)	(22.8)%
Subtotal: revenue from China	8,973,743	87.0%	10,203,075	81.1%	(1,229,332)	(12.0)%

United States
Bakery products	597,072	5.8%	957,797	7.6%	(360,725)	(37.7)%
Other products	742,697	7.2%	1,416,263	11.3%	(673,566)	(47.6)%
Subtotal: revenue from the United States	1,339,769	13.0%	2,374,060	18.9%	(1,034,291)	(43.6)%

Total Revenue	$10,313,512	100.0%	$12,577,135	100.0%	$(2,263,623)	(18.0)%

China

Our PRC Stores accounted for 87.0% and 81.1% of our total revenue for the years ended December 31, 2020 and 2019, respectively. Revenue from China decreased by $1,229,332, or 12.0%, from $10,203,075 for the year ended December 31, 2019 to $8,973,743 for the year ended December 31, 2020. The decrease in our revenue was due to decreased revenue from bakery products and other products, as discussed below.

Revenue from bakery products decreased by $1,014,716, or 11.0%, from $9,260,071 for the year ended December 31, 2019 to $8,245,355 for the year ended December 31, 2020. The decrease was mainly due to a decrease in comparable store sales of 23.1% in bakery products, as a result of the store closures during the period between late January and early March of 2020, and between July 17, 2020 and September 2020, as well as reduced services due to the COVID-19 pandemic during the rest of the year ended December 31, 2020. The decrease was partially offset by the increased revenue of approximately $1.0 million from newly-opened PRC stores during the year ended December 31, 2020.

Revenue from other products decreased by $214,616, or 22.8%, from $943,004 for the year ended December 31, 2019 to $728,388 for the year ended December 31, 2020. The decrease was due to the decreased revenue from both seasonal products and beverage products for the year ended December 31, 2020, as a result of the store closures and reduced services due to the COVID-19 pandemic during the year ended December 31, 2020.

United States

Revenue from the U.S. decreased by $1,034,291, or 43.6%, from $2,374,060 for the year ended December 31, 2019 to $1,339,769 for the year ended December 31, 2020. The decrease was due to decreased revenue from both bakery products and other products as discussed below.

Revenue from bakery products decreased by $360,725, or 37.7%, from $957,797 for the year ended December 31, 2019 to $597,072 for the year ended December 31, 2020. Due to the COVID-19 pandemic, Chanson 23rd Street in New York City provided only delivery and pickup services between the end of February 2020 and the end of June 2020, and resumed outdoor dining services at the end of June 2020 and indoor dining services at the end of September 2020. The indoor dining services was suspended again on December 14, 2020 according to an indoor dining ban issued by the Governor of New York State. Therefore, revenue from bakery products decrease during the year ended December 31, 2020 as compared to 2019.

Revenue from other products decreased by $673,566, or 47.6%, from $1,416,263 for the year ended December 31, 2019 to $742,697 for the year ended December 31, 2020. The decreased revenue in other products was due to a decrease in revenue from both eat-in services and beverage products. Revenue from eat-in services decreased by $570,214, or 52.8%, from $1,078,975 for the year ended December 31, 2019 to $508,761 for the year ended December 31, 2020. Revenue from beverage products decreased by $103,352, or 30.6%, from $337,288 for the year ended December 31, 2019 to $233,936 for the year ended December 31, 2020. Revenue from other products decreased significantly as our business was disrupted by the COVID-19 pandemic.

Cost of Revenue

Our cost of revenue consists of food ingredient costs, packing costs, workforce related costs, overhead costs such as store rental and utilities for food production and processing, depreciation, and amortization. Our overall cost of revenue decreased by $739,278, or 12.5%, from $5,903,456 for the year ended December 31, 2019 to $5,164,178 for the year ended December 31, 2020. The decrease was attributable to the decrease in the cost of revenue from both the U.S. and China, as discussed below.

The following table sets forth the breakdown of our cost of revenue for the years ended December 31, 2020 and 2019, respectively:

	For the Years ended December 31,				Variance
	2020	%	2019	%	Amount	%
China
Bakery products	$4,147,151	80.3%	$4,330,824	73.4%	$(183,673)	(4.2)%
Other products	263,137	5.1%	368,509	6.2%	(105,372)	(28.6)%
Subtotal: cost of revenue from China	4,410,288	85.4%	4,699,333	79.6%	(289,045)	(6.2)%

United States
Bakery products	324,636	6.3%	444,813	7.5%	(120,177)	(27.0)%
Other products	429,254	8.3%	759,310	12.9%	(330,056)	(43.5)%
Subtotal: cost of revenue from the United States	753,890	14.6%	1,204,123	20.4%	(450,233)	(37.4)%

Total Cost of Revenue	$5,164,178	100.0%	$5,903,456	100.0%	$(739,278)	(12.5)%

China

Cost of revenue from China decreased by $289,045, or 6.2%, from $4,699,333 for the year ended December 31, 2019 to $4,410,288 for the year ended December 31, 2020. The decrease was due to decreased cost of revenue of bakery products and other products, as discussed below.

Cost of revenue from sales of bakery products decreased by $183,673, or 4.2%, from $4,330,824 for the year ended December 31, 2019 to $4,147,151 for the year ended December 31, 2020. The percentage of decrease in cost of revenue was less than that in revenue during the same period, mainly due to higher inventory spoilage caused by the store closure between late January and early March of 2020, and between July 17, 2020 and September 2020, as some of our fresh ingredients or ingredients with shorter storage life were spoiled or expired during the store closure periods.

Cost of revenue from other products decreased by $105,372, or 28.6%, from $368,509 for the year ended December 31, 2019 to $263,137 for the year ended December 31, 2020. The cost of revenue from seasonal products decreased by $64,942, or 24.7%, from $262,677 for the year ended December 31, 2019 to $197,735 for the year ended December 31, 2020, and the cost of revenue from beverage products decreased by $40,430, or 38.2%, from $105,832 for the year ended December 31, 2019 to $65,402 for the year ended December 31, 2020. The overall decrease in cost of revenue from other products was largely in line with the decrease in the revenue from other products in our PRC Stores.

United States

Cost of revenue from the U.S. decreased by $450,233, or 37.4%, from $1,204,123 for the year ended December 31, 2019 to $753,890 for the year ended December 31, 2020. The decrease was due to the decreased cost of revenue from bakery products and other products as discussed below.

Cost of revenue from sales of bakery products decreased by $120,177, or 27.0%, from $444,813 for the year ended December 31, 2019 to $324,636 for the year ended December 31, 2020. The percentage of decrease in cost of revenue was less than that in revenue during the same period, mainly due to more discounts we offered to our customers and inventory spoilage, as discussed in “—Gross Profit and Gross Margin” below in more details.

Cost of revenue from sales of other products decreased by $330,056, or 43.5%, from $759,310 for the year ended December 31, 2019 to $429,254 for the year ended December 31, 2020. The decrease was mainly due to a decrease in cost of revenue from eat-in services by $244,806, or 44.9%, from $544,833 for the year ended December 31, 2019 to $300,027 for the year ended December 31, 2020. The decrease was also due to a decrease in cost of revenue from sales of beverage products by $85,250, or 39.7%, from $214,477 for the year ended December 31, 2019 to $129,227 for the year ended December 31, 2020. The overall decrease in cost of revenue from other products was in line with the decrease in the revenue from other products in Chanson 23rd Street.

Gross Profit and Gross Margin

Our gross profit decreased by $1,524,345, or 22.8%, from $6,673,679 for the year ended December 31, 2019 to $5,149,334 for the year ended December 31, 2020. The decrease was mainly attributable to the overall decrease in revenue. Our gross margin decreased by 3.2 percentage points from 53.1% for the year ended December 31, 2019 to 49.9% for the year ended December 31, 2020.

The following table sets forth the breakdown of our gross profit for the years ended December 31, 2020 and 2019, respectively:

	For the Years ended December 31,				Variance
	2020	Margin %	2019	Margin %	Amount	%
China
Bakery products	$4,098,204	49.7%	$4,929,247	53.2%	$(831,043)	(16.9)%
Other products	465,251	63.9%	574,495	60.9%	(109,244)	(19.0)%
Subtotal: gross margin and margin % from China	4,563,455	50.9%	5,503,742	53.9%	(940,287)	(17.1)%

United States
Bakery products	272,436	45.6%	512,984	53.6%	(240,548)	(46.9)%
Other products	313,443	42.2%	656,953	46.4%	(343,510)	(52.3)%
Subtotal: gross margin and margin % from the United States	585,879	43.7%	1,169,937	49.3%	(584,058)	(49.9)%

Total Gross Margin and Margin %	$5,149,334	49.9%	$6,673,679	53.1%	$(1,524,345)	(22.8)%

China

Gross profit from China decreased by $940,287, or 17.1%, from $5,503,742 for the year ended December 31, 2019 to $4,563,455 for the year ended December 31, 2020. The decrease was mainly attributable to the overall decrease in sales. The gross margin decreased by 3.0 percentage points from 53.9% for the year ended December 31, 2019 to 50.9% for the year ended December 31, 2020.

The gross profit of bakery products decreased by $831,043, or 16.9%, from $4,929,247 for the year ended December 31, 2019 to $4,098,204 for the year ended December 31, 2020, and the gross margin of bakery products decreased by 3.5 percentage points from 53.2% for the year ended December 31, 2019 to 49.7% for the year ended December 31, 2020. The decrease was mainly due to the increased inventory spoilage caused by the store closure as mentioned above.

The gross profit of other products decreased by $109,244, or 19.0%, from $574,495 for the year ended December 31, 2019 to $465,251 for the year ended December 31, 2020, which was in line with the decrease in the revenue of other products. The gross margin increased by 3.0 percentage points from 60.9% for the year ended December 31, 2019 to 63.9% for the year ended December 31, 2020. The increase in gross margin was mainly due to an increase in gross margin of seasonal products by 3.8 percentage points from 62.6% for the year ended December 31, 2019 to 66.4% for the year ended December 31, 2020. In order to improve the profitability of our seasonal products, we changed our business strategy by selling more high-end seasonal products with higher gross profit during the year ended December 31, 2020, resulting in a higher gross margin of seasonal products. Meanwhile, the gross margin of beverage products decreased by 3.0 percentage points from 56.2% for the year ended December 31, 2019 to 53.2% for the year ended December 31, 2020. The decrease was mainly due to the increased inventory spoilage caused by the store closure as mentioned above.

United States

Gross profit from the U.S. decreased by $584,058, or 49.9%, from $1,169,937 for the year ended December 31, 2019 to $585,879 for the year ended December 31, 2020. The decrease was mainly attributable to the overall decrease in revenue. The gross margin decreased by 3.4 percentage points from 49.3% for the year ended December 31, 2019 to 43.7% for the year ended December 31, 2020.

The gross profit of bakery products decreased by $240,548, or 46.9%, from $512,984 for the year ended December 31, 2019 to $272,436 for the year ended December 31, 2020, and the gross margin of bakery products decreased by 8.0 percentage points from 53.6% for the year ended December 31, 2019 to 45.6% for the year ended December 31, 2020. During the COVID-19 pandemic, we did not close Chanson 23rd Street. In order to attract more customers, we offered discounts on customer orders over certain amount, and we have also offered special discounts on our products to all hospital workers and free pastries to all frontline workers, drivers, and delivery people as a gesture to show our appreciation for what they contributed to the society during the pandemic. Meanwhile, we incurred higher inventory spoilage as the customer demand of our products was harder to estimate during the COVID-19 pandemic, which resulted in excess raw materials and bakery products that were spoiled due to their short storage life. Hence, our gross margin decreased during the year ended December 31, 2020 as compared to the same period in 2019.

The gross profit of other products decreased by $343,510, or 52.3%, from $656,953 for the year ended December 31, 2019 to $313,443 for the year ended December 31, 2020, and the gross margin of other products decreased by 4.2 percentage points from 46.4% for the year ended December 31, 2019 to 42.2% for the year ended December 31, 2020. More specifically, the gross profit of eat-in services decreased by $325,408, or 60.9%, from $534,142 for the year ended December 31, 2019 to $208,734 for the year ended December 31, 2020, and the gross margin of eat-in services decreased by 8.5 percentage points from 49.5% for the year ended December 31, 2019 to 41.0% for the year ended December 31, 2020. The decrease was mainly attributable to the discounts we offered and inventory spoilage during the year ended December 31, 2020 as mentioned above. The gross profit of beverage products decreased by $18,102, or 14.7%, from $122,811 for the year ended December 31, 2019 to $104,709 for the year ended December 31, 2020, and the gross margin of beverage products increased by 8.4 percentage points from 36.4% for the year ended December 31, 2019 to 44.8% for the year ended December 31, 2020. After the opening of our cocktail bar in February 2020, we launched serval new types of cocktails and spirit-free beverage products with relatively higher gross margin, especially our bottled cocktails, which were popular among our customers during the pandemic. Meanwhile, we improved the inventory management of our liquor products, which in return, resulted in less wastage during the year ended December 31, 2020. As a result, gross margin of beverage products increased during the year ended December 31, 2020 as compared to 2019.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the years ended December 31, 2020 and 2019.

	For the Years Ended December 31,
	2020		2019		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$10,313,512	100.0%	$12,577,135	100.0%	$(2,263,623)	(18.0)%
Total operating expenses:
Selling expenses	2,947,088	28.6%	3,152,341	25.1%	(205,253)	(6.5)%
General and administrative expenses	2,230,893	21.6%	2,454,375	19.5%	(223,482)	(9.1)%
Total operating expenses	$5,177,981	50.2%	$5,606,716	44.6%	$(428,735)	(7.6)%

Selling Expenses

Our selling expenses primarily include payroll and sales commission expenses paid to our sales and marketing personnel, store operating expenses, store rental, store decoration and maintenance expenses, utility expenses, and other expenses related to sales activities. Selling expenses decreased by $205,253, or 6.5%, from $3,152,341 for the year ended December 31, 2019 to $2,947,088 for the year ended December 31, 2020. The decrease in selling expenses was primarily due to the decrease in salary expenses of $117,279 and social security expenses of $50,246. During our store closure periods in China, we paid our employees base salaries in order to satisfy their basic living expenditure needs during the store closures. In addition, we were exempted from paying work-related injury insurance, endowment insurance, and unemployment insurance for our employees between February 2020 and December 2020, a measurement taken by the Chinese government to support the economy during the pandemic. The decrease in selling expenses was also due to a decrease in rental expenses of $50,568. We received lease concessions from our landlords during the COVID-19 pandemic, which was partially offset by lease expenses of new stores opened during the year ended December 31, 2020. Our selling expenses accounted for 28.6% and 25.1% of our revenue for the years ended December 31, 2020 and 2019, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of administrative employee salaries, welfare and insurance expenses, depreciation, and professional service expenses. General and administrative expenses decreased by $223,482, or 9.1%, from $2,454,375 for the year ended December 31, 2019 to $2,230,893 for the year ended December 31, 2020, primarily due to a decrease in administrative employee salaries by $447,2512. The decrease in administrative employee salaries was mainly due to us paying our employees base salaries during the store closure and the exemption of social security expenses as mentioned above, and a reduced headcount for Chanson 23rd Street, as a measure to reduce expenses. In addition, our travel expenses decreased by $21,573 due to the travel restrictions imposed by the government during the COVID-19 pandemic. The decrease was partially offset by an increase in professional service fee of $325,485 for the preparation of our initial public offering. Our general and administrative expenses accounted for 21.6% and 19.5% of our revenue for the years ended December 31, 2020 and 2019, respectively.

Other Income (Expenses), Net

Our other income (expenses), net primarily consists of interest expenses on our short-term bank loans, and gain or loss from disposal of fixed assets. Other expenses, net increased by $58,989, or 95.4%, from $61,809 for the year ended December 31, 2019 to $120,798 for the year ended December 31, 2020. The decrease consisted of a decrease in other income by $99,039, or 113.7%, from a net other income of $87,093 for the year ended December 31, 2019 to a net other expense of $11,946 for the year ended December 31, 2020, partially offset by a decrease in interest expenses by $40,050, or 26.9% from $148,902 for the year ended December 31, 2019 to $108,852 for the year ended December 31, 2020. Our other income decreased mainly because we had other income in the year ended December 31, 2019 of $61,023 from a payment waived by one of our suppliers due to quality issues of its products. Our interest expenses decreased because banks offered favorable interest rates during the COVID-19 pandemic, which resulted in a decrease in our weighted average interest rate for the year ended December 31, 2020 as compared to 2019.

Provision for Income Taxes

Our provision for income taxes was $14,584 and $59,686 for the years ended December 31, 2020 and 2019, respectively. Under the EIT Law, domestic enterprises and foreign investment enterprises are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis.

Xinjiang United Family and its three branch offices were incorporated in the PRC. During the years ended December 31, 2020 and 2019, Xinjiang United Family and all its three branch offices qualified as small-scaled minimal profit enterprises. Based on the EIT Law, from January 1, 2019 to December 31, 2021, the portion of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the portion between RMB1 million and RMB3 million is subject to a reduced rate of 10%. Xinjiang United Family and all its three branch offices will continue enjoying the favorable tax rate as long as they are qualified as small-scaled minimal profit enterprises.

The UFG Entities are individually-owned businesses, which are not subject to the EIT Law. The Measures for Individual Income Tax Calculation of Individual Industrial and Commercial Households, or the “Measures,” were adopted by the SAT on December 19, 2014 and promulgated on December 27, 2014, and amended on June 15, 2018. According to Article 7 of the Measures, for the income from production and operation of individually-owned businesses, the amount of taxable income shall be the balance of the total income of each tax year after deducting costs, expenses, taxes, losses and other expenditures, and allowable compensation for losses in previous years. Income tax for an individually-owned business can generally be assessed on an actual basis or a deemed basis, which the UFG Entities apply. Therefore, income tax for the UFG Entities is levied as a fixed-rate income tax at a certain percentage of a deemed Taxable Net Income (“TNI”) as assessed by the local tax authority. For the year ended December 31, 2020, 11 of these UFG Entities were subject to income tax assessed at 1% of TNI that ranged from RMB33,000 to RMB120,000 per month. For the year ended December 31, 2019, eight of these UFG Entities were subject to income tax assessed at either 1% or 1.5% of TNI that ranged from RMB15,000 to RMB123,000 per month. The rest of these UFG Entities were exempted from paying income tax. As of December 31, 2020, the tax years ended December 31, 2016 through December 31, 2020 for our UFG Entities remain open for statutory examination by PRC tax authorities. In addition, the TNI and tax rate of our UFG Entities are subject to periodical reassessment by the local tax authority. If the local tax authority determined that income tax for the UFG Entities should be levied at a higher TNI or higher tax rate, we would be obligated to pay additional income tax. Along with the continuing growth of business, we expect that the tax rates of these UFG Entities are likely to increase in the future in the annual assessment by the local tax authority based on past performance. If these UFG Entities change their forms of organization from individually-owned businesses to other corporate forms (such as limited liability company) as a result of their business development requirement, they will no longer enjoy the favorable tax rates and will be subject to the EIT Law, though we currently do not expect their forms of organization to change in the foreseeable future.

For the years ended December 31, 2020 and 2019, tax savings as the result of the favorable tax rates and tax exemptions amounted to $358,406 and $465,888, respectively, and the per share effect of the favorable tax rate and tax exemptions was $0.04 and $0.05, respectively.

Net Income (Loss)

As a result of the foregoing, we reported a net loss of $164,029 for the year ended December 31, 2020 as compared to a net income of $945,468 for the year ended December 31, 2019.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flow from operations, bank loans, and shareholder working capital funding, when necessary. We plan to support our future operations primarily from cash flows provided by operating activities.

As of December 31, 2020, we had $4,098,546 in cash and cash equivalents as compared to $3,874,288 as of December 31, 2019. As of December 31, 2020, we also had $713,389 accounts receivable balance, approximately 75%, or $0.54 million, of which has been subsequently collected. The remaining balance is expected to be collected before December 31, 2021. The collection of such receivables made cash available for use in our operations as working capital, if necessary.

As of December 31, 2020, we had approximately $2.3 million in a short-term bank loan, which was subsequently repaid in full upon maturity, and $0.2 million in long-term bank loans outstanding, which was subsequently forgiven by the bank and the SBA. In addition, on September 22, 2020, as an effort to support high-quality tax payers, the local government of Xinjiang, through China Construction Bank, granted us, and our controlling shareholder and his wife, a maximum line of credit of approximately RMB2.3 million ($0.3 million), with a credit period of one year. As of December 31, 2020, we borrowed $nil under this line of credit. On March 12, 2021, we borrowed RMB2.3 million ($0.3 million) under this line of credit, with a maturity date on September 22, 2021. We expect that we will be able to renew our existing short-term bank loan upon its maturity based on past experience and our good credit history.

As of December 31, 2020, we had a negative working capital of approximately $3.4 million, including deferred revenue of approximately $4.7 million which was reported as current liability, but will not require cash payment in the future. We believe our cash and cash equivalents on hand, our operating cash flows, and the available bank facilities will be sufficient to meet our working capital needs over the next 12 months. However, if we were to experience an adverse operating environment, including adverse developments in the ongoing COVID-19 pandemic, or incur unanticipated capital expenditures, or if we decide to accelerate our growth, then additional financing may be required. Our capital expenditures, including development costs related to the opening or acquisition of additional bakery stores and facilities, maintenance and renovation expenditures, and other capital needs such as other infrastructure to support ongoing operational initiatives have been and will continue to be significant. Additional financing, if required, might not be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

In the coming years, we will be looking to other sources, such as equity financing, to meet our cash needs. While facing uncertainties in regards to the size and timing of capital to be raised, we are confident that we can continue to meet operational needs mainly by utilizing cash flows generated from our operating activities and shareholder working capital funding, as necessary.

Currently, our main operations are conducted in China and a large portion of our revenue, expenses, cash, and cash equivalents are denominated in RMB. Our holding company, however, may need dividends and other distributions on equity from our PRC subsidiary and VIEs to satisfy its liquidity requirements. Although dividends may be freely remitted in or out of China in RMB or foreign currency according to the PRC regulations, our PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets, equivalent to their reserves and their share capital, to the holding company in the form of loans, advances, or cash dividends. See “Risk Factors—Risks Relating to Doing Business in the PRC—Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.” As of December 31, 2020 and 2019, the total restricted net assets equivalent amounted to $1,325,631 and $1,325,631, respectively.

The following table sets forth summary of our cash flows for the periods indicated:

	For the Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$1,245,677	$1,433,517
Net cash provided by (used in) investing activities	(574,333)	1,317,784
Net cash provided by (used in) financing activities	(849,379)	619,890
Effect of exchange rate change on cash	413,812	(43,487)
Net increase in cash and cash equivalents, and restricted cash	235,777	3,327,704
Cash and cash equivalents, and restricted cash at beginning of year	3,885,291	557,587
Cash and cash equivalents, and restricted cash at end of year	$4,121,068	$3,885,291

Operating Activities

Net cash provided by operating activities was $1,245,677 for the year ended December 31, 2020, mainly derived from a net loss of $164,029 for the year, and net changes in our operating assets and liabilities, which mainly included an increase in deferred revenue of $964,663, primarily due to increased membership cards sales. Amounts loaded onto our membership cards are initially recorded at deferred revenue, and recognized as revenue upon redemption, at which point, we also reduce the deferred revenue liability. Trade payable increased by $181,852 due to higher outstanding payments to our suppliers.

Net cash provided by operating activities was $1,433,517 for the year ended December 31, 2019, mainly derived from a net income of $945,468 for the year, and net changes in our operating assets and liabilities, which mainly included a decrease in accounts receivable of $210,407. We strengthened our effort in collection of accounts receivable during the year ended December 31, 2019, resulting in decreased accounts receivable despite of the increase in sales. Deferred revenue increased by $473,946, primarily due to increased membership cards sales. Amounts loaded onto our membership cards are initially recorded at deferred revenue, and recognized as revenue upon redemption for payment, at which point, we also reduce the deferred revenue liability.

Investing Activities

Net cash used in investing activities amounted to $574,333 for the year ended December 31, 2020 due to purchases of property and equipment and leasehold improvement for the new stores.

Net cash provided by investing activities amounted to $1,317,784 for the year ended December 31, 2019, including proceeds from collection of amount due from a related party of $1,896,008 and purchase of property and equipment of $636,499.

Financing Activities

Net cash used in financing activities was $849,379 for the year ended December 31, 2020, which primarily consisted of repayments of short-term bank loans of $2,168,388 and repayment of a shareholder loan of $791,036 and was partially offset by proceeds from short-term bank loans of $2,175,000.

Net cash provided by financing activities was $619,890 for the year ended December 31, 2019, which primarily consisted of proceeds from a shareholder loan of $813,352 which was partially offset by payments made for deferred offering costs of $194,282. There were also proceeds from short-term bank loans of $2,172,000 because we borrowed RMB15 million from Huaxia Bank as working capital for one year. On the other hand, we repaid $2,171,180 (RMB15 million) short-term bank loans to Huaxia Bank upon loan maturity.

Contractual obligations

As of December 31 2020, our contractual obligations were as follows:

Contractual obligations	Total	Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter
Short-term bank loan (1)	$2,289,038	$2,289,038	$-	$-	$-	$-	$-
Long-term bank loan (2)	$209,291	$-	$209,291	$-	$-	$-	$-
Future lease payments (3)	12,495,196	1,581,450	1,542,110	1,370,910	1,353,710	1,203,926	5,443,090
Total	$14,993,525	$3,870,488	$1,751,401	$1,370,910	$1,353,710	$1,203,926	$5,443,090

(1)

Repayment of a short-term bank loan: as of December 31, 2020, our contractual obligation to repay an outstanding short-term bank loan totaled $2,289,038 and related to the following bank loan:

On May 7, 2020, Xinjiang United Family signed a new loan agreement with Huaxia Bank to borrow RMB15 million ($2,289,038 as of December 31, 2020) as working capital for a year, with a maturity date of May 7, 2021. The loan bears a favorable fixed interest rate of 4.98% and is guaranteed by Ms. Baolin Wang, the legal representative of Xinjiang United Family, and XJ Financing Guaranty. In order for XJ Financing Guaranty to endorse the guarantee with the bank, our controlling shareholder, Mr. Gang Li, and his wife, Ms. Ying Xiong, jointly signed a personal guarantee agreement with XJ Financing Guaranty and pledged their residential property as collateral to XJ Financing Guaranty. In addition, Xinjiang United Family pledged all its equipment in the PRC and the operating rights of two bakery stores as collateral to XJ Financing Guaranty. Three affiliated entities controlled by Mr. Gang Li also signed guarantee agreements with XJ Financing Guaranty. The loan was subsequently repaid in full upon maturity.

(2)

Repayment of a long-term bank loan: as of December 31, 2020, our contractual obligation to repay an outstanding long-term bank loan totaled $209,291 and related to the following bank loan:

On April 29, 2020, our U.S. subsidiary Chanson 23rd Street received funding for a loan totaling $209,291 from Cathay Bank under the U.S. SBA PPP, which is part of the CARES Act enacted on March 27, 2020. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrues interest at a rate of 1% and any portion of the principal and accrued interest that is not forgiven is required to be repaid by April 29, 2022. We filed an application for forgiveness of the loan’s principal and interests at the end of February 2021, and the application was approved by the bank and the SBA in May 2021.

(3)	We lease office spaces, bakery stores facilities, and employee dormitories, which are classified as operating leases in accordance with ASC Topic 842. As of December 31, 2020, our future lease payments totaled $12,495,196.

Trend Information

Other than as disclosed elsewhere in this registration statement, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2020.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

For bakery products sold by our PRC Stores and Chanson 23rd Street and eat-in services offered by Chanson 23rd Street, we have not experienced obvious seasonal fluctuations in our sales as these products have been commonly consumed on a daily basis by our customers. With respect to beverage products sold by our PRC Stores and Chanson 23rd Street, we have experienced in the past, and expect to continuously experience in the future, higher retail sales during summer as a result of higher customer demand. With respect to seasonal products sold by our PRC Stores, we have experienced in the past, and expect to continuously experience in the future, seasonal fluctuations in our retail sales as a result of customers’ increased demand for these seasonal products as gifts and for person consumption during holiday seasons. Historically, we generate almost all the retail sales of our seasonal products during the one or two months before Dragon Boat Festival and Mid-Autumn Festival in China, which respectively take place at the end of the second quarter and the beginning of the third quarter of a year.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, advances to suppliers, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.

We determine the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income (loss). Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2020 and December 31, 2019, there was no allowance recorded as we consider all of the accounts receivable fully collectible.

Inventories

Inventories consist of ingredient materials, finished goods, packing materials and other materials. Inventories are stated at the lower of cost or net realizable value, on a weighted average basis. Costs include the cost of ingredient materials, direct labor, and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. We periodically evaluate inventories for their net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales. For the years ended December 31, 2020 and 2019, no inventory reserve was recorded because no slow-moving, obsolete, or damaged inventory was identified.

Revenue recognition

We follow Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), for revenue recognition. ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized, as performance obligations are satisfied.

We currently generate our revenue through our bakery/café stores as well as through online sales. We recognize revenue from bakery/café sales upon delivery of the related food and other products to the customer and fulfillment of all performance obligations. Revenue is recognized net of any discounts, sales incentives, sales taxes, and value added taxes that are collected from customers and remitted to tax authorities.

In the PRC Stores, we sell membership cards that do not have an expiration date and from which we do not deduct non-usage fees from outstanding card balances. Membership cards are reloadable and redeemable at any of our store locations. Amounts loaded into these cards are initially recorded as deferred revenue. When membership cards are redeemed at stores, we recognize revenue and reduce the deferred revenue. While we continue to honor all membership cards presented for payments, management determines the likelihood of redemption to be remote for certain cards with long periods of inactivity (“breakage”), which is five years after the last usage based upon our historical redemption patterns. Membership card breakage is recorded as revenue in the consolidated statements of operations and comprehensive income (loss). Membership card breakage was immaterial for the years ended December 31, 2020 and 2019.

In the PRC Stores, we maintain a customer loyalty program in which customers earn free cash vouchers when purchasing or reloading membership cards at certain amount. These cash vouchers typically do not expire, except for certain vouchers given out at special occasions, which usually state an expiration date and can only be exchanged for certain seasonal products or specialty cakes. We establish corresponding liabilities in deferred revenue for the membership cards and the free cash vouchers upon issuance. We allocate the consideration received proportionately between the membership cards and cash vouchers based on their face values. Revenue is recognized at the allocated amount upon redemption of membership cards and cash vouchers, at which point we deliver products to customers and reduce the deferred revenue. Unredeemed cash vouchers will be recognized as revenue upon their expiration dates, if any, or five years after their issuance if there are no stated expiration dates, when management determines the likelihood of redemption to be remote.

Contract balances and remaining performance obligations

Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs. We did not have contract assets as of December 31, 2020 and 2019. Our contract liabilities, which are reflected in our consolidated balance sheets as deferred revenue of $4,657,000 and $3,410,303 as of December 31, 2020 and 2019, respectively, consist primarily of customer payments for the membership cards and the fair value of the cash vouchers under our customer loyalty programs. These amounts represent our unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the years ended December 31, 2020 and 2019 that was included in the opening deferred revenue was $2,936,748 and $1,864,535, respectively. As of December 31, 2020, the aggregate amount of unredeemed membership cards and cash vouchers was $4,657,000. We will recognize revenue when customers redeem the membership cards or cash vouchers for in-store purchases. Based on our historical experience, a significant portion of the redemption is expected to occur during the first two years after December 31, 2020 and the remaining between the third and fifth year.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest relating to income taxes were incurred during the years ended December 31, 2020 and 2019. We do not believe there was any uncertain tax provision at December 31, 2020 and 2019.

Our operating subsidiary in China is subject to the income tax laws of the PRC. Our operating subsidiaries in the U.S. are subject to the tax law of the U.S. As of December 31, 2020, the tax years ended December 31, 2016 through December 31, 2020 for our PRC subsidiary remain open for statutory examination by PRC tax authorities, and the tax years ended December 31, 2018 through December 31, 2020 for our U.S. subsidiaries remain open for statutory examination by U.S. tax authorities.

Recent accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of U.S. GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The specific areas of potential simplification in this ASU were submitted by stakeholders as part of the Simplification Initiative. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. We adopted this ASU on January 1, 2021 and the adoption of this ASU did not have a material impact on our consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have material impact on our consolidated financial position, statements of operations, and cash flows.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost& Sullivan”) commissioned by us in September 2020 entitled “The Xinjiang Province and the United States Bakery Industry Independent Market Research” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF BAKERY PRODUCTS MANUFACTURING MARKETS IN THE PRC

Introduction

Bakery products are foods made from flour, yeast, salt, and water, together with sugar, oil, milk, eggs, or additives for extra flavor and texture, and cooked in an oven. Bakery products in the PRC include both Western bakery products such as bread, cakes, and biscuits, and traditional Chinese bakery products such as mooncakes, Chinese pancakes, and stuffed pies. As the pace of life becomes faster in the PRC, the demand for bakery products is expected to grow steadily since ready-made bakery products are time saving and convenient to carry.

Market Size

Bakery products have become more popular among Chinese consumers. According to the Frost & Sullivan Report, the retail sales value of bakery products in the PRC had increased from approximately $24.30 billion in 2015 to approximately $31.85 billion in 2020, representing a compound annual growth rate (“CAGR”) of 5.6%. The rise in retail sales value during the period was mainly due to the rising disposable income, an influx of western pastry, and increasing per capita consumption of bakery products in the PRC. With an optimistic economic outlook highlighted under the Outline of 13th Five-Year Plan for the National Economic and Social Development of the PRC by the PRC government and increasing consumption of bakery products among Chinese consumers, the retail sales value of bakery products in the PRC is expected to further increase at a CAGR of 5.7%, reaching approximately $42.34 billion by the end of 2025.

Source: The Frost & Sullivan Report

Note: Total Retail Sales Value is converted to USD at RMB/USD of 6.605.

According to the Frost & Sullivan Report, from 2015 to 2020, the retail sales value of bakery products in Xinjiang had increased at a CAGR of 7.1% from approximately $0.88 billion to approximately $1.24 billion. The rise in retail sales value during the period was mainly due to the rising disposable income, an influx of western pastry, and increasing per capita consumption of bakery products in the area. It is estimated by Frost & Sullivan that bakery products will become more popular among consumers in Xinjiang and the total consumption of bakery products will further increase, driving the retail sales value of bakery products in Xinjiang to reach approximately $1.70 billion by the end of 2025, representing a CAGR of 6.4%. Such growth in the retail sales value of bakery products will create sufficient room for the industry to develop moderately and market participants may seek opportunities to expand their market presence in Xinjiang in the next few years.

Source: The Frost & Sullivan Report

Note: Total retail sales value is converted to USD at RMB/USD of 6.605.

Production Analysis

There are three different production modes for bakery products in the PRC. Most of the bakery product manufacturers produce their products in a central factory and deliver the finished product to chain stores and retail stores for sale. These manufacturers may enjoy lower manufacturing cost but the shelf life of their bakery products is usually shorter (approximately three to five days). Some bakery product manufacturers produce semi-finished products in a central factory and rely on their stores for further processing, such as baking, garnishing, and packaging. The bakery products produced this way are fresher than those delivered from a central factory, since the bakery products are prepared right before being put on the shelf. Lastly, some bakery product manufacturers establish a designated area in their chain stores or retail stores for production in order to offer bakery products with the best quality and freshness. However, as more manpower is needed to produce the same amount of bakery products, the cost of this production model is the highest among three production modes.

Cost analysis

Labor cost. According to the National Bureau of Statistics of China, the average annual wage of employed persons in the manufacturing industry in urban areas of the PRC increased from approximately $8,519.9 in 2015 to approximately $12,804.0 in 2020, representing a CAGR of 8.5%, such an increase being mostly attributable to the high demand for labor workers and a rise in the minimum wage level. Besides, driven by the strong economic performance in the PRC, the average annual wage of employed persons in manufacturing industry in urban areas of the PRC is estimated to grow at a CAGR of 1.6 % from 2021 to 2025 and reach approximately $13,841.1 in 2025. On the other hand, the average annual wage of employed persons in the catering service industry in urban areas of the PRC increased at a CAGR of 3.7% from approximately $6,284.1 in 2015 to approximately $7,553 in 2020. With an expansion of the catering service industry and increasing frequency of dining out among Chinese consumers in the recent years, the average annual wage of employed persons in the catering service industry is expected to reach approximately $8,537.5 in 2025, representing a CAGR of 2.4% from 2021 to 2025. The anticipated rising labor cost in the PRC is expected to exert operational pressure on bakery product manufacturers. Small-sized manufacturers without sufficient capital flow may experience difficulties in hiring enough employees and sustain their business.

Source: The National Bureau of Statistics of China, and the Frost & Sullivan Report

Note: Total average annual wage is converted to USD at RMB/USD of 6.605.

Raw material cost. According to the National Bureau of Statistics of China and the China Sugar Association and the estimation of Frost & Sullivan, the average selling prices of eggs, sugar, and flour increased at a CAGR of 1.5%, 1.2%, and 7.8% from 2015 to 2020, respectively. The increase in selling prices of eggs, sugar, and flour were mainly due to a steadily increasing demand for these raw ingredients from the food manufacturing industry and the relatively stable supply of eggs, sugar, and flour due to the removal of excess capacity of production in the PRC. The selling prices of eggs, sugar, and flour are expected to increase and reach approximately $0.87 per pound, $0.51 per pound, and $0.58 per pound respectively in 2025, representing a moderate CAGR of 2.2%, 2.9%, and 4.0%, respectively from 2021 to 2025. As the prices of fundamental ingredients of bakery products increased over the recent years, the cost increase will ultimately be shifted to consumers, which will lead to a rise in the unit price of bakery products.

Source: The National Bureau of Statistics of China, China Sugar Association, and the Frost & Sullivan Report

Note: Total average selling prices are converted to USD at RMB/USD of 6.605.

Rental cost. According to the Frost& Sullivan Report, the average monthly rent of retail outlets in Xinjiang increased from approximately $0.95 per square feet in 2015 to approximately $0.99 per square feet in 2020, representing a CAGR of 1.0%. The increase in Xinjiang was mainly due to steady economic growth and stimulating economic policies adopted by the government. Because of urban development and more frequent economic activities in Xinjiang, the average monthly rent of retail outlets in Xinjiang is expected to further increase, reaching approximately $1.04 per square feet in 2025, representing a CAGR of 0.7%. Retail outlet rents often constitute a large part of the business costs of a bakery product retailer, the rising rent will impose higher financial pressure to bakery products retailers.

Source: The Frost & Sullivan Report

Note: Average monthly rent is converted to USD at RMB/USD of 6.605.

Market Drivers and Development Trends

Improved quality of life. Over the past five years, the spending power of Chinese residents has increased and Chinese consumers have exhibited a stronger preference for bakery products made from better ingredients and of higher quality even at a higher price. According to the National Bureau of Statistics of China, the amount of disposable income per capita nationwide in the PRC has increased from approximately $3,325.7 in 2015 to approximately $4,873.4 in 2020, representing a CAGR of 7.9%. The improved living standards have therefore stimulated the consumption of staple food, such as bakery products, in the PRC.

Integration of Enterprise Resource Planning (ERP). ERP generally refers to an integrated application of business management software that fully administers the daily operations of a business, such as procurement procedures, production processes, and the distribution of sales. A holistic ERP enables manufacturers to facilitate information flow and foster error-free transactions, which ultimately enhances the business performance and optimizes operation efficiency. Specifically, ERP, such as Systems Applications and Products in Data Processing (SAP), has been increasingly adopted by business enterprises in the bakery product manufacturing and retail market in the PRC. Market participants use ERP to adjust their business strategies and optimize their operational capabilities in order to manage costs and maximize their profit.

Expansion of E-commerce channels. The popularity of online and on-demand food delivery platforms, such as Ele.me and Meituan Waimai, in the PRC over the recent years has encouraged bakery product manufacturers and retailers to adjust their business models to suit consumers’ demand for convenient food delivery. For example, Ebeecake in Beijing has prioritized the e-commerce channel in their sales methods and has dedicated itself to provide consumers a unique experience through their online platform and third-party platforms, such as JD.com. As the bakery product manufacturers and retailers face more intense competition in the PRC, it is expected that more market participants will expand their e-commerce channels to attract potential consumers.

Changes in marketing strategies. With a growing awareness of a healthy lifestyle among the Chinese consumers, bakery product manufacturers and retailers have launched low calorie, low carbohydrates, and vegan products with the addition of dietary fiber together with extensive marketing to meet the trend. Additionally, they have focused on the packaging and appearance of bakery products to appeal to consumers and increase the likelihood of their products being shared via social media platforms. Bakery product manufacturers and retailers also conduct advertising campaigns through their own social media accounts.

Competition Overview

The bakery product market in the PRC is highly fragmented and competitive with no single leading firm. According to the Frost & Sullivan Report, there were more than 1,600 bakery product manufacturers with more than 9,000 retail outlets in the PRC and the top five market participants contributed to an aggregate market share of approximately 6.8% in terms of revenue in 2020. More specifically, there were more than 50 bakery product manufacturers with over 120 retail outlets in Xinjiang in 2020. The competition among the bakery product manufacturers and retailers in the PRC is expected to become more intense in the future as more international enterprises enter the Chinese market and some other big food manufacturing companies expand their product portfolios and enter the bakery product market to directly compete with existing market participants. In addition, some small-sized manufacturers may enter the bakery product market to provide exotic and unique bakery products.

OVERVIEW OF BAKERY PRODUCT MARKET IN THE UNITED STATES

Market Size

The bakery product market in the United States is considered as a relatively mature market, as products such as bread, cakes, and pastries have been one of the staple foods in the western culture. According to the Frost & Sullivan Report, commercial bakeries generally refer to establishments that primarily engaged in manufacturing fresh and frozen bread and bread-type rolls and other fresh bakery products, such as bagels, biscuits, and cakes. The COVID-19 pandemic across the United States in 2020 led to temporary shutdown of manufacturing facilities and adoption of lockdown and social-distancing practices, which caused shortage of raw material and labor and disruption to production lines and supply chains of commercial bakeries. On the other hand, commercial bakeries also encountered favorable market opportunities as consumers (i) shifted purchases to online platforms and nearby bakeries without significantly reducing their consumption of bakery products, since bakery products are still regarded as one of the most essential products in the U.S.; (ii) increased purchases of entertainment assortments, such as cakes and pastries, when they are in quarantine at home; and (iii) started to purchase bakery products in quantity. As a result, and according to the U.S. Bureau of Economic Analysis, the consumption expenditures of bakery products increased sharply from $92.82 billion in 2019 to $102.08 billion in 2020, representing a year-on-year growth of 10.0%, which was the highest year-on-year growth rate during the past five years. Overall, the retail sales value of commercial bakeries increased from approximately $28.12 billion in 2015 to $34.22 billion in 2020, representing a CAGR of approximately 4.0%. According to the Frost & Sullivan Report, the retail sales value of commercial bakeries is expected to reach approximately $41.87 billion by the end of 2025, representing a CAGR of approximately 4.1%.

Source: The Frost & Sullivan Report

The retail sales value of commercial bakeries in New York City has experienced a moderate growth from approximately $1.25 billion in 2015 to approximately $1.73 billion in 2020, representing a CAGR of 6.8%. Commercial bakeries in New York City have been providing a wide range of bakery products, such as cakes, bagels, breads, cookies, and pies, with different flavors, and have remained one of the most popular types of stores in the city. The COVID-19 pandemic adversely affected the production lines and supply chains of commercial bakeries in New York City in 2020. As New York City gradually recovers from its lockdown, the businesses of commercial bakeries are expected to gradually recover and the retail sales value of commercial bakeries in New York City is expected to reach approximately $2.21 billion by the end of 2025, representing a CAGR of 5.4%.

Source: The Frost & Sullivan Report

Market Drivers and Development Trends

Improving quality of life. According to the Bureau of Economic Analysis of the United States Department of Commerce, the per capita disposable personal income in the United States increased from approximately $42,953 in 2015 to approximately $53,082 in 2020, representing a CAGR of 4.3%. Because of such an increase in per capital disposable personal income, consumers are more willing to pay more to purchase premium and healthier bakery products, such as low-carbohydrates, gluten-free, and trans-fat-free bakery products, in order to pursue a better lifestyle.

Wide spectrum of distribution network. Apart from selling their products through traditional brick-and-mortar stores, bakery product manufacturers nowadays also utilize the Internet for marketing and sales. For example, the emergence of online food-ordering platforms, such as Seamless, Postmates, and Uber Eats, has provided an additional business opportunity for bakery product manufacturers and retailers to expand their distribution networks, which ultimately increases their customer bases and sales volumes of their products across the United States.

Rise of social media platforms. Social media platforms, such as Twitter, Facebook, and Instagram, have served as the fundamental component of digital and social marketing in the retail sector nowadays. It has encouraged customers to post user-generated contents, including product reviews and comments, on the Internet and foster customer-to-customer interactions. As a result, bakery products manufacturers and retailers may understand customers’ preferences on the flavor of bakery products and keep updated with the latest consumer market trends through online social media platforms, and develop new recipes and enrich their product portfolio. In addition, as potential customers of a company can be relatively easily reached through social media, successful social media campaigns, such as content promotion and influence of opinion leaders, can spur product sales growth and boost the brand awareness and value proposition of bakery product manufacturers and retailers.

Competition Overview

The bakery product market in the United States is highly competitive and fragmented with a number of small to medium size manufacturers specializing in a wide variety of bakery products, such as French patisseries, bread, cookies, and cakes. According to the Frost& Sullivan Report, there are more than 3,000 commercial bakeries and over 7,200 retail bakeries across the United States, of which there are more than 280 commercial bakeries and over 380 retail bakeries in New York City in 2020. The competition among these players mainly focuses on price, quality, product differentiation, marketing strategies, and nutritional values. Successful marketing strategies and product differentiation are the key factors as they facilitate manufacturers to establish their brand image, and customers are more likely to purchase products from a well-known brand.

OVERVIEW OF RESTAURANT BUSINESS IN NEW YORK CITY

According to the Frost & Sullivan Report, the retail sales value of restaurant business in New York City had grown at a CAGR of 5.6% from approximately $37.30 billion in 2015 to approximately $46.44 billion in 2019. The increase in retail sales value of restaurant business was mainly due to a growing disposable income per capita of residents in New York City, more diverse restaurant categories available to customers, and a rising number of travelers to New York City. However, due to the COVID-19 pandemic in 2020, residents were asked to comply with social-distancing measures and mass gatherings were limited, which brought tremendous impact to restaurant businesses in New York City and the retail sales value of restaurant business decreased to $30.41 billion in 2020, representing a CAGR of approximately -4.0% between 2015 and 2020. As New York City gradually recovers from its lockdown and mass vaccination is being implemented in 2021, the retail sales of restaurant business in New York City is expected to recover and reach approximately $50.63 billion by the end of 2025, representing a CAGR of 7.5% from 2021 to 2025.

Source: The Frost & Sullivan Report

The restaurant market in New York City is highly competitive and fragmented. In 2020, there were more than 6,500 establishments of full-service restaurants across New York City. Market players in the restaurant market compete with their product offerings, such as availability of international cuisines, as well as food quality and prices.

BUSINESS

Overview

We manufacture and sell a wide selection of bakery products, seasonal products (i.e. products sold during particular holiday seasons), and beverage products; we also offer eat-in services in some of our stores. We currently focus our business in Xinjiang of the PRC and New York City and plan to expand to other regions of the PRC and the U.S., with a goal of opening three to five new stores in China annually and 10 new stores in the U.S. during the next five years. We aim to make healthy, nutritious, and ready-to-eat food through advanced facilities and industry research and to create a comfortable, yet distinguishable store environment in which customers can enjoy our products.

We sell our products primarily through (i) a bakery chain consisting of 27 stores operated by Xinjiang United Family and its VIEs, under our “George●Chanson” brand in Xinjiang, and (ii) through Chanson 23rd Street in New York City. We are also currently renovating spaces for the opening of a new store in New York City. Selling through our own stores allows us to run our entire operation more efficiently and to exercise greater control over the quality of our products and the presentation of our brand, and to better manage customer experience in our stores. We also sell our products on our digital platforms and through third-party online food ordering platforms. Our current customer base consists of both individual and corporate customers. To expand our customer base, we have developed a variety of marketing and sale strategies, such as increasing our presence on social media platforms, devising pricing and discounting programs, and improving customer in-store experience.

For our PRC Stores, we manufacture the majority of bakery products in our central factory located in Urumqi, Xinjiang, prepare beverage products within the stores, and contract third-party manufacturers to produce seasonal products. For Chanson 23rd Street, we bake bakery products, prepare breakfast, lunch and all-day brunch, bar food, and other light meals for eat in, and make beverage products all within our kitchen in the store. To ensure the quality and safety of our products, we procure raw materials, including flour, eggs, and milk, from renowned suppliers with a record of consistently supplying high-quality raw materials over decades in the food industry. In addition, we have implemented a rigorous quality control system covering our entire operation process and mandated internal training to improve our employees’ awareness and knowledge of food safety.

We have a dedicated and highly-experienced product development team that constantly creates new products that reflect market trends and are designed to meet customer demand.

As of August 2021, we had more than 590 types of bakery products and seasonal products on sale in our PRC Stores, including over 28 types of new products introduced to the market since 2020, and 85 types of eat-in menu items and bakery products on sale at Chanson 23rd Street, including 30 types of new products introduced to the market since 2020. We also offer a large number of beverage products in our PRC Stores and Chanson 23rd Street and update our drink menus seasonally and in response to ever changing customer demand. By continuously offering new products and refining our product formulas to enhance existing products, we believe that we are able to steadily bring in new customers and increase the frequency of our existing customers’ visits to our stores, digital platforms, and store page on third-party platforms.

For the fiscal years ended December 31, 2020 and 2019, we had total revenue of $10,313,512 and $12,577,135, and a net loss of $164,029 and net income of $945,468, respectively. Our PRC Stores accounted for 87.0% and 81.1% of our total revenue for those fiscal years, respectively, and Chanson 23rd Street accounted for 13.0% and 18.9%, respectively.

Our PRC Stores primarily generate revenue through sale of bakery products, seasonal products, and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from sale of bakery products accounted for 91.8% and 90.7% of our PRC Stores’ revenue, revenue derived from sale of seasonal products accounted for 6.6% and 6.9% of our PRC Stores’ revenue, and revenue derived from sale of beverage products accounted for 1.6% and 2.4% of our PRC Stores’ revenue, respectively.

Chanson 23rd Street primarily generates revenue through offering eat-in services and sale of bakery products and beverage products. For the fiscal years ended December 31, 2020 and 2019, revenue derived from offering eat-in services accounted for 37.9% and 45.5% of Chanson 23rd Street’s revenue, revenue derived from sale of bakery products accounted for 44.6% and 40.3% of Chanson 23rd Street’s revenue, and revenue derived from sale of beverage products accounted for 17.5 % and 14.2% of Chanson 23rd Street’s revenue, respectively.

Our Competitive Strengths

We believe we have the following competitive strengths:

Trendy Brand Reflecting Healthy Food Concepts

We aim to promote long-term, healthy diets, and have integrated healthy food concepts and nutritious elements into all lines of our products. We have successfully developed a group of popular products based on the low-fat, low-sugar, low-sodium, and protein-rich principles while adjusting product textures and tastes to accommodate customer preferences. These products, including enzyme bread, high-fiber bread, whole-wheat bread, and calcium bread, have been highly praised by our customers. We believe our differentiated approach will continue to strengthen the loyalty of existing customers to our brand and will attract new customers to both our products and brand.

Strict Quality Control

Product quality has always been one of our top priorities. We start quality control with our suppliers by procuring raw materials from renowned suppliers that have proven records of supplying high-quality raw materials and complying with food safety standards and measures. We also continuously introduce new production equipment with up-to-date industry technologies while making further improvements and adjustments to existing production equipment based on our product features and our actual production needs. As a result, we have effectively decreased defective rates of all product lines in our central factory and enhanced the quality of our products.

We have created and executed a comprehensive system of quality control and performance appraisal, covering a wide range of activities in procurement, production, sale, finance, and day-to-day employee management, among other things. Our system includes central factory daily management procedures, employee health review standards, and factory workshop sanitation and inventory management policies. This system has been effectively used to monitor and conduct hazard analyses on raw materials, production, inventory maintenance, and transportation. In addition, we have adopted a set of strictly standardized rules to further refine quality control in every part of the production process, appropriately adjusting management policies, standards, and measures based on distinct features of our production mode. Through such an integrated approach, we have been able to adopt a science-backed and data-based style of management, resulting in higher-quality products.

Advanced Industry Research and Constant Product Innovation

With a successful history of developing new products based on customer demand and market trends, we focus on constant innovation to improve the taste, texture, formula, and packaging of our products, forming a virtuous cycle that has enabled us to introduce new products periodically. We keep separate product lines for our PRC Stores and Chanson 23rd Street, and have introduced over 28 types of new products in our PRC Stores and 30 types of new products in Chanson 23rd Street since 2020. We typically evaluate the profitability of our products annually or semi-annually by considering factors such as cost of revenue increases and competitive pricing strategies. We have historically been able to terminate less profitable products, and launch similar new products and refine our product formulas to enhance existing products with higher prices to cover higher ingredient costs.

To develop product formulas that reflect key market trends and thus enable our products to be competitive, our research and development (“R&D”) team members frequently participate in industry conferences and engage with industry experts. Through years of efforts, we have also developed a systematic approach to refine product packaging. For instance, we seamlessly combine functionality with aesthetics by integrating automatic packaging and packaging techniques with a heat-sealing feature and stylish graphic designs. To keep our organization rejuvenated with innovative ideas, we have not only devised talent strategies to recruit talents from the PRC, Europe, and the U.S., but also increased the strength and scale of our internal training programs to equip our employees with a strong sense of business and competitiveness.

Advantageous Information Management System

To maximize our operation efficiency and distribute our resources based on a data-centric principle, we have adopted the ERP System in our PRC Stores and central factory. The ERP System is a business process management software for managing business and automating back office functions related to technology, services, and human resources. The ERP System integrates data collected from every critical aspect of our production and sale process and facilitates a convenient data exchange process among the management office, the central factory and PRC Stores, and other distributors. Through the ERP System, we are able to locate and verify details of all the processed transactions in our PRC Stores and even determine the cost of every single kind of products. Chanson 23rd Street has not adopted and currently has no plan to adopt the ERP System since operations of the store is not as complex as those of the PRC Stores.

Well-Developed Distribution Network in Xinjiang

We highly value the development of our distribution network. With years of experience in marketing and selling products in the food industry in Xinjiang, we have adopted a core strategy that focuses on developing a network of stores and supplementing the network with other distribution channels. We have 27 stores in three well-developed cities of Xinjiang, namely Urumqi, Changji, and Shihezi. The relatively low labor cost in Xinjiang and our long-term, sustainable business relationships with established local supermarkets that enjoy high levels of brand loyalty, such as Youhao Supermarket and Huijia Supermarkets, strengthen our power to control front-end product sales, prepare us with a solid foundation to explore new market opportunities, and improve our operation efficiency. We also sell products through our digital platforms and collaboration with third-party online food ordering platforms such as Meituan-Dianping and Koubei. To maintain a close connection between the point of sale of each distribution channel and our production team, we primarily use our own transportation team to transport products. Third-party companies sometimes provide ancillary logistic support. We designed and effectively implemented various marketing strategies in our distribution network in Xinjiang to introduce new products and promote marketing campaigns within short periods of time.

Experienced Management and Professional Teams

Our senior management team, led by Mr. Cheng Chen, our chief executive officer, and Ms. Jihong Cai, our chief financial officer, has deep expertise and a proven track of record in managing brands and operating food and retailing businesses. Our professional team is comprised of highly-skilled and dedicated employees with wide ranging experience in services, product development, business development, and marketing. For instance, the R&D department of our PRC Stores is led by Mr. Fufen Wang, Mr. Shangke Zhong, and Mr. Yiguang Mo, all of whom have decades of experience in the bakery industry and are certified by the Ministry of Human Resources and Social Security of the PRC as National Advanced Chefs specializing in pastry and bakery in the PRC. Chanson 23rd Street employed Chef Rory Macdonald as chef from 2017 to 2019, who previously worked at several Michelin-starred restaurants and is known for his six-course, omakase-style, dessert tasting menus that have earned extensive acclaim. Chef Macdonald helped develop a majority of viennoiseries and pastries of Chanson 23rd Street during the launch phase of the store. The current head baker of Chanson 23rd Street, Mr. Assane Diop, possesses years of baking experience in restaurants and hotels as well as Maison Kayser in New York. We believe that our management and professional teams will not only be able to effectively grow our business through continued operating improvement and research, but also serve as key drivers of our success and position our Company as an attractive vehicle for future long-term growth in the food industry beyond bakery products.

Our Growth Strategies

We intend to develop our business and strengthen brand loyalty by pursuing the following strategies:

Expand into New Markets by Opening New Stores

We plan to explore new markets while enhancing our current presence in the Xinjiang market and the New York City market by analyzing our sales data and features of customer trends in different regions, continuously focusing on improving customer in-store experience, further expanding our distribution networks, and exploring new partnership opportunities.

We have formed Chanson Greenwich in preparation for the opening of a new store in the Tribeca area of New York City in 2021 and are currently renovating the space. After opening our new store in Tribeca, we plan to open 10 additional stores in New York City during the next five years. The cellar space at our store in Tribeca is designed to be used as our central kitchen to produce bakery products, which will be delivered to these future stores on a daily basis. Such a store organization structure, we believe, will significantly reduce our costs for equipment and personnel, while satisfying our customers’ need for ready-to-eat and high-quality food. We believe that the operation and business concepts of our new stores will allow us to successfully enter other markets underlining urban, fast-paced lifestyles similar to first-tier cities in the U.S. and the PRC.

Enhance In-Store Customer Experience and Customer Services

To improve customer in-store experience and the visibility of our brand image across different regions, we have renovated the majority of our stores during the last four years. Our vision is to create a store environment consisting of a clean, modern interior design, with open kitchens, relaxing background music, soft light, and the smell of freshly-made bakery products. In addition to implanting fundamental brand values into renovation, we also give individual store managers flexibility in decorating their store and arranging the display of our products in ways that match characteristics of the region where the store is located and cater to local customers’ needs. To enhance customer services, we have been systematically training and will continuously provide standardized training to our store employees, so they are able to present themselves in consistent manners and provide high-quality services that uphold our brand image. We firmly believe that a relaxing café environment, which allow customers to use our stores as their go-to places for multiple social purposes, in-store experiences with elements distinctively associated with our brand, and high-quality services will allow us to stand out from our competitors.

Keep Implementing Healthy and Nutritious Diet Principles in Product Development

As a socially responsible company, our corporate mission is to promote healthy, nutritious, and conscious eating. To further align our actions with our vision, we have integrated and plan to keep integrating healthy elements and concepts, such as zero fat or low fat, low calorie, zero or low sugar, high fiber, vitamins and minerals, and low oligosaccharide into our existing and future products through measures and procedures that have been approved by industry experts.

Increase Brand Awareness

We will continue to increase customer awareness and excitement for the “George●Chanson,” “Patisserie Chanson,” and “Chanson” brands and drive customer loyalty through our marketing efforts, social media presence, continued store expansion, and growing e-commerce sales. Our marketing programs are designed to develop and foster a personal connection with the community and position Chanson as a high-quality, community-conscious brand that provide healthy, nutritious, and ready-to-eat food. We will also continue to leverage our growing social media presence to increase our online sales and drive additional store visits within existing and new markets. We see a significant opportunity to increase our brand visibility in the New York City market, which will be a key area of focus in our marketing strategy going forward.

Our PRC Stores

Products

In our PRC Stores, we currently offer more than 590 types of bakery products and seasonal products, together with 90 beverage products. We derived 91.8% and 90.7% of our revenue from the sales of bakery products, 6.6% and 6.9% of our revenue from the sales of seasonal products, and 1.6% and 2.4% of our revenue from the sales of beverage products during the fiscal years ended December 31, 2020 and 2019, respectively. We constantly research on the latest European pastry and bakery trends to improve our product presentation and packaging. As the result of our effort, our products have been consistently praised by our customers as healthy, fresh, and stylish, and are commonly perceived as popular gift choices among our customers.

Our bakery products include packaged bakery products (cakes, bread, and snacks), birthday cakes, and made-in-store pastries. Our bestselling bakery products are little puffs, chocolate cakes, cheese cakes, whole-wheat bread, multigrain bread, original-flavor cookies, amber-walnut cookies, seven-inch fruit cakes, croissants, and almond pudding.

Our seasonal products include mooncakes and zongzi (sticky-rice ball stuffed with different fillings and wrapped in bamboo leaves). Our bestselling seasonal products are red-bean flavored mooncakes, sweet-date flavored zongzi, and flower flavored zongzi.

Our beverage products include store-made beverages and juice products. Our bestselling beverage products are strawberry flavored latte, orange-and-lemon flavored tea, and freshly squeezed orange juice.

Manufacturing and Logistics

We produce packaged bakery products at our central factory before shipping them to our stores. For birthday cakes and made-in-store pastries, we primarily only produce semi-finished products, such as various sweet dough and plain cakes at our central factory and ship them to our stores, leaving the final processing of made-in-store pastries and the decoration of birthday cakes to our employees at the stores. As of August 2021, 24 of our PRC Stores were equipped with ovens to produce made-in-store pastries and to meet additional customer demand for our products on a daily basis, and one store got made-in-store pastries directly from our central factory.

We contract third-party producers to produce seasonal products, mainly zongzi (sticky-rice ball stuffed with different fillings and wrapped in bamboo leaves) and mooncakes to meet customer demand during Dragon Boat Festival and Mid-Autumn Festival, which are traditional Chinese holidays and respectively take place at the end of the second quarter and the beginning of the third quarter of a year. Typically, third-party producers need a period of 45 to 60 days to process our supply orders, produce seasonal products, and deliver them to us. Customers’ demand for our seasonal products usually concentrates on the one or two months before these holidays. We sell seasonal products to individual and corporate customers.

Whether we enter into a supply agreement with a third-party producer for a particular year depends on the selling records of seasonal products in previous years, our sales plan during that year, and the production capacity of the third-party producer. By promptly communicating with and maintaining sustainable relationship with a group of third-party producers, our sales team is prepared to deal with additional customer orders during a particular season.

Product transportation to our stores is carried out by our own transportation team. As of August 2021, our transportation team had five trucks capable of transporting an aggregate of 5.5 tons of goods per day. All of those trucks have been incorporated into the ERP System. Depending on product features, our products are shipped at either room temperature, which is suitable for products that can be preserved at room temperature, or through cold-chain transportation, which is applied to semi-finished products such as frozen dough and desserts. Our -32.8 degree Fahrenheit large freezer and our 323 square feet cold-storage facilities can adequately house the operation of cold-chain transportation.

Distribution Channels

Stores

We currently have 27 PRC Stores in three cities of Xinjiang, namely Urumqi, Changji, and Shihezi. Instead of franchising, we choose to directly operate all of our PRC Stores because it allows us to exercise greater control over product quality, front-end sales, customer service quality, and overall shopping environment. This model also makes it easier to initiate transparent communication between our central management team and employees at our stores and to more efficiently manage our entire business operation through the ERP System. We plan to continue operating our stores directly in the foreseeable future.

We employ a rigorous analytical process to identify new store locations, whereby we evaluate locations based on market characteristics, demographic characteristics, including income and education levels, the presence of key anchor stores and co-tenants, population density, convenience for parking and other means of transportation, and the overall surrounding environment, among other factors. Before entering into a lease agreement, our management team conducts comprehensive research on lease prices near the selected location and identify factors causing any price difference. We also actively monitor and manage the performance of our stores and seek to incorporate information learned through the monitoring process into our future site selection decisions. We believe we have a flexible site selection model, whereby our stores can be located in both street and mall locations. We have grown our store base in both locations since our first store opened in 2012, with 14 stores in street locations and 13 stores in malls as of August 2021.

Digital Platforms

Customers can place orders at the website of our PRC Stores, www.xsong.com.cn. On our website, we sell birthday cakes and seasonal products, and promote seasonal and membership deals. We have a team of professionals working on refining the website to improve our online interaction with customers and the efficiency of customers’ online ordering process. For the fiscal years ended December 31, 2020 and 2019, the product sales made through our website accounted for 0.11% and 0.02% of our total sales, respectively.

In February 2020, we launched a new online store, which is linked to our official account on WeChat and focuses on selling seven-inch or larger cakes. Customers may place orders directly through their mobile phones and get their cakes quickly delivered by our own transportation team.

Third-Party Platforms

We list our bakery products on third-party online food ordering platforms such as Meituan-Dianping and Koubei. Customers can order through mobile apps and websites of these platforms, and pick up the ordered bakery products at our stores or have them delivered by the carriers of these platforms. For the fiscal years ended December 31, 2020 and 2019, the sales made through third-party platforms accounted for 4.2% and 4.62% of our total sales, respectively.

Store Experience

Our PRC Stores have sizes ranging from 482 square feet to 2,640 square feet. 24 of our PRC Stores have seats, with an average capacity of eight guests. Our internal teams have designed these stores and coordinated the whole renovation process to ensure the best presentation of our products and brand image. Our PRC Stores have been designed to possess a warm, inviting, and modern ambiance, with glass display cases and vintage cake stands showcasing baked goods that sit high upon marble counters. We believe that it is with this inviting and accessible atmosphere that we have cultivated a loyal customer base in residential and commercial markets.

Our PRC Stores are generally open from 10:00 a.m. to 10:30 p.m. daily during the summer and from 10:30 a.m. to 11:00 p.m. during the winter, and benefit from a balanced sales mix across operating hours.

Our Flagship Store

On November 29, 2019, we opened our flagship store, Hongshan Lifestyle Store, in Urumqi. At approximately 2,640 square feet and with 26 seats, the store features glass display cases, an open kitchen, and a cocktail bar, and sells bread, desserts, sandwiches, custom cakes, and beverages. Our flagship store is an important marketing platform that allows us to showcase our vision of a comfortable yet distinguishable store environment and connect with our customers in a new way, and for our customers to immerse themselves in an atmosphere that encompasses who we are.

Membership and Customers

We issue free membership cards that are rechargeable with cash in our PRC Stores to encourage higher spending by customers and strengthen their loyalty to our brand. Both corporate and individual customers can get membership cards, add money onto the cards, and use them to purchase products in our PRC Stores. By using our membership cards, customers will enjoy benefits such as free cash vouchers that can be used to purchase our products and 12% off original prices of all products on member day each week. Once a customer adds at least RMB200 (approximately $29) to a new membership card, the customer is counted as one of our members. As of August 2021, we had approximately 488,000 members. For the fiscal years ended December 31, 2020 and 2019, the sales to members collectively accounted for 47% and 39.54% of our total sales, respectively.

We sell bakery products from our PRC Stores to both individual and corporate customers.

Our individual customers come from a variety of age groups and social backgrounds. There are three methods for them to purchase our products, namely, purchasing products at our stores with cash or credit cards, getting membership cards and using membership cards to make a purchase at our stores, and ordering our products on digital platforms.

Our corporate customers primarily get membership cards and purchase cash vouchers for products such as seasonal products, cakes, and birthday cakes as part of employment benefits for their employees. During the time of year around Mid-Autumn Festival and Dragon Boat Festival, the majority of our customers buying seasonal products are corporate customers (though the number of individual customers who purchased zongzi from us increased during Dragon Boat Festival of 2020). We have already developed and maintained stable relationship with several corporate customers over the years. Our top corporate customers for the fiscal year ended December 31, 2020 included First Affiliated Hospital of Xinjiang Medical University, Xinjiang Medical University Affiliated Tumor Hospital, Xinjiang Medical University, the Labor Union Committee of Shenhua New Energy Co., Ltd., and the Labor Union Committee of Urumqi City Rail Group Co., Ltd. Our top corporate customers for the fiscal year ended December 31, 2019 included Urumqi Public Traffic Group Co., Ltd., Bank of Kunlun Co., Ltd. Urumqi Branch Office, Xinjiang Medical University, Bank of Communications Limited Xinjiang Branch Office, Xinjiang Medical University Affiliated Tumor Hospital, and the Trade Union Committee of Agricultural Bank of China Urumqi Branch Office.

Competition

The PRC bakery products market is highly fragmented, and competition in this market tends to be regionalized due to customers’ localized food preferences. Virtually all of our bakery products of our PRC Stores are sold in Xinjiang. Our major competitors are international and domestic companies that produce and sell bakery products in Xinjiang, including Tous Les Jours, Vinesweet, Bakery Share, Lanzhou Aili’s Food Company Ltd., Maiquer Group Co., and BreadTalk Group Ltd. We compete for customers primarily on the basis of the price and quality of our products, food safety, brand awareness and loyalty, responsiveness to customer demand and market trends, customer experience, the ability to accurately estimate sales quota and control inventory, production capacity, and operation and management of chain stores.

We also potentially compete with bakery product manufacturers, such as Grupo Bimbo, S.A.B. de C.V., and Toly Bread Co., and bakery chain stores, such as Paris Baguette from Korea, Yamazaki Baking from Japan, and Holiland and Wedome, both of which are PRC based. Although none of the above enterprises has built a dominating presence in Xinjiang, we anticipate to directly compete with them when we expand to other regional markets in the PRC in the future.

Chanson 23rd Street

Under Chanson 23rd Street, which is located in New York City’s Flatiron District, we operate Patisserie Chanson on the ground floor and Thyme Bar both on the ground floor and in the underground cellar.

Patisserie Chanson was established in 2016 as a modern European-style café and eatery that specializes in the art of making French-style viennoiseries and pastries. With an open display array of innovative gourmet pastries and piquant coffee brews, Patisserie Chanson is committed to offering eat-in services and serving freshly prepared bakery products and extensive beverage products.

Thyme Bar is a cocktail bar we opened in February 2020, which features various to-go cocktails. The opening menu of Thyme Bar was designed by Colin Stevens, who created every drink with a sustainable and low-waste approach, repurposing waste from nearby restaurants, like coffee grounds from Patisserie Chanson. Thyme Bar was one of the first bars in New York City to pivot and offer to-go cocktails and has been able to successfully maintain and evolve this business model through the COVID-19 pandemic. In August 2020, Jeremy Le Blanche became the new Head Bartender of Thyme Bar and introduced “The Thyme Bar Experience,” a floriography-based cocktail prix-fixe menu with food pairings designed for the outdoor dining age.

Patisserie Chanson and Thyme Bar have both received positive media coverage since their openings. The French-style chocolate fondants of Patisserie Chanson were reported by Vogue on April 14, 2017 as one of the most seasonally appropriate pastel-hued desserts for Easter season in New York City, and Thyme Bar was reported by Forbes on April 16, 2020 to be among 11 of the best cocktails-to-go bars in New York and again on October 28, 2020 for crafting to-go cocktails that are “sippable art.”

Products

In Chanson 23rd Street, we currently offer 85 types of eat-in menu items and bakery products, together with a large number of beverage products. We make these products in the kitchen or bar of the store and serve them to eat-in customers or sell them in our store. We derived 37.9% and 45.5% of Chanson 23rd Street’s revenue from offering eat-in services, 44.6% and 40.3% from the sales of bakery products, and 17.5% and 14.2% from the sales of beverage products during the fiscal years ended December 31, 2020 and 2019, respectively.

Our eat-in menu includes sandwiches, salads, toasts, croissants, soups, and desserts. Our bestselling menu items include avocado toast, smoked salmon croissant, and black truffle grilled cheese.

Our bakery products include cakes, bread, sweets, birthday cakes, and pastries. Our bestselling bakery products include kouign amann, kouign amann (salted caramel), and croissant.

Our beverage products include store-made coffee, herbal tea, fruit juices, and alcoholic beverages. Our bestselling beverage products include latte, cappuccino, brewed coffee, and “Thyme 2 Go” cocktails, which are bottled cocktails have been pre-chilled and pre-diluted.

Store Design

Chanson 23rd Street has two floors with an aggregate size of approximately 3,900 square feet. Seating in Chanson 23rd Street is comprised of a combination of table seats and bar seats with a capacity of 40 guests.

The design of Chanson 23rd Street intends to deliver a modern, clean, and inviting atmosphere with marble tables and counters, enhanced with abundant light and wooden fixture accents, and a layout that optimizes the available space and serves as a setting for a wide variety of occasions. Our open kitchen showcases our preparation processes and exemplified our commitment to freshness. We believe this layout achieves this atmosphere and makes us a desirable destination at any time of day.

Our Dining and Shopping Experience

We offer a variety of dining and purchasing options in Chanson 23rd Street. Customers can either grab our bakery products and beverage products for take-out or take a seat and stay longer for a relaxed and enjoyable eat-in experience. Chanson 23rd Street generally provides bakery products and eat-in services from 7 a.m. to 5 p.m. daily and its bar is open from 7 p.m. to midnight daily. Due to the COVID-19 pandemic, Chanson 23rd Street is currently providing indoor dining and delivery and pickup services from 8 a.m. to 5 p.m. daily, and its bar is open from 5 p.m. to 12 a.m. from Wednesday to Saturday.

Chanson 23rd Street offers delivery and pickup services within New York City (not including Staten Island). Customers may order sandwiches, desserts, French pastries, breakfast foods, brunch and lunch foods, beverages, and to-go cocktails via our website, patisseriechanson.com, and through third-party delivery partners, including Grubhub, Uber Eats, Caviar, Postmates, and Seamless.

In addition, Chanson 23rd Street offers corporate catering services in the New York City area. Our corporate catering focuses on meetings and work celebrations, offering breakfast and lunch boxes, croissant platters, salads, parfaits, sandwiches, sweets, cakes, and beverages. For special events, we can provide custom cakes with a company logo, personal monogramming, or custom flavors and colors.

Revenue derived from delivery, pickup, and catering services accounted for 38.13% and 47.39% of the total revenue of Chanson 23rd Street for the fiscal years ended December 31, 2020 and 2019, respectively.

Éclair Making Class

Chanson 23rd Street typically offers a 30-minute pastry lesson on filling and decorating éclairs every Sunday from 4 p.m. to 5 p.m. for $29 per person. Participants learn the essential techniques for making éclairs from a chef instructor and may take éclairs they made home to taste with family and friends. Chanson 23rd Street has suspended the éclair making classes due to the COVID-19 pandemic.

Customers

The majority of sales of Chanson 23rd Street are to individual customers and Chanson 23rd Street also supplies bread and desserts to corporate customers, including coffee shops and cafes in New York City. Chanson 23rd Street generated 71.17% and 53.25% of its revenue from sales to individual customers and 28.83% and 46.75% from sales to corporate customers during the fiscal years ended December 31, 2020 and 2019, respectively. Revenue generated from the top three corporate customers accounted for approximately 28% and 39% of the revenue of Chanson 23rd Street during the fiscal years ended December 31, 2020 and 2019, respectively. Chanson 23rd Street increased its efforts to develop corporate customers in 2019 and increased its share of revenue from corporate customers considerably. Due to the impact of the COVID-19 pandemic, development of corporate customers has slowed down in 2020. As a result, we expect sales to individual customers to remain the most significant sales channel of Chanson 23rd Street for the near future.

Competition

The New York City bakery products and restaurant business markets are highly competitive and fragmented with a number of small to medium size manufacturers specializing in a wide variety of bakery products and restaurants. All of the products of Chanson 23rd Street are sold in New York City. Our major competitors are internationally and domestically renowned bakery chain-stores in New York City, including Paris Baguette, Maison Kayser, and Le Pain Quotidien, and bakery product manufacturers including Grupo Bimbo, S.A.B. de C.V., and Toly Bread Co. In addition, we face significant competition from a variety of locally owned restaurants and national chain restaurants offering bakery products, as well as take-out options from grocery stores. We compete for customers primarily on the basis of price, quality, product differentiation, marketing strategies, and nutritional values.

Suppliers

We carefully select suppliers based on product quality and authenticity, and we seek to develop long-term relationships with them. Each year, we conduct a rigorous selection and evaluating process that gives us a chance to review our relationship with current suppliers and to explore relationships with new suppliers who are experienced and professionally trustworthy and strive for providing high-quality raw materials. We have been able to use the information learned from new suppliers to evaluate our agreements with current suppliers. We do not engage in any hedging agreements to manage our exposure to fluctuations in the price of food commodities. Our PRC Stores and Chanson 23rd Street negotiate and manage supply arrangements separately.

Our PRC Stores enter into supply agreements in the ordinary course of business with our suppliers, pursuant to a form of supply agreement typically for a one-year term. For some raw materials, such as butter, our suppliers provide a certain quantity of raw materials at a fixed price and deliver them separately based upon our needs; for other raw materials, such as eggs, our suppliers provide raw materials at prices determined when we place our orders. If the price of certain imported raw material is expected to rise, suppliers will provide a written notice to us at least one month in advance and we will then decide whether to order additional raw materials before the price increases. Suppliers deliver to our central factory approximately twice per week on Mondays and Fridays. After suppliers deliver, our payment per order is calculated based on the actual number of qualified products that meet our verification standards. Usually, we are given one to three months to complete the payment per order. Top suppliers of our PRC Stores during the fiscal year ended December 31, 2020 included Xinjiang Meishifu Food Co., Ltd., Urumqi Jinda Food Raw Material Co., Ltd. (“Jinda”), Urumqi Yuxin Commerce and Trade Co., Ltd., and Xinjiang Zhengda Food Co., Ltd. Their supply constituted 23%, 8%, 6%, and 6% of our PRC Stores’ total raw materials in terms of monetary value in that fiscal year, respectively. Top suppliers of our PRC Stores during the fiscal year ended December 31, 2019 included Urumqi Zhixin Huajia Commerce and Trade Co., Ltd. (“Zhixin Huajia”), Jinda, Urumqi Fukangyuan Commerce and Trade Co., Ltd. (“Fukangyuan”), and Urumqi Jinmaosheng Commerce and Trade Co., Ltd. (“Jinmaosheng”). Their supply constituted 25%, 9%, 7%, and 6% of our PRC Stores’ total raw materials in terms of monetary value in that fiscal year, respectively.

Chanson 23rd Street orders raw materials from suppliers based on its needs, instead of entering into long-term supply agreements with its suppliers. We are able to ensure consistent delivery and competitive pricing because of our long-term business relationships with these suppliers. Suppliers of sugar and flour deliver to Chanson 23rd Street weekly and suppliers of vegetables and fruits do so daily. Top suppliers of Chanson 23rd Street during the fiscal year ended December 31, 2020 included Dairyland USA Corporation, Paris Gourmet, and Baldor. Their supply constituted 29%, 18%, and 15% of Chanson 23rd Street’s total raw materials in terms of monetary value in that fiscal year, respectively. Top suppliers of Chanson 23rd Street during the fiscal year ended December 31, 2019 included Dairyland USA Corporation, Baldor, and Paris Gourmet. Their supply constituted 44%, 17%, and 15% of Chanson 23rd Street’s total raw materials in terms of monetary value in that fiscal year, respectively.

Food Safety

Food safety is essential to our success and we have established procedures to help ensure that our customers enjoy safe and quality food.

During the procurement of raw materials, our procurement team and compliance team evaluate the quality and applicability of the submitted samples of raw materials, as well as suppliers’ capability to meet deadlines. We re-evaluate those suppliers who we have previously collaborated with on a yearly basis to meet our changing production needs. For suppliers who add additives into the products they supply to us, we require them to warrant that additives in their products comply with food safety requirements and standards according to relevant laws and regulations. We also periodically examine the freshness of all raw materials and make sure that our storage conditions are properly to preserve their freshness.

During the actual production, we have designed and applied rigorous standards and requirements to oversee product formulas, product craftsmanship, and production process. We also regularly organize mandatory firm-wide trainings to teach our employees appropriate ways of applying food safety measures in different scenarios and to enhance their awareness and understanding of food safety as a whole. Without the approval of training managers, employees cannot work on production lines or in kitchens. Our quality-control team also analyzes production sectors that may influence product quality and safety, formulating corresponding methods to prevent potential negative effects. Before transporting or selling our products, we conduct strict final examination on them according to food industry standards to ensure that our products have high quality and are safe to consume.

We only sell our bakery products on the day when they are made and our light meals and beverage products on a made-to-order basis, and we make sure that any unsold or leftover products and unused semi-finished products are promptly disposed of, so as to offer our customers the freshest products that conform to stringent food safety standards on a day-to-day basis. We have also established systematic and efficient procedures to swiftly recall any product that imposes potential or existing food safety issues to our customers, whose health and safety are always most important to us. As of the date of this prospectus, we have never had to recall any product. To further improve our quality and safety control, we conduct periodic customer satisfaction surveys to learn about customers’ needs and quality of our products from their perspectives.

Inventory Management

In our PRC Stores and central factory, we have established policies and management procedures and formed a group of specialists to supervise employees working in the inventory team and to review their job performance. Our specialists also design emergency plans to deal with critical circumstances under which our inventory runs extremely low and conduct monthly reviews to assess differences between inventory accounts and actual amount of remaining inventory through the ERP System. By using an information and expertise-based management method, we are confident that we can effectively reduce costs and production waste.

●	For packaged bakery products, we adopt a sale-history based method to estimate production quota because it allows us to effectively address the short-lived feature of bakery products, to ensure our customers are presented with fresh bakery products, to maintain flexibility in production planning, and to strengthen our ability to effectively reduce inventory; and

●	For our made-in-store pastries and birthday cakes, we alternatively adopt a method that combines sale-history based quota estimation and in-time demand. In addition to delivering a certain number of semi-finished products to the stores, we also deliver raw materials to the stores, so store employees can make extra cakes or further decorate delivered cakes if there are excessive or special customer demand on a particular day.

In Chanson 23rd Street, our store manager or head chef determines the amount of raw materials to be ordered on a weekly or daily basis based on his or her experience and recent sales trends of our products. We usually keep inventories low and rely on in-time deliveries from suppliers. We take stock of our inventory at the end of each month to understand the amount of raw material used.

Marketing and Sale Strategies

Pricing and Discounting

We determine our product prices on the basis of various factors, including the consumption power of our targeted customer groups, market demand for specific products, product cost, prices of competitive products, and the macroeconomic environment. Such method gives us the space to change prices flexibly if circumstances require us to do so and allows us to better respond to customers’ changing sensitivity to price. This advantageous approach has allowed us, and, we expect will continue, to attract more customers and reinforce and further expand brand loyalty. We plan to further refine our calculation formula to ensure that our product prices accurately and cautiously take into consideration both existing and potential market factors.

On a periodic basis, we design and execute discounting strategies to stimulate sales. We have effectively adopted a number of discounting strategies, including: in our PRC Stores, (i) a member day on which our members enjoy 12% off original prices of all products each week, (ii) discounting activities on third-party digital platform, and (iii) discounting benefits enjoyable only through using credit cards issued by Shanghai Pudong Development Bank Co., Ltd; and in Chanson 23rd Street, (i) an “All Week Brunch” menu from 11:30 a.m. to 4:30 p.m. that allows our customers to try our café items and dessert items at the same time at a discounted price, (ii) a “Dessert Tasting” menu with seasonal selections from our dessert bar, and (ii) discounts to employees of nearby corporations, such as Estee Lauder and Tiffany.

Social Media

We enhance publicity of our products and the effectiveness of our other marketing strategies on major Chinese and U.S. social media platforms and our own websites.

For our PRC Stores, we operate official accounts on WeChat, Weibo, and Douyin, which had an aggregate of over 14,700 followers as of August 2021, and regularly post information of our new products, discounting activities, and brand development there.

For Chanson 23rd Street, we operate two official accounts on Instagram, which had over 42,400 followers in total, and two official Facebook accounts, which had over 25,900 followers, as of August 2021. We regularly post pictures of Chanson 23rd Street and its products with detailed information of our new products and promotion activities, in order to attract potential customers and to promote our image as a modern European-style café and eatery that specializes in the art of dessert-making.

Since 2019, Chanson 23rd Street has partnered with Aranka Media Enterprise, a full-service media agency, to accelerate its brand growth and improve customer relationships. Aranka Media Enterprise oversees Chanson 23rd Street’s media strategy and entire online presence, including its presence on digital booking systems, delivery platforms, and social media. Aranka Media Enterprise also implements data collection systems to provide sales reports and market analyses, which help Chanson 23rd Street discover new consumer trends and optimize physical storefront operations.

Properties

Our Properties in the PRC

We maintain our headquarters and central factory in Urumqi, Xinjiang. Pursuant to a Premises Use Agreement dated April 30, 2020 and a Supplemental Agreement dated June 18, 2020, Urumqi Plastic Surgery Hospital Co., Ltd., a PRC company controlled by our Chairman, Gang Li, provided approximately 5,382 square feet office space for our headquarters and 10,763 square feet for our central factory without charge. The term of the agreement is from January 1, 2020 to June 25, 2028, unless otherwise terminated by either party.

Our central factory has three production lines, which run 40 to 45 hours per week. Equipped with advanced production equipment, including egg-beating machines, proofing cabinets, dough mixers, ovens, hot stoves, and cold-storage facilities, our central factory has an annual production capacity of bakery products worth RMB30 million (approximately $4.43 million). During the fiscal year ended December 31, 2020, our central factory was at approximately 75% of the annual production capacity and produced bakery products and semi-finished products worth RMB15.2 million (approximately $2.33 million).

We plan to construct a new central factory in Urumqi, Xinjiang, to expand our production capacity. On June 30 2021, we entered into a lease agreement for approximately 54,638 square feet of building space and paid a deposit of RMB574,357 (approximately $90,000). The term of the lease agreement is from June 15, 2021 to June 14, 2031, unless otherwise terminated by either party, and the annual rent is RMB1,148,714 (approximately $180,000) for the first year with annual increments of 2.5%. We are required to notify the landlord in advance within 90 days prior to the end of the lease term if we would like to renew the lease agreement. We expect to complete the construction of the new central factory by December 2021. The planned investment for the new central factory is approximately RMB17.9 million (approximately $2.8 million) and the new central factory is designed to have an annual production capacity of bakery products, seasonal products, and beverage products worth RMB50 million (approximately $7.85 million). We plan to use cash flow from the operations of the PRC Stores to fund the construction.

We currently operate 27 stores in Xinjiang, with individual store sizes ranging from 482 square feet to 2,640 square feet and an average monthly rent of RMB31,111 (approximately $4,763). We lease all our store spaces from third-party individuals and corporations, except that the store space of Wenhua is provided by Urumqi Plastic Surgery Hospital Co., Ltd., pursuant to a Premises Use Agreement and a Supplemental Agreement without charge.

The following table shows the information of our PRC Stores as of August 2021:

	Store	City	Size (Square Feet)	Opened
1	Midong	Urumqi	579	April 2017
2	Dehui Wanda	Urumqi	1,111	January 2018
3	Changji Youhao	Changji	1,029	August 2015
4	Changji Huijia	Changji	861	September 2015
5	Hongshan	Urumqi	2,422	November 2017
6	Zhongyangjun	Urumqi	905	October 2016
7	Beimen	Urumqi	942	May 2018
8	Minzhu	Urumqi	1,830	April 2014
9	Riyue Xingguang	Urumqi	1,428	May 2014
10	Wanyancheng	Urumqi	1,152	October 2017
11	Huarun Wanjia	Urumqi	482	January 2015
12	Medical College	Urumqi	990	July 2017
13	Changchun	Urumqi	1,335	March 2014
14	Huijia Third Floor	Urumqi	920	September 2012
15	Baishang	Urumqi	1,276	February 2019
16	Xiaoxigou	Urumqi	1,184	April 2019
17	Railway Bureau	Urumqi	1,830	May 2019
18	Economics Development Wanda	Urumqi	1,253	July 2019
19	Hongshan Lifestyle Store	Urumqi	2,640	November 2019
20	Nanhu	Urumqi	1,507	September 2020
21	Hebei Road Huarun	Urumqi	1,033	October 2020
22	Degang Wanda	Urumqi	1,163	December 2020
23	Shihezi	Shihezi	799	May 2014
24	Tianbai	Urumqi	807	October 2015
25	Wenhua	Urumqi	1,184	October 2012
26	Meimei	Urumqi	1,442	November 2012
27	Ruitai	Urumqi	1,076	May 2015

Subject to specific terms of each lease agreement, lease terms range from one to six years. With respect to the payment method of lease fee, some agreements require a minimum rent per month, typically including rent increases after the first year, while the remaining agreements specify a fixed rent per year and requires a first-year deposit in advance. The agreements generally require us to pay insurance, utilities, real estate taxes, and repair and maintenance expenses. The termination clause provides a lessor the right to terminate a lease agreement under different situations, including but not limited to nonpayment of rent, changed purpose of the lease space without the lessor’s permission, and illegal conducts at the lease space. Correspondingly, some lease agreements provide us the right to terminate the agreement if the lessor does not provide access to the leased space upon our payment of lease fee or has not properly repaired broken areas of the leased space.

Tangible properties of our PRC Stores and central factory include production, transportation, and electronic equipment.

Our Properties in the U.S.

Chanson 23rd Street leases 3,900 square feet of store space in New York City from a third party for a lease term of 15 years starting from January 2017, with a monthly rent of $50,000 and an increase in the monthly base rent every year. The agreement requires us to pay insurance, utilities, and repair and maintenance expenses, and acquire all required licenses and permits from governmental authorities. We may extend the lease for an additional five years upon its expiration.

Chanson Greenwich leases 4,140 square feet of store space in New York City from a third party for a lease term of 10 years starting from July 1, 2020, with an annual rent of $385,000 and an increase in the annual base rent starting from the third year. The agreement requires us to pay insurance, utilities, and repair and maintenance expenses, and acquire all required licenses and permits from governmental authorities. We may extend the lease for an additional six years upon its expiration.

Chanson NY rents three offices in New York City from a third party pursuant to a month-to-month office agreement starting from August 1, 2021, with a monthly rent of $5,474.

Tangible properties of our Chanson 23rd Street include production, transportation, and electronic equipment.

R&D

A considerable portion of our sales is driven by the introduction of new products, and as a result, product R&D is, and will continue to be, an important component of our business. We take a deliberate approach to new product development, with a primary focus on enhancing the quality, flavor, texture, presentation, and packaging of our products while adjusting product formulas and evolving production methods to meet customers’ demand for healthy, nutritious, and ready-to-eat food. In the realm of experimenting with healthy food concepts, such as low in carb, low in sugar, and high in fiber and vitamins, we have been exploring new product categories, including multi-grain products and products enriched with minerals.

We maintain an in-house R&D team for our PRC Stores to improve our market research and customer insight capabilities. Currently, our PRC Store R&D team has six employees. Chanson 23rd Street employed Chef Rory Macdonald as chef from 2017 to 2019, who previously worked at several Michelin-starred restaurants and is known for his six-course, omakase-style, dessert tasting menus that have earned extensive acclaim. Chef Macdonald helped develop a majority of viennoiseries and pastries of Chanson 23rd Street during the launch phase of the store. The current head baker of Chanson 23rd Street, Mr. Assane Diop, possesses years of baking experience in restaurants and hotels as well as Maison Kayser in New York. We expect to invest resources to retain more qualified employees. Our R&D team members frequently participate in industry conferences and engage with industry experts to develop product formulas that follow key customer trends and to enhance our product quality. Our management team also regularly attends industry exhibits in Japan, the U.S., and the European countries to learn about the most up-to-date industry trends and developments, deepening their expertise in brand building and product diversification.

Our passion and dedication for innovation has been translated into our ability to develop and introduce new products and ramp them into volume with a fast pace, converting our advantage in R&D into our commercial competitive advantage in the bakery industry. Since 2020, we have introduced over 28 types of new products in our PRC Stores and 30 types of new products in Chanson 23rd Street.

Through years of effort, we have also developed a systematic approach to refine product packaging. We seamlessly combine functionality with aesthetics by integrating automatic packaging and packaging techniques with an exceptional heat-sealing feature with stylish graphic designs.

Intellectual Property

Trademark

We have registered our brand name, “George●Chanson,” as our trademark in 10 categories and our logo as our trademark in two categories in the PRC. These registrations allow us to exclusively use the trademark in areas under those categories. We have registered “CHANSON,” “PATISSERIE CHANSON,” and “CHANSON NEW YORKTM” as our trademarks in the U.S. The following tables summarize our trademark registration:

Our Trademarks Registered in the PRC

	Registration Number	Category	Effective Period	Trademark Logo
1	17999111	40	11/07/2016-11/06/2026

2	17999258	43	11/07/2016-11/06/2026

3	17999032	31	11/07/2016-11/06/2026

4	17999068	33	11/14/2016-11/13/2026

5	17998952	5	11/14/2016-11/13/2026

6	17998971	29	11/14/2016-11/13/2026

7	13241648	30	04/14/2015-04/13/2025

8	13241661	32	04/14/2015-04/13/2025

9	13241679	39	03/28/2015-03/27/2025

10	12911052	35	08/07/2017-08/06/2027

11	39954090	35	10/28/2020-10/27/2030

12	39954063	30	11/07/2020-11/06/2030

13	44626303	30	12/07/2020-12/06/2030

14	44629314	32	12/07/2020-12/06/2030

15	44623341	33	12/07/2020-12/06/2030

16	44639541	35	12/21/2020-12/20/2030

Our Trademarks Registered in the U.S.

	Registration Number	Registration Date	Trademark Logo
1	5785931	June 25, 2019	CHANSONTM

2	5768100	June 4, 2019

3	5768096	June 4, 2019

We are also currently registering the trademark “Thyme Bar” in the U.S.

Domain Name

We own the internet domain names www.xsong.com.cn in the PRC and www.chanson-international.com, www.patisseriechanson.com, and www.thymebarnyc.com in the U.S.

Patent

As of the date of this prospectus, we do not own any patent and have not applied for the registration of patent design or any other means of patent protection. Nevertheless, we plan to actively apply for patent protection with respect to our independently designed packaging methods and production methods.

Employees

As of June 30, 2021, we had 276 employees in the PRC and 26 employees in the U.S., respectively. As of December 31, 2020, 2019, and 2018, we had 272, 269, and 246 employees in the PRC and 18, 27, and 39 employees in the U.S., respectively. The following table sets forth the number of our employees on June 30, 2021 by area of business:

Employees based in the PRC

Number of Employees
Management	19
Finance	13
Production and R&D	55
General and Administration	6
Logistics	9
Marketing and Sales	174
Total	276

Employees based in the U.S.

Number of Employees
Management	6
Cooking and Baking	7
General Store Operation	13
Total	26

Employment Agreements, Non-competition, and Confidentiality

Generally, we enter into standard employment agreements with our officers, managers, and other employees based in the PRC and at-will employment agreements with our employees based in the U.S. According to the non-competition and confidentiality clause in these agreements, we ask senior executives and key employees, especially those with the opportunity to deal with our trade secrets and other intellectual property, to enter into separate non-competition ad confidentiality agreements with us.

The non-competition and confidentiality agreements prohibit employees from engaging in any other employment during the period of their employment with us and from soliciting our customers on behalf of themselves or any third party. The agreements restrict employees from making any comments that could defame our reputation. The agreements further prohibit employees from disclosing any information and knowledge about our business, operation, development, and strategies, including trade secrets and our customers’ information, to any third party, as long as they have acquired the information and knowledge during their employment term at the company. Employees of our PRC Stores whose employment agreements are not renewed are prohibited from working for competitors in two years after they leave us. Employees’ obligation to confidentially keep our trade secrets survives beyond the termination or expiration of their employment agreements.

Occupational Health and Safety

We fulfill our legal responsibility to protect the health and safety of our employees by providing a safe workplace that meets the applicable labor and sanitation standards, controlling risks to health, and ensuring that our plants and machinery are safe and that work safety systems and guidelines are both established and adhered to. We also make sure that dangerous articles and substances are transported, stored, and used safely, provide adequate welfare facilities, provide employees the information, instruction, training, and supervision necessary to preserve their health and safety, and consult with employees on health and safety matters.

In general, we consider our relationship with our employees to be good.

Seasonality

For bakery products sold by our PRC Stores and Chanson 23rd Street and eat-in services offered by Chanson 23rd Street, we have not experienced obvious seasonal fluctuations in our sales as these products have been commonly consumed on a daily basis by our customers. With respect to beverage products sold by our PRC Stores and Chanson 23rd Street, we have experienced in the past, and expect to continuously experience in the future, higher retail sales during summer as a result of higher customer demand. With respect to seasonal products sold by our PRC Stores, we have experienced in the past, and expect to continuously experience in the future, seasonal fluctuations in our retail sales as a result of customers’ increased demand for these seasonal products as gifts and for person consumption during festival seasons. Historically, we generate almost all the retail sales of our seasonal products during the one or two months before Dragon Boat Festival and Mid-Autumn Festival, which respectively take place at the end of the second quarter and the beginning of the third quarter of a year.

Legal Proceedings

We are currently not a party to any material legal proceeding. From time to time, however, we may be subject to various claims and legal actions arising in the ordinary course of business.

REGULATIONS

This section sets forth a summary of the principal laws and regulations relevant to our business and operations in the PRC and the U.S.

PRC Regulations

Regulations on Food Production and Food Business Operation

Food Safety

The Food Safety Law of the People’s Republic of China, or the “Food Safety Law,” was promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on February 28, 2009, and amended on April 24, 2015, and December 29, 2018. The Food Safety Law is formulated for the purposes of ensuring food safety and safeguarding the physical health and life of members of the public. Persons engaging in food manufacturing and processing, circulation of food, and storage and transportation of food in the PRC shall comply with this law. Under the Food Safety Law, food manufacturers and food business operators shall be accountable for the safety of food consumers, comply with food safety standards, and satisfy the specific requirements.

The Food Safety Law establishes a licensing system for food manufacturing and food business operations, which means persons engaging in food manufacturing, foodstuff sale, and food and beverage services shall obtain a permit. According to the Implementation Regulations for the Food Safety Law, which was promulgated by the State Council of the PRC on July 20, 2009, and amended in 2016, a food production permit shall be valid for three years. The Implementation Regulations for the Food Safety Law were amended in 2019, which stipulates that a food production permit shall be valid for five years starting from December 1, 2019.

Food Production Permit and Food Business Permit

The Administrative Measures for Food Production Permitting, or the “Food Production Permitting Measures,” were promulgated by the China Food and Drug Administration, or “CFDA,” on August 31, 2015, and were amended on November 7, 2017 and December 23, 2019. Pursuant to the Food Production Permitting Measures, an enterprise shall obtain a food production permit prior to engaging in food production activities within the territory of the PRC. The principle of one permit per enterprise is applied to food production permitting, and the Market Supervision and Management Department implements classified permitting on food production, according to the degree of risk of food. When applying for the food production permit, food manufacturers should have places for raw material handling, places for processing, packaging, and storage of food, and manufacturing equipment or facilities, compatible with the category and quantity of the food under production, and a reasonable equipment layout and production process, and other conditions required by laws and regulations. Our PRC subsidiary Xinjiang United Family has obtained a food production permit that allows us to manufacture bakery products. The permit will expire on September 28, 2021, and we will file a renewal request 30 business days prior to the expiration date. In general, as long as a business entity operates legally and in good standing, its renewal request will be approved.

The Administrative Measures for Food Business Permitting, or the “Food Business Permitting Measures,” were promulgated by CFDA on August 31, 2015, and were amended on November 7, 2017 and December 23, 2019. According to the Food Business Permitting Measures, an enterprise shall obtain a food business permit prior to engaging in food sale and catering services within the territory of the PRC. The principle of one permit per enterprise is applied to the food business permitting. When applying for the food business permit, food business operators should meet certain conditions in accordance with laws and regulations, including but not limited to requirements on places for food processing, storing, and selling, operational equipment and facilities, food safety management personnel, regulations and rules on food safety assurance, reasonable equipment layout, and technological processes.

The three branch offices of Xinjiang United Family have obtained the food business permits, and although some of the UFG Entities did not have the food business permits at the time of their opening, as of the date of this prospectus, all 23 UFG Entities have obtained the food business permits, which are valid currently, allowing us to retail bakery products and store-made beverages and juice products. Pursuant to the Food Safety Law, the failure of these entities to have the food business permit at the time of opening may result in the confiscation of their illegal income, foodstuffs from the illegal business operations, tools, equipment, and ingredients used in the illegal activities. Where the value of foodstuffs from the illegal operations is less than RMB10,000 (approximately $1,446), a fine ranging from RMB50,000 (approximately $7,231) to RMB100,000 (approximately $14,460) shall be imposed; where the value of foodstuffs is RMB10,000 (approximately $1,446) or more, a fine ranging from 10 to 20 times the value of the foodstuffs shall be imposed. Although we have not received any notice of warning or been subject to penalties or other penalties such as income confiscation from the relevant governmental authorities regarding conducting our business without the above mentioned permits, we cannot assure you that we will not be subject to any penalties in the future. We will file a renewal request 30 business days prior to the expiration date of those permits. In general, as long as a business entity operates legally and is in good standing, its renewal request will be approved, but we cannot assure you that we will be able to renew such permits in the future.

Employee Health Examination System and Health Record System

Under the Food Safety Law and the Implementation Regulations for the Food Safety Law, food manufacturers and food business operators are required to establish and implement an employee health examination system and a health record system. Persons suffering from diseases that may cause food safety issues as prescribed by the health administrative department of the State Council shall not engage in work in contact with ready-to-eat food. Personnel of food manufacturers and food business operators shall undergo annual health checks and may undertake duties only upon obtaining health certificates. We have established an employee health examination system and a health record system, and our employees have obtained the health certificates as required. Our employee health examination system and health record system are updated once a year and no employee is allowed to work in our PRC Stores or central factory without first obtaining a health certificate, which is valid for a year.

Procurement Check Record System and Food Inspection System

Under the Food Safety Law and the Implementation Regulations for the Food Safety Law, food manufacturers and food business operators shall examine the relevant licenses and eligibility certification documents of the suppliers when procuring food ingredients, food additives, food-related products, and food. If the relevant eligibility certification documents are unavailable, food ingredients, food additives, food-related products, and food shall be inspected in accordance with food safety standards and shall not be procured or used if they do not meet these standards. Food manufacturers and food business operators are required to establish a record system for inspection of procured food ingredients, food additives, food-related products, and food, and truthfully record the names, specifications, quantities, production date or batch number, shelf life and purchase date, names and contact information of suppliers of food ingredients, food additives, food-related product and food, and retain the relevant certificates. The inspection records for procured food ingredients, food additives, food-related products, and food shall be true and be retained for at least six months after the expiration of the shelf life of the product. If there is no shelf life, the records and certificates shall be kept for at least two years. Food manufacturers are also required to establish a record system for the inspection of food exiting its factory, check its inspection certificate and safety status, and record the information truthfully. We have established a record system and are currently in compliance with the relevant legal requirements.

Food Recall System

A food recall system has been established in the PRC in accordance with the Food Safety Law and the Implementation Regulations on the Food Safety Law. On March 11, 2015, CFDA promulgated the Administrative Measures for Food Recall, which came into effect on September 1, 2015. The Administrative Measures for Food Recall provides for detailed rules on the food recall system. A food manufacturer shall, upon discovering that the food produced by itself does not comply with the food safety standards, immediately stop production, recall the food from the market, notify the relevant food business operators and consumers, and record information of the recall and notification. A food business operator shall, upon discovering that the food in its business operations does not comply with the food safety standards, immediately cease business operation, notify the relevant food distributors and consumers, and record information of cessation of business operation and notification. Where the food manufacturer deems that recall of the food is necessary, the food shall be recalled immediately. The food manufacturers and food business operators shall carry out innocuous treatment and destruction measures for recalled food to prevent the recalled food from being re-circulated to the market, and report the information of recall and treatment of the food to the local branch of CFDA at or above the county level.

Pollutant Discharge Permit

Article 45 of the Environmental Protection Law of the People’s Republic of China, which became effective on January 1, 2015, stipulates that enterprises, institutions, and other producers and operators that implement pollution discharge permit management in China shall discharge pollutants in accordance with the requirements of the pollution discharge license; those who have not obtained the discharge license shall not discharge pollutants. At the same time, according to the relevant regulations of the “the List of Classification Management of Emission Permit for Fixed Source of Pollution (2019 Edition),” key management, simplified management, and registration management of pollutant discharge permit have been implemented. Pollutant discharge units that implement registration management do not need to apply for a pollutant discharge permit, but should fill in the pollutant discharge registration form on the national pollutant discharge permit management information platform. Based on the situation of our central factory, as well as our production equipment and production process, at least a sewage registration is required. As of the date of this prospectus, we are still in the process of applying for a sewage registration. Therefore, we may be subject to administrative penalties by the environmental protection department or other relevant departments for discharging pollutants without obtaining a pollution discharge permit or failing to fill in a pollution discharge registration form.

According to Article 63 of the Environmental Protection Law of the People’s Republic of China, if an enterprise, institution, or other producer or business operator, in violation of the provisions of the law, discharges pollutants without obtaining a pollutant discharge license, and is ordered to stop discharging pollutants but refuses to carry out the order, which does not constitute a crime, in addition to punishment in accordance with relevant laws and regulations, the Environmental Protection Departments of the People’s Governments at or above the county level or other relevant departments shall transfer the case to the Bureau of Public Security. The person in charge and other persons directly responsible shall be detained for not less than 10 days but not more than 15 days; if the circumstances are relatively minor, they shall be detained for not less than five days but not more than 10 days.

Regulations on Product Quality

Manufacturers and sellers of defective products in the PRC may incur liability for losses and injuries caused by such products. In accordance with the Product Quality Law of the PRC, or the “Product Quality Law,” promulgated on February 22, 1993, and amended on July 8, 2000, August 27, 2009, and December 29, 2018, manufacturers and sellers are responsible for the product quality.

Under the Product Quality Law, manufacturers and sellers shall establish a sound internal product quality control system. Adulteration of, or mixing of improper elements with products produced or sold, selling fake products as genuine products, or selling products of poor quality as high-quality products is prohibited. Substandard products shall not be sold as products that are up to standard. Product shall have no unreasonable danger to personal safety or the safety of property. Where there are national or industry standards for the protection of health, personal safety, and the safety of property, such standards shall be complied with. Manufacturers shall not produce products that the State has determined should be eliminated. Manufacturers shall not falsify the place of origin of products or falsify or imitate the name or address of another factory. Sellers shall adopt measures to maintain the quality of products sold. Sellers shall not sell any products that the State has determined should be eliminated and whose sale has ceased, or any expired products or deteriorated products.

The Consumer Protection Law of the PRC, which was promulgated on October 31, 1993, and amended on October 25, 2013, and came into effect on March 15, 2014, has also provided protection for customers regarding food safety. Food business operators shall ensure the requisite quality, function, use, and shelf life of their goods under normal use, except where a consumer is aware of a defect before purchasing the goods, and the defect does not violate the mandatory provisions of the law. Food business operators demonstrating the quality of their goods or services through advertisements, product demonstrations, actual samples or any other methods shall ensure that the actual quality of their goods is consistent with the demonstrated quality.

Regulations on Product Liabilities

The Tort Liability Law, which was promulgated by the SCNPC on December 26, 2009, and became effective on July 1, 2010, provides that where a product endangers life or property due to its defect, the manufacturers and the distributors shall bear the tort liability.

Under the Product Quality Law, if personal injury is caused by a defective product, the manufacturer or seller shall pay for medical expenses, nursing expenses during medical treatment, and lost income due to absence from work to the victim. If the personal injury has resulted in disability, the manufacturer or seller shall also be responsible for the expenses for self-supporting equipment, living allowances, compensations for the disabled person and the living expenses necessary for those supported by the disabled person. If a death is caused by the defect, the manufacturer or seller shall pay for the funeral expenses, compensations, and the living expenses necessary for those supported by the dead. If the defective product causes damage to property, the manufacturer or seller shall restore the property to its original state or compensate for the depreciated price. If the injured party suffers other major losses as a result thereof, the injuring party shall compensate for such losses as well. The authorities shall order suspension of production or sale, confiscate the products illegally produced or sold, impose a fine and confiscate the unlawful proceeds therefrom, if any. Where the case is serious, the business license shall be revoked. Where a criminal offense is constituted, the offenders shall be pursued for criminal liabilities.

Regulations on Internet Advertising

The Interim Measures for the Administration of Internet Advertising, which was promulgated by the SAIC on July 4, 2016 and came into effect on September 1, 2016, governs all advertisements published on the Internet, including but not limited to advertisements in the form of text, image, audio, and video which are published through websites, web pages, and applications. Internet advertisement operators and publishers (1) shall not design, produce, or provide agency services for or publish any advertisements they know or should have known to be false; (2) shall establish a review and file management system, inspect and verify relevant supporting documents, and check content of advertisements; and (3) shall not design, produce, or provide agency services for or publish any advertisements whose content is untrue or without sufficient supporting documents.

Regulations relating to Information Security and Privacy Protection

Internet content in China is regulated and restricted from a state security standpoint. On December 28, 2000, the SCNPC enacted the Decisions on Maintaining Internet Security, later amended on August 27, 2009, which subject violators to criminal punishment in China for any effort to: (1) use the Internet to market fake and substandard products or carry out false publicity for any commodity or service; (2) use the Internet for the purpose of damaging the commercial goodwill and product reputation of any other person; (3) use the Internet for the purpose of infringing on the intellectual property of any person; (4) use the Internet for the purpose of fabricating and spreading false information that affects the trading of securities and futures or otherwise jeopardizes the financial order; or (5) create any pornographic website or webpage on the Internet, provide links to pornographic websites, or disseminate pornographic books and magazines, movies, audio-visual products, or images. Pursuant to the Administrative Measures for the Security Protection of Computer Information Networks Linked to the Internet, which was promulgated by the Ministry of Public Security (the “MPS”) on December 16, 1997 and later amended and became effective on January 8, 2011, the Internet is prohibited to be used in ways which, among other things, would result in a leakage of state secrets or a spread of socially destabilizing content. On December 13, 2005, the MPS promulgated the Provisions on the Technical Measures for the Protection of the Security of the Internet, which require internet service providers to take proper measures including anti-virus, data back-up, and other related measures, to keep records of certain information about its users (including user registration information, log-in and log-out time, IP address, content, and time of posts by users) for at least 60 days, and to detect illegal information, stop transmission of such information, and keep relevant records. If an Internet information service provider violates these measures, the MPS and the local public security bureaus may recommend that the original certificate examination, approval, and issuing organizations revoke its operating license and shut down its websites. Pursuant to the Circular of the MPS, the State Secrecy Bureau, the State Cipher Code Administration, and the Information Office of the State Council on Printing and Distributing the Administrative Measures for the Graded Protection of Information Security, which was promulgated on June 22, 2007, the state shall, by formulating nationally effective administrative norms and technical standards for the graded protection of information security, organize citizens, legal persons, and other organizations to grade information systems and protect their security, and supervise and administer the graded protection work. The security protection grade of an information system may be classified into the five grades. To newly build an information system of Grade II or above, its operator or user shall, within 30 days after the information system is put into operation, go through the record-filing procedures at the local public security organ at the level of municipality divided into districts or above.

Regulations on Intellectual Property Rights

Trademarks

Trademarks are protected by the PRC Trademark Law adopted on August 23, 1982, and subsequently amended on February 22, 1993, October 27, 2001, and August 30, 2013, as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in August 3, 2002, and amended on April 29, 2014 and April 23, 2019. The PRC Trademark Office under the State Administration of Market Regulation handles trademark registrations and grants a term of 10 years to registered trademarks and another 10 years if requested upon expiration of the first or any renewed 10-year term. Trademark license agreements must be filed with the PRC Trademark Office for record. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark to be registered is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar goods or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. During the three months after this public announcement, any person entitled to prior rights and any interested party may file an objection against the trademark. The PRC Trademark Office’s decisions on rejection, objection, or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, at which point the trademark is deemed to be registered and will be effective for a renewable 10-year period, unless otherwise revoked. For licensed use of a registered trademark, the licensor shall file record of the licensing with the PRC Trademark Office, and the licensing shall be published by the PRC Trademark Office. Failure of the licensing of a registered trademark shall not be contested against a good faith third party. As of August 2021, we held 16 registered trademarks in the PRC and enjoyed the corresponding rights.

Copyrights

In accordance with the Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990, last amended on February 26, 2010, and came into effect on April 1, 2010, Chinese citizens, legal persons, or other entities own the copyright in their works whether published or not, including written works, oral works, music, comedy, arts of talking and singing, dance and acrobatics, work of art and architecture work, photographic works, cinematographic work and work created by the method similar to the film production method, engineering design drawing, product design drawing, map, sketch and other graphic works and model works, computer software, and other works specified by laws and administrative regulations. The rights a copyright owner has include but not limited to the following rights of the person and property rights: the right of publication, right of authorship, right of modification, right of integrity, right of reproduction, distribution right, rental right, right of network communication, translation right, and right of compilation.

In accordance with the Regulations on the Protection of Computer Software promulgated by the State Council on December 20, 2001 and last amended on January 30, 2013, Chinese citizens, legal persons, or other entities own the copyright, including the right of publication, right of authorship, right of modification, right of reproduction, distribution right, rental right, right of network communication, translation right, and other rights software copyright owners shall have in software developed by them, regardless of whether the software has been published. In accordance with the Measures for the Registration of Computer Software Copyright promulgated by the National Copyright Administration on April 6, 1992 and last amended on February 20, 2002, software copyrights, exclusive licensing contracts for software copyrights, and software copyright transfer contracts shall be registered, and the National Copyright Administration shall be the competent authority for the administration of software copyright registration and the Copyright Protection Center of China is designated as a software registration authority. The Copyright Protection Center of China shall grant a registration certification to a computer software copyright applicant who complies with relevant regulations.

Domain name

In accordance with the Measures for the Administration of Internet Domain Names, which was promulgated by the Ministry of Industry and Information Technology (the “MIIT”) on August 24, 2017 and came into effect on November 1, 2017, the Implementing Rules of China Internet Network Information Center on Domain Name Registration, which was promulgated by China Internet Network Information Center (the “CNNIC”) on May 28, 2012 and came into effect on May 29, 2012, and the Measures of the China Internet Network Information Center on Domain Name Dispute Resolution, which was promulgated by CNNIC on September 1, 2014 and came into effect on the same date, domain name registrations are handled through domain name service agencies established under relevant regulations, and an applicant becomes a domain name holder upon successful registration, and domain name disputes shall be submitted to an organization authorized by CNNIC for resolution.

In accordance with the Notice from the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Internet Information Services, which was promulgated by the MIIT on November 27, 2017 and came into effect on January 1, 2018, Internet access service providers shall verify the identity of each Internet information service provider, and shall not provide services to any Internet information service provider which fails to provide real identity information.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the “Patent Law,” promulgated by the SCNPC on March 12, 1984, most recently amended on December 27, 2008, and effective from October 1, 2009, and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and most recently amended on January 9, 2010, there are three types of patents in the PRC: invention patent, utility model patent, and design patent. The protection period is 20 years for invention patent and 10 years for utility model patent and design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if the infringement constitutes a crime, shall be held criminally liable. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid, or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity, and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or the “SIPO.” Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

Regulations on Company Establishment

The establishment, operation, and management of companies in the PRC is governed by the PRC Company Law, or the “Company Law,” as promulgated by the SCNPC on December 29, 1993, effective on July 1, 1994, and subsequently amended in 1999, 2004, 2005, 2013, and 2018. According to the Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The Company Law applies to both domestic companies and foreign-invested companies.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the “Foreign Investment Law,” which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the State shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets. In addition, Regulations for the Implementation of the Foreign Investment Law of the PRC came into effect as of January 1, 2020.

Notice on the Implementation of Foreign Investment Law and the Registration of Foreign-funded Enterprises was issued by the State Administration for Market Regulation on December 31, 2019. According to such notice, the State Administration for Market Regulation conducts business registration, and the applicant shall apply for the registration of foreign-funded enterprises through the enterprise registration system. The registration authority shall conduct formal examination on relevant application materials. Where a foreign investor or enterprise with foreign investment invests in a field other than those in the negative list, it shall register in accordance with the principle of consistency of domestic and foreign investment.

The Measures for Reporting Foreign Investment Information were adopted by MOFCOM on December 19, 2019, approved by the State Administration for Market Regulation, and became effective on January 1, 2020. According to such measures, when a foreign investor directly or indirectly conducts investment activities in China, the foreign investor or foreign-invested enterprise shall submit investment information to the competent department of commerce in accordance with the measures.

Regulation on Foreign Investment

Investment activities in the PRC by foreign investors were principally governed by the Guidance Catalog of Industries for Foreign Investment, promulgated and as amended from time to time by MOFCOM and National Development and Reform Commission (“NDRC”), which was later divided into two legal documents, including the Catalog of Industries for Encouraged Foreign Investment, or the “Encouraged Catalog,” and the Special Administrative Measures for Access of Foreign Investment (Negative List), or the “Negative List.” The current Encouraged Catalog and Negative List were both promulgated by MOFCOM and NDRC on June 30, 2019, and became effective on July 30, 2019. Industries listed in the Negative List are divided into two categories: restricted and prohibited. Industries not listed in the Negative List are generally constituted “permitted,” and are open to foreign investment unless specifically restricted by other PRC regulations. For restricted industries, some are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. The latest Negative List was released by MOFCOM and NDRC on June 30, 2020 and became effective on July 23, 2020. Pursuant to the current and the updated Negative Lists, manufacturing and selling bakery products is an encouraged industry for foreign investment access.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

According to the Foreign Exchange Control Regulations of the PRC, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 1, 2008 (which amendment came into effect on August 5, 2008), payments for transactions that take place within the PRC must be made in Renminbi. PRC companies or individuals may repatriate foreign exchange receipts received overseas or deposit overseas. Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless prior approval is obtained from SAFE and prior registration with SAFE is made. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Foreign Investment

According to Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors, which were promulgated on May 10, 2013, by SAFE, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with SAFE. In the event of subsequent changes in the capital of the foreign investment enterprise such as increase in capital, capital reduction, and equity transfer, registration change formalities shall be completed with SAFE.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the “SAFE Circular No. 59,” promulgated by SAFE on November 19, 2012, and was further amended on May 4, 2015, as well as October 10, 2018 and December 30, 2019, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign investment enterprises.

The Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the “SAFE Circular No.19,” which was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015, provides that a foreign investment enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign investment enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Overseas Investment and Financing and Round-Trip Investment

Under SAFE Circular 37 issued by SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in the PRC. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37, and provided operational guidance in detail on how to complete the required registration under SAFE Circular 37. Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the “SAFE Circular No. 13,” which was promulgated by SAFE and effective from June 1, 2015, the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment are canceled and the procedure of foreign exchange-related registration are simplified. The investors shall register with banks for direct domestic investment and direct overseas investment.

As of the date of this prospectus, all but one of our beneficial shareholders who are PRC residents have completed registrations in accordance with SAFE Circular 37. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.” We will urge the beneficial shareholder who has not yet completed registrations in accordance with SAFE Circular 37 to complete registrations, and we do not believe the shareholder’s failure to complete registrations will have a substantial impact on our business operations or cross-border investment activities.

Dividend Distribution

Under the Company Law, the Foreign Investment Law, and Implementation Regulations of Foreign Investment Law, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. According to the Foreign Investment Law and Implementation Regulations of Foreign Investment Law, foreign investors’ investment, profits, capital gains, assets disposal income, intellectual property license fees, compensation or indemnification obtained according to law, and income from liquidation, among other things, may be freely remitted in or out of China in RMB or foreign currency. In addition, under the Company Law, wholly foreign-owned enterprises in the PRC are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned enterprises may, at their discretion, allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends. See “Risk Factors—Risks Relating to Doing Business in the PRC—Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

Regulations on Mergers & Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, MOFCOM, the State-owned Assets Supervision and Administration Commission, the SAT, the State Administration of Industry and Commerce and SAFE, adopted the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise, when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets, or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets, and operate the assets. As for merger and acquisition of a domestic company with a related party relationship by a domestic company, enterprise or natural person in the name of an overseas company legitimately incorporated or controlled by the domestic company, enterprise of natural person, such merger and acquisition shall be subject to examination and approval of MOFCOM. The parties involved shall not use domestic investment by foreign investment enterprises or other methods to circumvent the requirement of examination and approval.

Pursuant to the Manual of Guidance on Administration for Foreign Investment Access, which was issued and became effective on December 18, 2008 by MOFCOM, notwithstanding the fact that (i) the domestic shareholder is connected with the foreign investor or not, or (ii) the foreign investor is the existing shareholder or the new investor, the M&A Rules shall not apply to the transfer of an equity interest in an incorporated foreign-invested enterprise from the domestic shareholder to the foreign investor.

Regulations on Taxation

Enterprise Income Tax

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, and became effective on January 1, 2008, and then amended on February 24, 2017 as well as December 29, 2018, and the Implementation Rules for the Enterprise Income Tax Law of the PRC, or the Implementation Rules, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The Implementing Rules of the EIT Law define a “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. It is more likely than not that the Company and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes. Please see “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation.”

During the year ended December 31, 2018, Xinjiang United Family and two branch offices qualified as small-scaled minimal profit enterprises, and during the year ended December 31, 2019, Xinjiang United Family and all its three branch offices qualified as small-scaled minimal profit enterprises. Based on the EIT Law, and according to the Notice on Further Expanding the Scope of Income Tax Preferential Policies for Small Low Profit Enterprises issued by the Ministry of Finance, or the “MOF,” and the SAT on July 11, 2018, for the year ended December 31, 2018, once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the portion of its taxable income not more than RMB1 million is subject to a reduced rate of 10%. According to the Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises issued by the SAT on January 18, 2019, from January 1, 2019 to December 31, 2021, the portion of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the portion between RMB1 million and RMB3 million is subject to a reduced rate of 10%.

Individual Income Tax of Individual Industrial and Commercial Households

The UFG Entities are individually-owned businesses, which are not subject to the EIT Law. The Measures for Individual Income Tax Calculation of Individual Industrial and Commercial Households, or the “Measures,” was adopted by the SAT on December 19, 2014 and promulgated on December 27, 2014. According to Article 7 of the Measures, for the income from production and operation of individually-owned businesses, the amount of taxable income shall be the balance of the total income of each tax year after deducting costs, expenses, taxes, losses and other expenditures, and allowable compensation for losses in previous years, which is generally levied at a fixed-rate income tax at a certain percentage of a deemed TNI as assessed by the local tax authority. For the year ended December 31, 2020, 11 of the UFG Entities were subject to income tax assessed at 1% of TNI that ranged from RMB33,000 to RMB120,000 per month. For the year ended December 31, 2019, eight of the UFG Entities were subject to income tax assessed at either 1% or 1.5% of TNI that ranged from RMB15,000 to RMB123,600 per month. The rest of the UFG Entities were exempted from paying income tax.

Value-Added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, or the “VAT Regulations,” which were promulgated by the State Council on December 13, 1993, and took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the MOF on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling transport services, postal services, basic telecommunications services, construction services, or real property leasing services, selling real property, transferring the land use right, or selling or importing the goods within specified scope listed, except otherwise specified; 6% for taxpayers selling services or intangible assets and not falling within the scope as specified in other items.

According to the Notice on the Adjustment to the Value-added Tax Rates issued by the SAT and the MOF on April 4, 2018, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by SAT, the MOF, and the General Administration of Customs on March 20, 2019, and took effective on April 1, 2019, which further adjusted the applicable tax rates for taxpayers making VAT taxable sales or import goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

Before April 2019, Xinjiang United Family and its branch offices were paying VAT at the rate of 16% for manufacturing and selling bakery products. Currently, Xinjiang United Family and its branch offices are paying VAT at the rate of 13% for manufacturing and selling bakery products. One of the UFG Entities is currently paying VAT at the rate of 3% and the rest of the UFG Entities are exempted from paying income tax.

Additional Taxes

Before September 1, 2021, the Provisional Regulations of the People’s Republic of China on Urban Maintenance and Construction Tax, or the “Provisional Regulations,” promulgated by the State Council on February 8, 1985 and revised on January 8, 2011 governs the payment of urban maintenance and construction tax. According to the Provisional Regulations, all units and individuals paying consumption tax, VAT, and business tax are taxpayers of urban maintenance and construction tax, and shall pay urban maintenance and construction tax in accordance with the provisions of these regulations. The Standing Committee of the National People’s Congress passed the Tax Law of the People’s Republic of China on Urban Maintenance and Construction on August 11, 2020, which will become effective after September 1, 2021. According to this law, the urban maintenance and construction tax is based on VAT and consumption tax actually paid by taxpayers. Therefore, if VAT is exempted, urban construction tax will also be exempted.

The Interim Provisions on Levying Educational Surcharges, or the “Interim Provisions,” was issued by the State Council on April 28, 1986 and revised on June 7, 1990, August 20, 2005, and January 8, 2011. According to the Interim Provisions, the educational surcharges shall be calculated and levied on the basis of the actual VAT, business tax, and consumption tax paid by various units and individuals. The education surcharges rate is 3%, which shall be paid at the same time as the VAT, business tax, and consumption tax.

The Notice on Expanding the Exemption Scope of Relevant Government Funds, or “The Notice,” was issued by the MOF and the SAT on January 29, 2016 and implemented from February 1, 2016. According to The Notice, with the approval of the State Council, the scope of exemption from education surcharges, local education surcharges, and water conservancy construction funds shall be expanded from the payers whose monthly sales volume or turnover does not exceed RMB30,000 (quarterly sales or turnover paid on a quarterly basis shall not exceed RMB90,000) to RMB100,000 (quarterly sales or turnover paid on a quarterly basis shall not exceed RMB300,000).

Currently, Xinjiang United Family and its branch offices and one of the UFG Entities are paying urban maintenance and construction tax at the rate of 7%, educational surcharges at the rate of 3%, and local education surcharges at 2%. The rest of the UFG Entities are exempted from paying such additional taxes.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to the Double Tax Avoidance Arrangement and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the SAT Circular 81 issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018, by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Regulations on Employment and Social Welfare

Labor Law of the PRC

The Labor Law of the PRC, or the “Labor Law,” was promulgated on July 5, 1994, and most recently amended on December 29, 2018. The Labor Law stipulates the provisions on the establishment and annulment of employment relationship, essential contents of employment contracts, working hours, remuneration, labor safety and hygiene, social insurance and other welfare, and liabilities for violating the Labor Law. The Labor Contract Law, which was promulgated on January 1, 2008, and amended on December 28, 2012, is primarily aimed at regulating the rights and obligations of employers and employees, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely. Xinjiang United Family and its branch offices and the UFG Entities have entered into written employment contracts with all employees and performed its obligations required under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004, and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, the Interim Regulations Concerning the Collection and Payment of Social Insurance Premiums implemented on January 22, 1999, and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance, and medical insurance. These payments are made to local administrative authorities and any employer that fails to contribute may be fined and ordered to make up within a prescribed time limit. Xinjiang United Family has not deposited the social insurance fees in full for all the employees in compliance with the relevant regulations.

In accordance with the Regulations on the Management of Housing Fund, which were promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Xinjiang United Family has not yet paid housing funds for all employees.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Our PRC Affiliated Entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.”

U.S. Regulations

Government Regulations on Food Production and Store Operation

Chanson 23rd Street is subject to extensive and varied federal, state, and local government regulations, including regulations relating, among others, to public and occupational health and safety, healthcare, environment, sanitation, and fire prevention. We operate Chanson 23rd Street in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses would adversely affect the operations of Chanson 23rd Street. Although we have not experienced, and do not anticipate, any significant difficulties, delays, or failures in obtaining required licenses, permits, or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular store or group of stores. Additionally, difficulties, delays, or failures to retain or renew licenses, permits, or approvals, or increased compliance costs due to changed regulations, could adversely affect operations at Chanson 23rd Street.

In addition, in order to develop and construct additional stores, we must comply with applicable zoning, land use, and environmental regulations. Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use, and environmental factors could delay or even prevent construction and increase development costs for new stores. We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify stores, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, the current expectation is that any such actions will not require us to expend substantial funds.

A portion of the sales in Chanson 23rd Street is attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require us to apply to the New York State Liquor Authority for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of Chanson 23rd Street, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage, and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Chanson 23rd Street carries liquor liability coverage as part of its existing comprehensive general liability insurance. Currently, Chanson 23rd Street holds a liquor license.

Further, Chanson 23rd Street is subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety, and other working conditions. Significant numbers of the food service and preparation personnel employed by Chanson 23rd Street are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase its labor costs. The ability of Chanson 23rd Street to respond to minimum wage increases by increasing menu prices will depend on the responses of its competitors and guests. The suppliers of Chanson 23rd Street also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied by Chanson 23rd Street. Chanson 23rd Street may also be subject to lawsuits from its employees, the U.S. Equal Employment Opportunity Commission, or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination, and similar matters.

There has been increased regulation of certain food establishments in the U.S., and Chanson 23rd Street may have to expend additional time and resources to comply with new food safety requirements either required by current or future federal food safety regulation or legislation. Additionally, the suppliers of Chanson 23rd Street may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require Chanson 23rd Street to take actions that could be costly for it or otherwise harm its business.

Environmental Matters

Chanson 23rd Street is subject to federal, state, and local environment laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handing, release, and disposal of, or exposure to, hazardous or toxic substances. These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect the earnings or competitive position of Chanson 23rd Street, or result in material capital expenditures relating to Chanson 23rd Street. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted, or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that Chanson 23rd Street will become subject to environmental liabilities at its properties, and any such liabilities could materially affect its business, financial condition, or results of operation.

Other Regulations

Chanson 23rd Street is also subject to laws and regulations relating to advertising, information security, privacy, cashless payments, online payments, gift cards and consumer credit, protection and fraud, and food delivery, and any failure or perceived failure to comply with these laws could harm its reputation or lead to litigation, which could adversely affect its business, financial condition, or results of operations.

Furthermore, Chanson 23rd Street is subject to import laws and tariffs which could impact its ability to source and secure food products, other suppliers, and equipment necessary to its operations.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Gang Li	54	Chairman
Cheng Chen	35	Chief Executive Officer and Director
Jihong Cai	50	Chief Financial Officer
Yong Du	48	Independent Director Appointee*
Zhiyuan Wang	36	Independent Director Appointee*
Shouhua Nie	40	Independent Director Appointee*
Yuchen Liu	29	Independent Director Appointee*

*	Yong Du, Zhiyuan Wang, Shouhua Nie, and Yuchen Liu have accepted appointments to be our directors, effective immediately prior to the effectiveness of our registration statement of which this prospectus is a part.

The following is a brief biography of each of the executive officers and directors or director appointees listed above:

Mr. Gang Li has been our Chairman since September 2020 and our director since July 2019, and the chief executive officer of Xinjiang United Family since October 2012. Mr. Li has been the chief executive officer of Urumqi Plastic Surgery Hospital Co., Ltd. since July 2011 and the chief executive officer of Urumqi Marie Gynecological and Obstetrical Hospital (Limited) since August 2009, responsible for the operations and investment of the companies. Mr. Li received his bachelor’s degree in Chinese Literature from Xinjiang University in 1989.

Mr. Cheng Chen has been our chief executive officer and director since September 2020. Prior to joining our Company, Mr. Chen served as a vice president and senior relationship manager at the corporate banking department of China Merchants Bank New York Branch from February 2018 to September 2020, successively as an analyst, associate, and vice president in fixed income sales and trading of TD Securities from January 2012 to February 2018, and as an associate at the quantitative analytics research group of Standard & Poor’s from May 2011 to December 2011. Mr. Chen received his bachelor’s degree in Engineering in Mechanical & Electrical Engineering from China Agricultural University in 2008, his master’s degree in Mechanical Engineering from Columbia University in 2009, and his master’s degree in Computational Finance from the Tepper School of Business at Carnegie Mellon in 2011.

Ms. Jihong Cai has been our chief financial officer since September 2020. Ms. Cai has served as the chief financial officer of Xinjiang United Family since September 2018. Prior to joining Xinjiang United Family, Ms. Cai served as the chief financial officer of Xinjiang Dongbao Group from June 2016 to August 2018, as the chief financial officer of Xinjiang Fudiyuan Real Estate Development Co., Ltd. from June 2011 to May 2016, and as the chief financial officer of Xinjiang Osman Biotechnology Co., Ltd. from July 2002 to January 2011. Ms. Cai is a Chinese Certified Tax Agent, accountant, and financial planner. Ms. Cai received her bachelor’s degree in Accounting from Hubei University in 1991.

Mr. Yong Du will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. Mr. Du has been an accounting professor, doctorial supervisor, and academic leader in the field of accounting and the director of the New Economics and Management Research Institute at Guangdong University of Foreign Studies South China Business College since September 2019. His research focuses in areas such as accounting and investor protection, budget management, capital market accounting and finance, and capital market auditing. From July 2004 to August 2019, Mr. Du taught at Xinjiang University of Finance and Economics and had been an accounting professor since December 2017, a doctorial supervisor since August 2018, and the academic leader in the field of accounting since March 2019. From October 2013 to November 2015, Mr. Du served as a postdoctoral researcher of Peking University. Mr. Du has served as an expert on the Academic Committee of Silk Road Economics and Management Research Institute at Xinjiang University of Finance and Economics since March 2019, an expert on the Academic Committee of the Commerce Economy Association of China since June 2017, a senior researcher of the Audit Research Institute of WUYIGE Certified Public Accountants LLP since July 2016, a part-time researcher of Financial Analysis and Investment Research Center at Peking University, a researcher of Beijing State-Owned Asset Management and Innovation Center, and a special researcher of Accounting and Investor Protection Research Center at Beijing Technology and Business University since October 2013. Mr. Du received his doctoral degree in Accounting from Central University of Finance and Economics in 2011.

Mr. Zhiyuan Wang will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. Mr. Wang founded Sheng De Han Hua (Beijing) Human Resource Limited Corporation, a human resource online service firm, and has served as its chief executive officer and director since January 2020. Mr. Wang founded Beijing Unique Way Technology Limited Corporation, a company providing customized travel planning, management, and advisory services, served as its chief executive officer from January 2013 to December 2019, and has served as its director since January 2013. From July 2007 to October 2013, Mr. Wang served as a manager at China Development Bank. Mr. Wang has served as a director of Beijing Mission Ding Dong Management Consulting Center (L.P.) since January 2020. Mr. Wang received his bachelor’s degree in Communication Engineering from Beijing University of Posts and Telecommunications in 2007.

Mr. Shouhua Nie will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. Mr. Nie is a founding partner of Shenzhen Hanrong Investment Management Co., Ltd., an investment management company, and has served as its chief executive officer since April 2019. Prior to founding Shenzhen Hanrong Investment Management Co., Ltd., Mr. Nie served as a portfolio manager and head of the Derivatives Department of Zhejiang Egret Asset Management Co., Ltd., a hedge fund, from January 2018 to January 2019, and as a portfolio manager at the Quantitative Investment Group of First Seafront Fund Management Co., Ltd., an investment management company. Mr. Nie also worked at BNP Paribas (OTCMKTS: BNPQY), a French international banking group, serving as an interest rate trader from November 2013 to September 2015 and as a quantitative analyst from June 2010 to November 2013. Mr. Nie received his bachelor’s degree in Physics from Fudan University in 2003, his Ph.D. in Physics from Florida State University in 2008, and his master’s degree in Computational Finance from Carnegie Mellon University, Tepper School of Business, in 2009.

Mr. Yuchen Liu will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. Mr. Liu has been an angel investor of Chenxin Technology Co., Ltd since April 2020, an angel investor of Beijing Xuanyi Technology Limited Corporation since August 2018, the co-founder and chief operating officer of Beijing Dongyishengda Investment Limited Corporation (Farrington International Pre-School) since June 2018, and an angel investor and partner of ICZOOM Electronic Components Exchange since December 2017. Mr. Liu received his bachelor’s degree in Electrical Engineering from Beijing Technology and Business University in 2015 and his Master in Science in Financial Management from Boston University in 2017.

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign, or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally, or is found to be or becomes of unsound mind.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, our Chairman, Mr. Gang Li, will beneficially own approximately 86.62% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares as a group assuming no exercise of the over-allotment option, or 86.03% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of six directors upon closing of this offering. Our board of directors have determined that our four independent director appointees, Yong Du, Zhiyuan Wang, Shouhua Nie, and Yuchen Liu satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (2021 Revision) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign, or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resign in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally, or is found to be or becomes of unsound mind.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period, which will be automatically renewed unless either party gives the other party a written notice to terminate the agreement six months prior to the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of $227,159 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC Affiliated Entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our two directors, Mr. Gang Li and Mr. Cheng Chen, are currently making all determinations regarding executive officer compensation. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees will be comprised of our independent directors. The appointment to the committees will be effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of our three independent director appointees, Yong Du, Shouhua Nie, and Zhiyuan Wang. Yong Du will be the chairperson of our audit committee. We have determined that each of our independent director appointees also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Yong Du qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of our three independent director appointees, Yong Du, Shouhua Nie, and Zhiyuan Wang. Shouhua Nie will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of our three independent director appointees, Yong Du, Shouhua Nie, and Zhiyuan Wang. Zhiyuan Wang will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 3,060,000 Class A Ordinary Shares and 5,940,000 Class B Ordinary Shares outstanding (reflecting a 1,000-for-1 forward split of our ordinary shares approved by our shareholders and board of directors on March 27, 2021) as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 6,060,000 Class A Ordinary Shares and 5,940,000 Class B Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of over-allotment option, and 6,510,000 Class A Ordinary Shares and 5,940,000 Class B Ordinary Shares assuming full exercise of over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have five shareholders of record, two of whom are located in the U.S. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering*		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)*		Class A Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)*		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering (Over-allotment option not exercised)*	Voting Power After this Offering (Over-allotment option fully exercised)*
	Number	%	Number	%	Number	%	Number	%	Number	%	%	%
Directors and Executive Officers(1):
Gang Li (2)	2,700,000	88.24%	5,400,000	90.91%	2,700,000	44.55%	2,700,000	41.47%	5,400,000	90.91%	86.62%	86.03%
Cheng Chen(3)	—	—	270,000	4.55%	—	—	—	—	270,000	4.55%	4.12%	4.10%
Jihong Cai (4)	—	—	270,000	4.55%	—	—	—	—	270,000	4.55%	4.12%	4.10%
Yong Du	—	—	—	—	—	—	—	—	—	—	—	—
Zhiyuan Wang	—	—	—	—	—	—	—	—	—	—	—	—
Shouhua Nie	—	—	—	—	—	—	—	—	—	—	—	—
Yuchen Liu	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals):
	2,700,000	93.75%	5,942,222	97.06%	2,700,000	45.92%	2,700,000	42.65%	5,940,000	97.06%	92.59%	91.96%
5% Shareholders:
Danton Global Limited(2)	2,700,000	88.24%	5,400,000	90.91%	2,700,000	44.55%	2,700,000	41.47%	5,400,000	90.91%	86.62%	86.03%
Yvan Global Limited(5)	180,000	5.88%	0	0%	180,000	2.97%	180,000	2.76%	0	0%	0.27%	0.27%
Yetta Global Limited(6)	180,000	5.88%	0	0%	180,000	2.97%	180,000	2.76%	0	0%	0.27%	0.27%

*	The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately.

(1)	Unless otherwise indicated, the business address of each of the individuals is No. 26 Culture Road, Tianshan District, Urumqi, Xinjiang, China.

(2)	The number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned prior to this offering represents 2,700,000 Class A Ordinary Shares and 5,400,000 Class B Ordinary Shares held by Danton Global Limited, a British Virgin Islands company, which is 100% owned by Mr. Gang Li. The registered address of Danton Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

(3)	The number of Class B Ordinary Shares beneficially owned prior to this offering represents 270,000 Class B Ordinary Shares held by C&C Capital Investments LLC, a Delaware limited liability company, which is 100% owned by Mr. Cheng Chen. The registered address of C&C Capital Investments LLC is One Commerce Center, 1201 N. Orange St., Suite 762, Wilmington, New Castle County, Delaware 19801.

(4)	The number of Class B Ordinary Shares beneficially owned prior to this offering represents 270,000 Class B Ordinary Shares held by Haily Global Limited, a British Virgin Islands company, which is 100% owned by Ms. Jihong Cai. The registered address of Haily Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

(5)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 180,000 Class A Ordinary Shares held by Yvan Global Limited, a British Virgin Islands company, which is 100% owned by Ms. Xinxia Hu. The registered address of Yvan Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

(6)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 180,000 Class A Ordinary Shares held by Yetta Global Limited, a British Virgin Islands company, which is 100% owned by Ms. Hui Wang. The registered address of Yvan Global Limited is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

As of the date of this prospectus, 88.24% of our outstanding Class A Ordinary Shares and 95.46% of our outstanding Class B Ordinary Shares are held by two record holders, Mr. Gang Li and Mr. Cheng Chen, in the U.S.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with the UFG Entities and the UFG Operators

See “Corporate History and Structure.”

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name of Related Party	Relationship to Us
Gang Li	Our Chairman
Cheng Chen	Our Chief Executive Officer
Jihong Cai	Our Chief Financial Officer
Urumqi Plastic Surgery Hospital Co., Ltd.	Controlled by our Chairman

Share Issuances to Related Parties

On July 26, 2019, we transferred one Ordinary Share and issued 94 Ordinary Shares (bringing our total issued and outstanding shares to 100 Ordinary Shares) indirectly to some of our executive officers and directors in connection with the formation of the Company, in a private transaction under the Cayman Islands laws, including 92 Ordinary Shares issued to Danton Global Limited (which, together with the transfer of the original subscriber share, brought the number of Ordinary Shares held by Danton Global Limited to 93), an entity 100% controlled by Mr. Gang Li, our Chairman, for a consideration of $92, and three Ordinary Shares issued to Haily Global Limited, an entity 100% controlled by Ms. Jihong Cai, our chief financial officer, for a consideration of $3.

On March 27, 2021, our board of directors approved the issuances of Class A Ordinary Shares and Class B Ordinary Shares to some of our executive officers and directors to increase the number of total ordinary shares issued and outstanding prior to the completion of this offering, including 2,610,000 Class A Ordinary Shares and 5,400,000 Class B Ordinary Shares to Danton Global Limited for a consideration of $8,010, 267,000 Class B Ordinary Shares to Haily Global Limited for a consideration of $267, and 267,000 Class B Ordinary Shares to C&C Capital Investments LLC, an entity 100% controlled by Mr. Cheng Chen, our chief executive officer, for a consideration of $267.

See “Description of Share Capital—History of Share Issuances.”

Premises Use Agreement

Pursuant to a Premises Use Agreement dated April 30, 2020 and a Supplemental Agreement dated June 18, 2020, Urumqi Plastic Surgery Hospital Co., Ltd., a PRC company controlled by our Chairman, Mr. Gang Li, provided approximately 5,382 square feet office space for our headquarters and 10,763 square feet for our central factory without charge. The term of the agreement is from January 1, 2020 to June 25, 2028, unless otherwise terminated by either party.

Due from a Related Party

As of December 31, 2018, due from a related party in the amount of $1,924,910 represented cash advanced to our Chairman, Mr. Gang Li, mainly as the initial working capital in relation to the opening of five new UFG Entities, such as prepaid rental, renovation, and other start-up expenses in 2019. Such advances were non-interest bearing and were fully utilized or collected by us in 2019.

Due to a Related Party

As of December 31, 2019 and December 31, 2020, due to a related party in the amount of $797,352 and $6,316, respectively, represented advances provided by our Chairman, Mr. Gang Li, to fund the Company’s operations. These payables are unsecured, non-interest bearing, and due on demand. The amount due to a related party has been fully repaid as of the date of this prospectus.

Guarantees by Related Parties

Our Chairman, Mr. Gang Li, together with his wife, Ms. Ying Xiong, provided guarantees in connection with Xinjiang United Family’s loans borrowed from Huaxia Bank in 2018, 2019, and 2020. See “Note 7—Short-term Bank Loans” of our consolidated financial statements.

Assignment of Limited Liability Company Interest

On September 28, 2020, our Chairman, Mr. Gang Li, assigned his 100% membership interests in Chanson Greenwich to Chanson NY for a consideration of $10. After the transfer, Chanson Greenwich became a wholly owned subsidiary of Chanson NY.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which will become effective upon or before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (2021 Revision) of the Cayman Islands, or the “Cayman Companies Act,” on July 26, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into 44,000,000 Class A Ordinary Shares, par value $0.001 per share, and 6,000,000 Class B Ordinary Shares, par value $0.001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 6,060,000 (if the Underwriter’s over-allotment option is not exercised) or 6,510,000 (if the Underwriter’s over-allotment option is fully exercised)Class A Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market, and 5,940,000 Class B Ordinary Shares issued and outstanding. Class A Ordinary Shares sold in this offering will be delivered against payment from the Underwriter upon the closing of the offering in New York, New York, on or about [●].

Listing

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “CHSN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Transhare Corporation, at 2849 Executive Drive, Suite 200, Clearwater, FL 33762.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and 10 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A Ordinary Shares or Class B Ordinary Shares to another person by completing an instrument of transfer in a common form or, with respect to Class A Ordinary Shares, in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Class A Ordinary Shares or Class B Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A Ordinary Shares or Class B Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share or Class B Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Class A Ordinary Shares or Class B Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share or Class B Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A Ordinary Share or Class B Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A Ordinary Shares or Class B Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A Ordinary Share or Class B Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Law, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”).

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

As part of the Reorganization, we undertook the following corporate actions:

On July 26, 2019, we issued the following ordinary shares to certain founding shareholders of Chanson International:

Purchaser	Date of Issuance	Number of Ordinary Shares
Danton Global Limited	July 26, 2019	93
Haily Global Limited	July 26, 2019	3
Yetta Global Limited	July 26, 2019	2
Yvan Global Limited	July 26, 2019	2

On March 27, 2021, our shareholders and board of directors approved (i) a forward split of our outstanding ordinary shares at a ratio of 1,000-for-1 share, and (ii) the creation of Class A Ordinary Shares and Class B Ordinary Shares. On March 29, 2021, we filed our second amended and restated memorandum and articles of association with the Cayman Registrar to effect such corporate actions, which filing became effective on March 31, 2021.

On March 27, 2021, our shareholders approved the re-designation of already issued ordinary shares into Class A Ordinary Shares as set out in the table below:

Shareholder	Number of Class A Ordinary Shares
Danton Global Limited	90,000
Yetta Global Limited	2,000
Yvan Global Limited	2,000

On March 27, 2021, our shareholders approved the re-designation of already issued ordinary shares into Class B Ordinary Shares as set out in the table below:

Shareholder	Number of Class B Ordinary Shares
Haily Global Limited	3,000
C&C Capital Investments LLC	3,000

On March 27, 2021, our board of directors approved the issuances of Class A Ordinary Shares and Class B Ordinary Shares to the following shareholders to increase the number of total ordinary shares issued and outstanding prior to the completion of this offering from 100,000 to 9,000,000:

Purchaser	Securities	Number of Securities
Danton Global Limited	Class A Ordinary Shares	2,610,000
Danton Global Limited	Class B Ordinary Shares	5,400,000
Haily Global Limited	Class B Ordinary Shares	267,000
Yetta Global Limited	Class A Ordinary Shares	178,000
Yvan Global Limited	Class A Ordinary Shares	178,000
C&C Capital Investments LLC	Class B Ordinary Shares	267,000

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and although we expect to make an application for the Class A Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 49.50% of our Class A Ordinary Shares in issue if the Underwriter does not exercise its over-allotment option, and approximately 53.00% of our Class A Ordinary Shares in issue if the Underwriter exercises its over-allotment option in full. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

Each of our directors, executive officers, and shareholders owning 5% or more of our Class A Ordinary Shares has agreed, for a period of six months from the date of this prospectus, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares, without the prior written consent of the Underwriter.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 6,060,000 shares immediately after this offering, assuming the Underwriter does not exercise its over-allotment option; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, amended on February 24, 2017, and most recently amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a PRC-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Chanson International does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a PRC-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Chanson International and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a PRC-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Chanson International, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Chanson International and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if an enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as PRC-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. Dentons, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, Dentons is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, Dentons believes that it is possible but highly unlikely that income received by our overseas shareholders will be regarded as PRC-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

If the PRC tax authorities determine that Chanson International is a PRC resident enterprise for enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares or Class B Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Chanson International would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Chanson International is treated as a PRC resident enterprise.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

British Virgin Islands Taxation

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the British Virgin Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands). The British Virgin Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the British Virgin Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares or Class B Ordinary Shares will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares or Class B Ordinary Shares be subject to British Virgin Islands income or corporation tax.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Class A Ordinary Shares or Class B Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares or Class B Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares or Class B Ordinary Shares be subject to Cayman Islands income or corporation tax.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus
2.	One-third of his or her days in the United States in the immediately preceding year; plus
3.	One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established U.S. securities market., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established U.S. securities market. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established U.S. securities market if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the UFG Entities as being owned by us for U.S. federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the UFG Entities, and as a result, we are treating the UFG Entities as our wholly-owned subsidiaries for U.S. federal income tax purposes. If we are not treated as owning the UFG Entities for U.S. federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We expect to enter into an underwriting agreement with Univest Securities, LLC, as the Underwriter named therein, with respect to the Class A Ordinary Shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell to it, 3,000,000 Class A Ordinary Shares.

The Underwriter is offering the Class A Ordinary Shares subject to its acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The Underwriter is obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken. However, the Underwriter is not required to take or pay for the Class A Ordinary Shares covered by the Underwriter’s option to purchase additional Class A Ordinary Shares described below.

We have granted the Underwriter an option, exercisable during the 45-day period after the closing of this offering, to purchase up to 450,000 additional Class A Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Underwriter may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus.

The Underwriter will offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[●] per Class A Ordinary Share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the Underwriter. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the Underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts are equal to 8% of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the per Class A Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase up to additional 450,000 Class A Ordinary Shares.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Initial public offering price
Underwriting discounts to be paid by us
Proceeds, before expenses, to us

We have agreed to reimburse the Underwriter up to a maximum of $200,000 for out-of-pocket accountable expenses, including but not limited to reasonable fees and expenses of its legal counsel, due diligence and background check expenses, and reasonable cost for roadshows.

We paid an advanced expense of $75,000 to the Underwriter upon the execution of the engagement agreement between us and the Underwriter for the Underwriter’s anticipated out-of-pocket expenses; any advanced expense will be returned to us to the extent the Underwriter’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the Class A Ordinary Shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the Underwriter or its counsel in connection with visits to, and examinations of, our Company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses, and disbursements relating to the registration or qualification of such Class A Ordinary Shares under the “blue sky” securities laws of such states and other jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Underwriter’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses, and all amendments, supplements, and exhibits thereto, and as many preliminary and final prospectuses as the Underwriter may reasonably deem necessary; (vi) the costs of preparing, printing, and delivering certificates representing the Class A Ordinary Shares and the fees and expenses of the transfer agent for such Class A Ordinary Shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately $950,031, including a maximum aggregate reimbursement of $200,000 of Underwriter’s accountable expenses.

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “CHSN.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Underwriter’s Warrants

In addition, we have agreed to issue warrants to the Underwriter to purchase a number of Class A Ordinary Shares equal to 4% of the Class A Ordinary Shares sold in this offering, excluding any Class A Ordinary Shares sold as a result of the exercise of the Underwriter’s over-allotment option. The exercise price of the Underwriter’s warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered in this offering. The Underwriter’s warrants will be exercisable upon issuance and until such warrants expire five years after the date of commencement of sales of this offering. The Underwriter’s warrants and the underlying Class A Ordinary Shares have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(2), and except as otherwise permitted by FINRA rules, neither the Underwriter’s warrants nor any of our Class A Ordinary Shares issued upon exercise of the Underwriter’s warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement of sales of this offering.

We will bear all fees and expenses attendant to registering the Class A Ordinary Shares issuable upon exercise of the warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of Class A Ordinary Shares at a price below the warrant exercise price.

Prior to this offering, there has been no public market for the Class A Ordinary Shares. The initial public offering price will be determined by negotiations between us and the Underwriter. In determining the initial public offering price, we and the Underwriter expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representatives;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Underwriter and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the Underwriter can assure investors that an active trading market will develop for our Class A Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Right of First Refusal

We have agreed, provided that this offering is completed, that until 12 months after the date of the underwriting agreement, the Underwriter shall have a right of first refusal to provide investment banking services to us on an exclusive basis in all matters for which investment banking services are sought by the Company, including, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser, or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity, provided, however, that such right shall be subject to FINRA Rule 5110(g).

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Underwriter may be required to make for these liabilities.

Observer’s Right

For the period of one year from the effective date of the registration statement of which this prospectus forms a part, upon notice from the Underwriter to us, the Underwriter shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of our board of directors; provided that such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Underwriter and its counsel in connection with such representative’s attendance at meetings of our board of directors; and provided further that upon written notice to the Underwriter, we may exclude the representative from meetings where, in the written opinion of our counsel, the representative’s presence would destroy the attorney-client privilege. We agree to give the Underwriter written notice of each such meeting and to provide the Underwriter with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and reimburse the representative of the Underwriter for his or her reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging, and transportation.

Lock-Up Agreements

Except as disclosed below, each of our officers, directors, and shareholders owning 5% or more of our Class A Ordinary Shares have agreed with the Underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares for a period of six months from the date of this prospectus without the prior written consent of the Underwriter.

The Underwriter may in its sole direction and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested, and market conditions at the time.

Electronic Offer, Sale and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Underwriter. In addition, Class A Ordinary Shares may be sold by the Underwriter to securities dealers who resell Class A Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. Specifically, the Underwriter may sell more Class A Ordinary Shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A Ordinary Shares available for purchase by the Underwriter under option to purchase additional Class A Ordinary Shares. The Underwriter can close out a covered short sale by exercising the option to purchase additional Class A Ordinary Shares or purchasing Class A Ordinary Shares in the open market. In determining the source of Class A Ordinary Shares to close out a covered short sale, the Underwriter will consider, among other things, the open market price of Class A Ordinary Shares compared to the price available under the option to purchase additional Class A Ordinary Shares. The Underwriter may also sell Class A Ordinary Shares in excess of the option to purchase additional Class A Ordinary Shares, creating a naked short position. The Underwriter must close out any naked short position by purchasing Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Underwriter may also impose a penalty bid. This occurs when a particular Underwriter or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this offering because such Underwriter repurchases those Class A Ordinary Shares in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the Underwriter may engage in passive market making transactions in our Class A Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its customers and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Offer Restrictions outside the U.S.

Other than in the U.S., no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. Each Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Class A Ordinary Share to the public in that Relevant Member State at any time,

●	a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in R&D or manufacture of new technological products or processes and (ii) involve above-average risk);

●	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria;

●	an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

provided that no such offer of shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The Underwriter will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

South Korea. The Class A Ordinary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Class A Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Class A Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the Underwriter in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,388
Nasdaq Capital Market Listing Fee	$50,000
FINRA Filing Fee	$3,784
Legal Fees and Expenses	$401,036
Accounting Fees and Expenses	$102,928
Printing and Engraving Expenses	$20,000
Transfer Agent Expenses	$19,000
Underwriter Out-of-Pocket Accountable Expenses	$200,000
Investor Relations Fee	$80,770
Miscellaneous Expenses	$70,125
Total Expenses	$950,031

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Dentons Law Offices, LLP (Guangzhou). Ortoli Rosenstadt LLP is acting as counsel to the Underwriter.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020 and 2019, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, Floor 21, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Chanson International Holding

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chanson International Holding and Subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York

June 2, 2021

F-2

CHANSON INTERNATIONAL HOLDING

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,098,546	$3,874,288
Accounts receivable, net	713,389	455,668
Inventories	469,370	351,095
Deferred offering costs	479,226	193,256
Prepaid expenses and other current assets	255,370	286,634
TOTAL CURRENT ASSETS	6,015,901	5,160,941

Property and equipment, net	3,322,671	3,165,211
Operating lease right-of-use assets	10,824,945	8,346,190
Restricted cash	22,522	11,003
Long term security deposits	823,457	589,741
Long term prepaid expenses	127,883	174,639
TOTAL ASSETS	$21,137,379	$17,447,725

CURRENT LIABILITIES:
Short-term bank loans	$2,289,038	$2,138,962
Accounts payable	920,870	677,732
Due to related party	6,316	797,352
Deferred revenue	4,657,000	3,410,303
Taxes payable	56,350	126,404
Operating lease liabilities, current	1,105,664	901,797
Other current liabilities	400,425	353,577
TOTAL CURRENT LIABILITIES	9,435,663	8,406,127

Long-term bank loan	209,291	-
Operating lease liabilities, non-current	9,253,187	6,770,538
TOTAL LIABILITIES	18,898,141	15,176,665

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized; 9,000,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively:*
Class A ordinary share, $0.001 par value, 44,000,000 shares authorized; 3,060,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3,060	3,060
Class B ordinary share, $0.001 par value, 6,000,000 shares authorized; 5,940,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	5,940	5,940
Additional paid-in capital	869,400	869,400
Statutory reserve	447,231	447,231
Retained earnings	597,594	761,623
Accumulated other comprehensive income	316,013	183,806
TOTAL SHAREHOLDERS’ EQUITY	2,239,238	2,271,060

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,137,379	$17,447,725

*	Retrospectively restated for effect of 1,000-for-1 forward split and share issuances on March 27, 2021 (see Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

CHANSON INTERNATIONAL HOLDING

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2020	2019

REVENUE	$10,313,512	$12,577,135
COST OF REVENUE	5,164,178	5,903,456
GROSS PROFIT	5,149,334	6,673,679

OPERATING EXPENSES
Selling expenses	2,947,088	3,152,341
General and administrative expenses	2,230,893	2,454,375
Total operating expenses	5,177,981	5,606,716

INCOME (LOSS) FROM OPERATIONS	(28,647)	1,066,963

OTHER INCOME (EXPENSE)
Interest expense, net	(108,852)	(148,902)
Other income (expense), net	(11,946)	87,093
Total other expenses, net	(120,798)	(61,809)

INCOME (LOSS) BEFORE INCOME TAX PROVISION	(149,445)	1,005,154

PROVISION FOR INCOME TAXES	14,584	59,686

NET INCOME (LOSS)	(164,029)	945,468
Foreign currency translation gain (loss)	132,207	(26,787)

TOTAL COMPREHENSIVE INCOME (LOSS)	$(31,822)	$918,681

Earnings (loss) per ordinary share - basic and diluted	$(0.02)	$0.11
Weighted average shares - basic and diluted*	9,000,000	9,000,000

*	Retrospectively restated for effect of 1,000-for-1 forward split and share issuances on March 27, 2021 (see Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CHANSON INTERNATIONAL HOLDING

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Ordinary Shares*				Additional		Retained Earnings	Accumulated Other	Total
	Class A Shares	Amount	Class B Shares	Amount	Paid-in Capital	Statutory Reserve	(Accumulated Deficit)	Comprehensive Income	Shareholders’ Equity

Balance, December 31, 2018	3,060,000	$3,060	5,940,000	$5,940	$869,400	$369,775	$(106,389)	$210,593	$1,352,379

Net income	-	-	-	-	-	-	945,468	-	945,468
Appropriation of statutory reserve	-	-	-	-	-	77,456	(77,456)	-	-
Foreign currency translation loss	-	-	-	-	-	-	-	(26,787)	(26,787)

Balance, December 31, 2019	3,060,000	$3,060	5,940,000	$5,940	$869,400	$447,231	$761,623	$183,806	$2,271,060

Net loss	-	-	-	-	-	-	(164,029)	-	(164,029)
Foreign currency translation gain	-	-	-	-	-	-	-	132,207	132,207

Balance, December 31, 2020	3,060,000	$3,060	5,940,000	$5,940	$869,400	$447,231	$597,594	$316,013	$2,239,238

*	Retrospectively restated for effect of 1,000-for-1 forward split and share issuances on March 27, 2021 (see Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CHANSON INTERNATIONAL HOLDING

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net Income (Loss)	$(164,029)	$945,468
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	485,826	459,886
Loss (gain) from disposal of equipment	273	(16,582)
Provision for doubtful accounts	-	-
Amortization of operating lease right-of-use assets	1,387,154	1,786,147
Changes in operating assets and liabilities:
Accounts receivable, net	(217,961)	210,407
Inventories	(94,227)	(35,869)
Prepaid expenses and other current assets	46,881	28,680
Long term Security deposits	(222,806)	(9,818)
Long term prepaid expenses	55,347	(176,221)
Accounts payable	181,852	(209,782)
Deferred revenue	964,663	473,946
Taxes payable	(73,994)	60,463
Other current liabilities	27,689	(243,034)
Operating lease liabilities	(1,130,991)	(1,840,174)
Net cash provided by operating activities	1,245,677	1,433,517

Cash flows from investing activities:
Purchase of property and equipment	(574,333)	(636,499)
Proceeds from disposal of equipment	-	58,275
Collection of amount due from related party	-	1,896,008
Net cash provided by (used in) investing activities	(574,333)	1,317,784

Cash flows from financing activities:
Proceeds from short-term bank loans	2,175,000	2,172,000
Repayments of short-term bank loans	(2,168,388)	(2,171,180)
Proceeds from long-term bank loan	209,291	-
Advances received from (payments made to) related party	(791,036)	813,352
Payments made for deferred offering costs	(274,246)	(194,282)
Net cash provided by (used in) financing activities	(849,379)	619,890

Effect of exchange rate fluctuation on cash and cash equivalents	413,812	(43,487)

Net increase in cash and cash equivalents, and restricted cash	235,777	3,327,704
Cash and cash equivalents, and restricted cash, beginning of year	3,885,291	557,587
Cash and cash equivalents, and restricted cash, end of year	$4,121,068	$3,885,291

Reconciliation of Cash and cash equivalents and restricted cash, beginning of year
Cash and cash equivalents	$3,874,288	$546,584
Restricted cash	11,003	11,003
Cash and cash equivalents, and restricted cash, beginning of year	$3,885,291	$557,587

Reconciliation of Cash and cash equivalents and restricted cash, end of year
Cash and cash equivalents	$4,098,546	$3,874,288
Restricted cash	22,522	11,003
Cash and cash equivalents, and restricted cash, end of year	$4,121,068	$3,885,291

Supplemental cash flow information
Cash paid for income taxes	$103,160	$6,730
Cash paid for interest	$113,848	$143,878

Non-cash investing and financing activities
Payable for purchase of property and equipment	$7,283	$-
Right of use assets obtained in exchange for operating lease liabilities	$4,687,623	$2,278,883

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

RON Holding Limited (the “Company”) was established under the laws of the Cayman Islands on July 26, 2019 as a holding company. Effective on December 18, 2020, the Company changed its name to Chanson International Holding (“Chanson International”). Chanson International owns 100% of the equity interests of Deen Global Limited (“Deen Global”), a limited liability company incorporated under the laws of British Virgin Islands (“BVI”) on August 13, 2019. Deen Global owns 100% of the equity interests of Jenyd Holdings Limited (“Jenyd”), a business company incorporated in accordance with the laws and regulations of Hong Kong on September 13, 2019.

Chanson International, Deen Global, and Jenyd are currently not engaging in any active business operations and merely acting as holding companies.

Xinjiang United Family Trading Co., Ltd. (“Xinjiang United Family”), is a company incorporated on August 7, 2009 in the People’s Republic of China (the “PRC”), with a registered capital of RMB6 million (approximately $0.88 million). On September 27, 2019, the original shareholders of Xinjiang United Family signed a share transfer agreement and transferred their 100% ownership interest in Xinjiang United Family to Jenyd, and accordingly Xinjiang United Family became a wholly foreign-owned enterprise (“WFOE”) and a wholly-owned subsidiary of Jenyd.

Xinjiang United Family operates a bakery chain in China’s Xinjiang autonomous region under the brand name of “George●Chanson.” The chain currently consists of four directly-owned high-end bakery stores in the City of Urumqi and 23 bakery stores organized as individually-owned businesses known as the United Family Group (each a “UFG entity” and, collectively, the “UFG entities”) in Xinjiang region. The UFG entities are owned by the original shareholders of Xinjiang United Family but operated under a series of contractual agreements signed between the owners of these UFG entities and Xinjiang United Family.

On April 17, 2015, Xinjiang United Family incorporated a wholly-owned subsidiary, George Chanson (NY) Corp. (“Chanson NY”), in the State of New York, which owns and operates Chanson 23rd Street LLC (“Chanson 23rd Street”), a modern European-style café and eatery that specializes in the art of making French-style viennoiseries and pastries in the heart of Manhattan’s Flatiron District. On February 20, 2020, the Company’s Chairman, Mr. Gang Li, formed Chanson 355 Greenwich LLC, a New York limited liability company (“Chanson Greenwich”), and subsequently assigned his membership interests in Chanson Greenwich to Chanson NY on September 28, 2020. After the transfer, Chanson Greenwich became a wholly owned subsidiary of Chanson NY. Chanson Greenwich is another boutique café in Manhattan currently under renovation for an opening planned in the Summer 2021.

Reorganization

In connection with its initial public offering, the Company has undertaken a reorganization of its legal structure (the “Reorganization”). The Reorganization involved the incorporation of Chanson International, Deen Global, and Jenyd, the entry into a Share Transfer Agreement to transfer the ownership interest in Xinjiang United Family from its original shareholders to Jenyd, and the signing of a series of contractual agreements between Xinjiang United Family and the owners of the UFG entities. After the Reorganization, Chanson International becomes the ultimate holding company of Xinjiang United Family and has the effective control over the UFG entities.

Xinjiang United Family entered into a series of contractual arrangements with the owners of the 22 UFG entities on May 2, 2020, and with the owner of three newly established UFG entities on June 17, 2020, October 14, 2020, and November 6, 2020, respectively. These agreements include Exclusive Service Agreements, Pledge Agreements, Call Option Agreements, Operating Rights Proxy and Powers of Attorney Agreements and Spousal Consents (collectively, the “VIE Agreements”). Pursuant to the above VIE Agreements, Xinjiang United Family has the exclusive right to provide the UFG entities with consulting services related to business operations including operational and management consulting services. All the above contractual arrangements obligate Xinjiang United Family to absorb all of the risk of loss from business activities of these UFG entities and entitle Xinjiang United Family to receive all of their residual returns. In essence, Xinjiang United Family has gained effective control over the UFG entities. Therefore, the Company believes that these UFG entities should be considered as Variable Interest Entities (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation. Hereinafter, the four bakery stores directly owned by Xinjiang United Family and the UFG entities controlled through the VIE Agreements are collectively referred to as the “PRC Stores.”

F-7

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Reorganization (continued)

The Company, together with its wholly-owned subsidiaries and VIEs, is effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered under common control. The consolidation of the Company and its subsidiaries and VIEs has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

After the Reorganization, the consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Chanson International	July 26, 2019	Cayman Islands	Parent, 100%	Investment holding

Deen Global	August 13, 2019	British Virgin Islands	100%	Investment holding

Jenyd	September 13, 2019	Hong Kong	100%	Investment holding

Xinjiang United Family	August 7, 2009	PRC	100%	Consultancy and information technology support; sells bakery products to customers

25 UFG entities*	2012 to 2020	PRC	VIEs	Sells bakery products to customers

Chanson NY	April 17, 2015	New York	100%	Holding company. Consultancy and information technology support

Chanson 23rd Street	December 18, 2015	New York	100%	Offers eat-in services and sells bakery products and beverage products to customers

Chanson Greenwich	February 20, 2020	New York	100%	Offers eat-in services and sells bakery products and beverage products to customers. Newly incorporated – not in operation yet

The VIE contractual arrangements

The UFG entities are controlled by the Company through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries.

A VIE is an entity that either has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity, or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Xinjiang United Family is deemed to have a controlling financial interest in and be the primary beneficiary of the UFG entities because it has both of the following characteristics:

●	The power to direct activities at the UFG entities that most significantly impact such entities’ economic performance, and

●	The obligation to absorb losses of, and the right to receive benefits from, the UFG entities that could potentially be significant to such entities.

Pursuant to the contractual arrangements with the UFG entities, the UFG entities pay service fees equal to all of their net profit after tax payments to Xinjiang United Family. At the same time, Xinjiang United Family is obligated to absorb all of their losses. Such contractual arrangements are designed so that the operation of the UFG entities is for the benefit of Xinjiang United Family and, ultimately, the Company.

F-8

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Risks associated with the VIE structure

The Company believes that the contractual arrangements with its VIEs and their respective owners are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce such contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds from its public offering to finance the Company’s business and operations in China.

The Company’s ability to conduct its consulting services business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIEs in its consolidated financial statements as it may lose the ability to exert effective control over the VIEs and their respective owners and it may lose the ability to receive economic benefits from the VIEs. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company and its PRC subsidiary and VIEs. The financial position, operation, and cash flow of the Company’s VIEs, the UFG entities, are material to total assets and liabilities presented on the consolidated balance sheets and revenue, expenses, and net income (loss) presented on the consolidated statements of operations and other comprehensive income (loss) as well as the cash flows from operating, investing, and financing activities presented on the consolidated statements of cash flows. The Company did not provide any financial support to the VIEs for the years ended December 31, 2020 and 2019. The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	December 31, 2020	December 31, 2019
Current assets	$3,852,672	$1,331,795
Non-current assets	4,001,163	3,779,962
Total assets	$7,853,835	$5,111,757
Current liabilities	$4,500,201	$2,860,762
Non-current liabilities	1,385,054	1,279,682
Total liabilities	$5,885,255	$4,140,444

	For the Years Ended December 31,
	2020	2019
Net revenue	$7,831,994	$6,711,182
Net income	$1,288,630	$1,681,854

F-9

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”) and have been consistently applied. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries and VIEs. All intercompany balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains a significant amount of its bank accounts in the PRC. Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or other programs. Cash balances in banks in the U.S. are insured by the FDIC subject to certain limitations. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

Restricted cash

Restricted cash represents funds set aside and placed with the bank and serves as the security deposit which is not available to fund general liquidity needs of the Company.

Accounts receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.

The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income (loss). Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2020 and 2019, there was no allowance recorded as the Company considers all of the accounts receivable fully collectible.

Leases

The Company follows FASB ASC No. 842, Leases (“Topic 842”). The Company leases office spaces, bakery store facilities, and employee dormitories, which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of December 31, 2020 and 2019.

F-10

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

In response to the large volume of anticipated lease concessions to be granted related to the effects of the COVID-19 pandemic, and the resultant expected cost and complexity of applying the lease modification requirements in Topic 842, the FASB issued Staff Q&A—Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic in April 2020 as interpretive guidance to provide clarity in response to the crisis. The FASB staff indicated that it would be acceptable for entities to make an election to account for lease concessions related to the effects of the COVID-19 pandemic consistent with how they would be accounted for as though enforceable rights and obligations for those concessions existed in the original contract. Consequently, for such lease concessions, an entity will not need to reassess each existing contract to determine whether enforceable rights and obligations for concessions exist and an entity can elect to apply or not to apply the lease modification guidance in Topic 842 to those contracts. The election is available for concessions related to the effects of the COVID-19 pandemic that result in the total payments required by the modified contract being substantially the same as or less than total payments required by the original contract.

Based on the nature of the agreements reached with many of its landlords, the Company has accounted for rent concessions as if they were part of the enforceable rights and obligations of the existing lease contracts and did not account for the concessions as lease modifications. As the date of this report, the Company has received a total of lease concessions amounting to $643,974, and among which, $598,990 was received during the year ended December 31, 2020. The Company accounted for the concession as negative variable lease payments with a corresponding reduction in the lease liability. The Company has continued to recognize lease expenses on a straight-line basis for its leases over the related lease terms.

Inventories

Inventories of the Company consist of ingredient materials, finished goods, packing materials, and other materials. Inventories are stated at the lower of cost or net realizable value, on a weighted average basis. Costs include the cost of ingredient materials, direct labor, and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company periodically evaluates inventories for their net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales. For the years ended December 31, 2020 and 2019, no inventory reserve was recorded because no slow-moving, obsolete, or damaged inventory was identified.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Bakery production equipment	5-8 years
Office equipment and furniture	4-5 years
Transportation vehicles	5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repair, which do not materially extend the useful lives of the assets, are charged to expenses as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income (loss) in other income or expenses.

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of December 31, 2020 and 2019.

F-11

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company follows ASC 606, Revenue from Contracts with Customers (“ASC 606”), for revenue recognition. ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized, as performance obligations are satisfied.

The Company currently generates its revenue through its bakery/café stores as well as through online sales. The Company recognizes revenue from bakery/café sales upon delivery of the related food and other products to the customer and fulfillment of all performance obligations. Revenue is recognized net of any discounts, sales incentives, sales taxes, and value added taxes that are collected from customers and remitted to tax authorities.

In the PRC Stores, the Company sells membership cards that do not have an expiration date and from which the Company does not deduct non-usage fees from outstanding card balances. Membership cards are reloadable and redeemable at any of the Company’s store locations. Amounts loaded into these cards are initially recorded as deferred revenue. When membership cards are redeemed at stores, the Company recognizes revenue and reduces the deferred revenue. While the Company continues to honor all membership cards presented for payments, management determines the likelihood of redemption to be remote for certain cards with long periods of inactivity (“breakage”), which is five years after the last usage based upon the Company’s historical redemption patterns. Membership card breakage is recorded as revenue in the consolidated statements of operations and comprehensive income (loss). Membership card breakage was immaterial for the years ended December 31, 2020 and 2019.

In the PRC Stores, the Company maintains a customer loyalty program in which customers earn free cash vouchers when purchasing or reloading membership cards at certain amount. These cash vouchers typically do not expire, except for certain vouchers given out at special occasions, which usually state an expiration date and can only be exchanged for certain seasonal products or specialty cakes. The Company establishes corresponding liabilities in deferred revenue for the membership cards and the free cash vouchers upon issuance. The Company allocates the consideration received proportionately between the membership cards and cash vouchers based on their face values. Revenue is recognized at the allocated amount upon redemption of membership cards and cash vouchers, at which point, the Company delivers products to customers and reduces the deferred revenue. Unredeemed cash vouchers will be recognized as revenue upon their expiration dates, if any, or five years after their issuance if there are no stated expiration dates, when management determines the likelihood of redemption to be remote.

Contract balances and remaining performance obligations

Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs. The Company did not have contract assets as of December 31, 2020 and 2019. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $4,657,000 and $3,410,303 as of December 31, 2020 and 2019, respectively, consist primarily of customer payments for the membership cards and the fair value of the cash vouchers under the Company’s customer loyalty programs. These amounts represent the Company’s unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the years ended December 31, 2020 and 2019 that was included in the opening deferred revenue was $2,936,748 and $1,864,535, respectively. As of December 31, 2020, the aggregate amount of unredeemed membership cards and cash vouchers was $4,657,000. The Company will recognize revenue when customers redeem the membership cards or cash vouchers in store purchases. Based on the Company’s historical experience, a significant portion of the redemption is expected to occur during the first two years after December 31, 2020 and the remaining between the third and fifth year.

Disaggregation of revenue

The Company disaggregates its revenue by geographic areas, as the Company believes it best depicts how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenue for the years ended December 31, 2020 and 2019 is disclosed in Note 12 of the consolidated financial statements.

F-12

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, net, prepaid expenses and other current assets, short-term bank loans, accounts payable, due to related party, taxes payable, operating lease liabilities, current and other current liabilities, approximates the fair value of the respective assets and liabilities as of December 31, 2020 and 2019 based upon the short-term nature of the assets and liabilities. The fair value of longer-term operating lease liabilities approximates their recorded values as their stated interest rates approximate the rates currently available.

Foreign currency translation

The functional currency of the Company’s PRC subsidiary and VIEs is the Chinese Yuan (“RMB”) and the functional currency of the Company’s U.S. subsidiaries is the U.S. Dollars (“US$”). RMB amounts in the Company’s consolidated financial statements have been translated into the reporting currency US$. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	December 31, 2020	December 31, 2019
Year-end spot rate	US$1=RMB6.5326	US$1=RMB6.9680
Average rate	US$1=RMB6.9020	US$1=RMB6.9088

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No penalties or interest relating to income taxes were incurred during the years ended December 31, 2020 and 2019. The Company does not believe there was any uncertain tax provision at December 31, 2020 and 2019.

F-13

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

The Company’s operating subsidiary in China is subject to the income tax laws of the PRC. The Company’s operating subsidiary in United States is subject to the tax law of the United States. As of December 31, 2020, the tax years ended December 31, 2016 through December 31, 2020 for the Company’s PRC subsidiary remain open for statutory examination by PRC tax authorities, and the tax years ended December 31, 2018 through December 31, 2020 for the Company’s United States subsidiary remain open for statutory examination by U.S. tax authorities.

Value added tax (“VAT”)

The Company’s subsidiary Xinjiang United Family and its three branch offices are general tax payers. Before April 1, 2019, the applicable VAT rate was 16%, and after April 1, 2019, the applicable VAT rate is 13% based on the new Chinese tax law. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The UFG entities were formed as individually-owned businesses, which are generally subject to a lower VAT rate of 3% and the local PRC tax authority has the jurisdiction to assess and determine their VAT obligation or exemption on a case-by-case basis. 16 of the UFG entities are currently exempted from paying VAT while nine of these UFG entities are currently subject to VAT rate of 3% as determined by the local tax authority. Their VAT eligibility is subject to periodical reassessment, and they may lose or regain the exemption status as determined by the tax authorities on a case-by-case basis.

Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of December 31, 2020 and 2019, there were no dilutive shares.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of operations and comprehensive income (loss).

Risks and uncertainties

Political and economic risk

The operations of the Company are located in the PRC and United States. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC and United States, as well as by the general state of the PRC and United States economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the PRC and United States. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Foreign currency exchange risk

A majority of the Company’s revenue and expense transactions are denominated in RMB and most of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

Credit risk

As of December 31, 2020 and 2019, $3,184,855 and $2,243,810 of the Company’s cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of December 31, 2020 and 2019, $844,516 and $1,594,587 of the Company’s cash was on deposit at financial institutions in the U.S. which were insured by the FDIC subject to certain limitations. The Company has not experienced any losses in such accounts.

For the years ended December 31, 2020 and 2019, the Company’s substantial assets were located in the PRC and the Company’s substantial revenue was derived from its subsidiary and VIEs located in the PRC.

F-14

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and uncertainties (continued)

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Concentrations

No single customer accounted for more than 10% of the Company’s revenue for the years ended December 31, 2020 and 2019.

As of December 31, 2020, two customers accounted for 15.1% and 12.6% of the Company’s total accounts receivable balance, respectively. As of December 31, 2019, one customer accounted for 10.7% of the Company’s total accounts receivable balance.

For the years ended December 31, 2020 and 2019, one supplier accounted for 21.5% and another supplier accounted for 20.9% of the Company’s total purchases, respectively.

Recent accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards (the “Simplification Initiative”). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of U.S. GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The specific areas of potential simplification in this ASU were submitted by stakeholders as part of the Simplification Initiative. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company adopted this ASU on January 1, 2021 and the adoption of this ASU did not have a material impact on its consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have material impact on the Company’s consolidated financial position, statements of operations, and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

The Company’s accounts receivable primarily include balance due from selling bakery products to local corporate customers, billed but has not been collected as of the balance sheet dates. Accounts receivable consisted of the following:

	December 31, 2020	December 31, 2019
Accounts receivable	$713,389	$455,668
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$713,389	$455,668

As of December 31, 2020 and 2019, there was no allowance recorded as the Company considers all of the accounts receivable fully collectible. Approximately 75%, or $0.54 million, of the December 31, 2020 balance have been subsequently collected. The remaining balance of approximately $0.18 million is expected to be collected before December 31, 2021.

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	December 31, 2020	December 31, 2019
Ingredient materials	$338,414	$296,741
Package and other materials	32,353	28,461
Finished goods	98,603	25,893
Inventories	$469,370	$351,095

F-15

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LEASES

The Company leases office spaces, bakery store facilities, and employee dormitories under non-cancelable operating leases, with terms ranging from 1 to 15 years. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of ROU assets and lease liabilities. Lease expenses are recognized on a straight-line basis over the lease term. Leases with initial term of 12 months or less are not recorded on the balance sheet.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	December 31, 2020	December 31, 2019
ROU lease assets	$10,824,945	$8,346,190

Operating lease liabilities – current	$1,105,664	$901,797
Operating lease liabilities – non-current	9,253,187	6,770,538
Total operating lease liabilities	$10,358,851	$7,672,335

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	8.03	9.93
Weighted average discount rate *	4.57%	4.81%

*	The Company used incremental borrowing rate of 6.98% and 3.75% for its lease contracts in the PRC and United States, respectively.

During the years ended December 31, 2020 and 2019, the Company incurred total operating lease expenses of $1,749,258 and $1,835,263, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2020:

2021	$1,581,450
2022	1,542,110
2023	1,370,910
2024	1,353,710
2025	1,203,926
Thereafter	5,443,090
Total lease payments	12,495,196
Less: imputed interest	(2,136,345)
Present value of lease liabilities	$10,358,851

F-16

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	December 31, 2020	December 31, 2019
Bakery production equipment	$821,873	$774,925
Automobiles	56,602	29,596
Office equipment and furniture	414,664	389,188
Leasehold improvements	3,582,866	3,110,918
Subtotal	4,876,005	4,304,627
Less: accumulated depreciation	(1,553,334)	(1,139,416)
Property and equipment, net	$3,322,671	$3,165,211

Depreciation expense was $485,826 and $459,886 for the years ended December 31, 2020 and 2019, respectively.

In connection with the Company’s RMB15 million short-term loan from Huaxia Bank as of December 31, 2020 and 2019, the Company pledged its fixed assets with net book values of $302,434 and $284,025, respectively, as collateral for this loan (see Note 7).

NOTE 7 —BANK LOANS

a.	Short-term bank loans

On April 11, 2019, the Company’s subsidiary, Xinjiang United Family, entered into a loan agreement with Huaxia Bank to borrow RMB15 million ($2,138,962 as of December 31, 2019) as working capital for one year, with a maturity date of April 11, 2020. The loan bore a fixed interest rate of 6.98%. The loan was subsequently repaid in full upon maturity. On May 7, 2020, Xinjiang United Family signed a new loan agreement with Huaxia Bank to borrow RMB15 million ($2,289,038 as of December 31, 2020) as working capital for a year, with a maturity date of May 7, 2021. The loan bears a favorable fixed interest rate of 4.98%. The loan was subsequently repaid in full upon maturity. These two loans were guaranteed by Ms. Baolin Wang, the legal representative of Xinjiang United Family, and Xinjiang Financing Guaranty Co., Ltd. (“XJ Financing Guaranty”). In order for XJ Financing Guaranty to endorse the guarantee with the bank, the Company’s controlling shareholder Mr. Gang Li and his wife, Ms. Ying Xiong, jointly signed a personal guarantee agreement with XJ Financing Guaranty and pledged their residential property as collateral to XJ Financing Guaranty. In addition, Xinjiang United Family pledged all its equipment in PRC and the operating rights of two bakery stores as collateral to XJ Financing Guaranty. Three affiliated entities controlled by Mr. Gang Li also signed guarantee agreements with XJ Financing Guaranty.

b.	Long-term bank loan

On April 29, 2020, the Company’s subsidiary Chanson 23rd Street received a loan totaling $209,291 from Cathay Bank under the U.S. Small Business Administration (the “SBA”) Paycheck Protection Program (“PPP”), which is part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), enacted on March 27, 2020. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrues interest at a rate of 1% and any portion of the principal and accrued interest that is not forgiven is required to be repaid by April 29, 2022. The Company filed an application for forgiveness of the loan’s principal and interests at the end of February 2021, and the application was approved by the bank and the SBA subsequently in May 2021.

For the above mentioned loans, the Company incurred interest expenses of $113,848 and $152,382 for the years ended December 31, 2020 and 2019, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

a.	Due to related party

As of December 31, 2020, due to related party in the amount of $6,316 represented advances provided by Mr. Gang Li to fund the Company’s operations. These payables were unsecured, non-interest bearing, and due on demand. All expenses and liabilities incurred on behalf of the Company by Mr. Gang Li were recorded in the Company’s consolidated financial statements in a timely manner. The amount due to related party has been subsequently repaid as of the date of this report.

b.	Other related party transactions

Several related parties provided guarantees in connection with the Company’s loans borrowed from Huaxia Bank (see Note 7).

F-17

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Deen Global is incorporated in the BVI as an offshore holding company and is not subject to tax on income or capital gain under the laws of BVI.

Hong Kong

Jenyd is incorporated in Hong Kong and is subject to profit taxes in Hong Kong at a rate of 16.5%. However, Jenyd did not generate any assessable profits arising in or derived from Hong Kong for the years ended December 31, 2020 and 2019, and accordingly no provision for Hong Kong profits tax was made in these periods.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. The Company’s subsidiary Xinjiang United Family and its three branch offices are incorporated in the PRC. During the years ended December 31, 2020 and 2019, Xinjiang United Family and all its three branch offices qualified as small-scaled minimal profit enterprises. Based on the EIT Law of PRC, and according to the Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises issued by the State Administration of Taxation on January 18, 2019, from January 1, 2019 to December 31, 2021, once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the portion of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the portion between RMB1 million and RMB3 million is subject to a reduced rate of 10%.

The UFG entities are individually-owned businesses, which are not subject to the EIT Law of the PRC. The Measures for Individual Income Tax Calculation of Individual Industrial and Commercial Households, or the “Measures,” were adopted by the State Administration of Taxation on December 19, 2014 and promulgated on December 27, 2014, and amended on June 15, 2018. According to Article 7 of the Measures, for the income from production and operation of individually-owned businesses, the amount of taxable income shall be the balance of the total income of each tax year after deducting costs, expenses, taxes, losses and other expenditures, and allowable compensation for losses in previous years. Income tax for an individually-owned business can generally be assessed on an actual basis or a deemed basis, which the UFG entities apply. Therefore, income tax for the UFG entities is levied as a fixed-rate income tax at a certain percentage of a deemed Taxable Net Income (“TNI”) as assessed by the local tax authority. For the year ended December 31, 2020, 11 of these UFG entities were subject to income tax assessed at 1% of TNI that ranged from RMB33,000 to RMB120,000 per month. For the year ended December 31, 2019, eight of these UFG entities were subject to income tax assessed at either 1% or 1.5% of TNI that ranged from RMB15,000 to RMB123,000 per month. The rest of these UFG entities were exempted from paying income tax. During the years ended December 31, 2020 and 2019, the total tax exemption of the UFG entities were $3,480 and $3,420, respectively. As of December 31, 2020, the tax years ended December 31, 2016 through December 31, 2020 for the Company’s UFG entities remain open for statutory examination by PRC tax authorities. In addition, the TNI and tax rate of the Company’s UFG entities are subject to periodical reassessment by the local tax authority. If the local tax authority determined that income tax for the UFG entities should be levied at a higher TNI or higher tax rate, the Company would be obligated to pay additional income tax for the UFG entities. Along with the continuing growth of business, the Company expects that the tax rates of these UFG entities are likely to increase in the future in the annual assessment based on the past performance.

F-18

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

United States

The Company’s subsidiaries in the U.S. are subject to a U.S. federal corporate income tax rate of 21%.

The components of the income tax provision were as follows:

For the Years Ended December 31,
	2020	2019
Current tax provision
Cayman Islands	$-	$-
BVI	-	-
Hong Kong	-	-
PRC	14,584	59,686
United States	-	-
	$14,584	$59,686
Deferred tax provision
Cayman Islands	$-	$-
BVI	-	-
Hong Kong	-	-
PRC	-	-
United States	-	-
	-	-
Income tax provisions	$14,584	$59,686

The Company’s deferred tax assets, net were comprised of the following:

	December 31, 2020	December 31, 2019
Net operating loss	$1,483,207	$1,138,512
Total deferred tax assets	1,483,207	1,138,512
Valuation allowance	(1,483,207)	(1,138,512)
Deferred tax assets, net	$-	$-

The Company’s operations in the U.S. incurred a cumulative net operating loss (“NOL”) which may reduce future federal taxable income. As of December 31, 2019, the cumulative NOL was $5,421,486. During the year ended December 31, 2020, the U.S. operations incurred an additional NOL of $1,641,406, resulting in a cumulative NOL of $7,062,892 as of December 31, 2020, among which approximately $2,882,465 will expire in 2037 and the remaining balance is carried forward indefinitely.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings in the U.S. operations. The Company provided a 100% allowance for its deferred tax assets as of December 31, 2020 and 2019, respectively.

F-19

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

Reconciliation of the differences between the income tax provision computed based on PRC statutory income tax rate and the Company’s actual income tax provision for the years ended December 31, 2020 and 2019 are as follows:

	For the Years Ended December 31,
	2020	2019
Income tax expense (benefit) computed based on PRC statutory rate	(37,361)	251,288
Favorable tax rate and tax exemption impact in PRC entities (a)	(358,406)	(465,888)
Effect of rate differential for U.S. subsidiaries	65,656	43,886
Change in valuation allowance	344,695	230,400
Actual income tax provision	14,584	59,686

(a)	During the years ended December 31, 2020 and 2019, the Company’s subsidiary, Xinjiang United Family, and its three branch offices, were subject to a favorable tax rate of 5%. During the year ended December 31, 2020, 11 of the UFG entities were assessed by the local tax authority to be subject to a fixed amount of income tax calculated at 1% of TNI ranging from RMB33,000 to RMB120,000 per month. During the year ended December 31, 2019, eight of the UFG entities were assessed by the local tax authority to be subject to a fixed amount of income tax calculated at either 1% or 1.5% of TNI ranging from RMB15,000 to RMB123,000 per month. The rest of the UFG entities were exempted from paying income tax. For the years ended December 31, 2020 and 2019, the tax saving as the result of the favorable tax rates and tax exemption amounted to $358,406 and $465,888, respectively, and per share effect of the favorable tax rate and tax exemption was $0.04 and $0.05, respectively.

Taxes payable consisted of the following:

	December 31, 2020	December 31, 2019
Income tax payable	$32,249	$102,044
Value added tax payable	4,216	7,151
Other taxes payable	19,885	17,209
Total taxes payable	$56,350	$126,404

NOTE 10 – SHAREHOLDERS’ EQUITY

Ordinary shares

Chanson International is a company established under the laws of the Cayman Islands on July 26, 2019. Prior to the 1,000-for-1 forward split and the share issuances (see Note 13), the authorized number of ordinary shares was 50,000 shares with par value of $1 per share and 100 ordinary shares were issued. The issuance of these 100 ordinary shares, and the 1,000-for-1 forward split and the share issuances are considered as a part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Statutory Reserve

The Company’s PRC subsidiary is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends. As of December 31, 2020 and 2019, the balance of the statutory reserves was $447,231 and $447,231, respectively, which is equal to 50% of the entity’s registered capital.

Restricted net assets

The Company’s PRC subsidiary and VIEs are restricted in their ability to transfer a portion of their net assets, equivalent to their statutory reserves and their share capital to the Company in the form of loans, advances, or cash dividends. The payment of dividends by entities organized in China is subject to limitations, procedures, and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. As of December 31, 2020 and 2019, the total restricted net assets amounted to $1,325,631 and $1,325,631, respectively.

F-20

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of December 31, 2020 and 2019, there were no legal claims and litigation against the Company.

NOTE 12 – SEGMENT REPORTING

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the “CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments.

The following table presents the segment information for the years ended December 31, 2020 and 2019, respectively:

	For the Year Ended December 31, 2020
	China	United States	Total
Revenue	$8,973,742	$1,339,770	$10,313,512
Cost of revenue	4,410,288	753,890	5,164,178
Gross profit	$4,563,454	$585,880	$5,149,334
Net income (loss)	$1,477,377	$(1,641,406)	$(164,029)
Interest expense, net	(108,852)	-	(108,852)
Provision for income tax	14,584	-	14,584
Depreciation and amortization	$276,981	$208,845	$485,826
Capital expenditures	$262,284	$312,049	$574,333
Total assets	8,798,180	12,339,199	21,137,379
Total liabilities	$10,185,536	$8,712,605	$18,898,141

	For the Year Ended December 31, 2019
	China	United States	Total
Revenue	$10,203,075	$2,374,060	$12,577,135
Cost of revenue	4,699,333	1,204,123	5,903,456
Gross profit	$5,503,742	$1,169,937	$6,673,679
Net income (loss)	$2,042,611	$(1,097,143)	$945,468
Interest expense, net	(148,902)	-	(148,902)
Provision for income tax	59,686	-	59,686
Depreciation and amortization	$256,227	$203,659	$459,886
Capital expenditures	$572,581	$63,918	$636,499
Total assets	7,585,663	9,862,062	17,447,725
Total liabilities	$8,659,505	$6,517,160	$15,176,665
F-21

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – SUBSEQUENT EVENTS

On March 27, 2021, the Company’s shareholders and board of directors approved (i) a forward split of the Company’s ordinary shares at a ratio of 1,000-for-1 share to increase the authorized ordinary shares from 50,000 shares to 50,000,000 shares and subdivide the 100 ordinary shares of a par value of $1 then outstanding into 100,000 ordinary shares of a par value of $0.001 (the “1,000-for-1 forward split”); (ii) the creation of Class A Ordinary Shares and Class B Ordinary Shares; and (iii) issuances of Class A Ordinary Shares and Class B Ordinary Shares to the existing shareholders, to increase the number of total ordinary shares issued and outstanding prior to the completion of this offering from 100,000 to 9,000,000 (the “share issuances”). The Company believes the 1,000-for-1 forward split and the share issuances should be considered as a part of the Reorganization of the Company and accounted for on a retroactive basis pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all periods presented. As a result, the Company had 44,000,000 authorized Class A Ordinary Shares of a par value of $0.001, of which 3,060,000 Class A Ordinary Shares were issued and outstanding as of December 31, 2020 and 2019, and the Company had 6,000,000 authorized Class B Ordinary Shares of a par value of $0.001, of which 5,940,000 Class B Ordinary Shares were issued and outstanding as of December 31, 2020 and 2019. In total, the Company had 50,000,000 authorized ordinary shares of a par value of $0.001, of which 9,00,000 were issued and outstanding as of December 31, 2020 and 2019.

On May 31, 2021, the Company’s subsidiary, Xinjiang United Family, entered into a loan agreement with Huaxia Bank to borrow RMB10 million ($1,531,000) as working capital for one year, with a maturity date of May 31, 2022. The loan bore a fixed interest rate of 5.54%. This loan was guaranteed by Ms. Baolin Wang, the legal representative of Xinjiang United Family, and Xinjiang Financing Guaranty. In order for XJ Financing Guaranty to endorse the guarantee with the bank, the Company’s controlling shareholder Mr. Gang Li and his wife, Ms. Ying Xiong, agreed to jointly sign a personal guarantee agreement with XJ Financing Guaranty and pledge their residential property as collateral to XJ Financing Guaranty. In addition, Xinjiang United Family agreed to pledge all its equipment in PRC and the operating rights of two bakery stores as collateral to XJ Financing Guaranty. Three affiliated entities controlled by Mr. Gang Li also agreed to sign guarantee agreements with XJ Financing Guaranty. As of the date of this report, the parties are in the process of signing the relevant guarantee agreements.

The Company evaluated the subsequent event through June 2, 2021, which is the date of the issuance of these consolidated financial statements, and concluded that there are no additional subsequent events except disclosed in above that would have required adjustment or disclosure in the financial statements.

NOTE 14 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rules 12-04(a), 5-04(c), and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirements and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIEs exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries and VIEs shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries and VIEs in the form of loans, advances, or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIEs” and the respective profit or loss as “Equity in earnings of subsidiaries and VIEs” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of December 31, 2020 and 2019, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

F-22

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (continued)

CHANSON INTERNATIONAL HOLDING

PARENT COMPANY BALANCE SHEETS

	December 31, 2020	December 31, 2019

ASSETS
Non-current assets
Investment in subsidiaries and VIEs	$2,239,238	$2,271,060

Total assets	$2,239,238	$2,271,060

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized; 9,000,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively:*
Class A ordinary share, $0.001 par value, 44,000,000 shares authorized; 3,060,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3,060	3,060
Class B ordinary share, $0.001 par value, 6,000,000 shares authorized; 5,940,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	5,940	5,940
Additional paid-in capital	869,400	869,400
Retained earnings	1,044,825	1,208,854
Accumulated other comprehensive income	316,013	183,806
Total shareholders’ equity	2,239,238	2,271,060

Total liabilities and shareholders’ equity	$2,239,238	$2,271,060

*	Retrospectively restated for effect of 1,000-for-1 forward split and share issuances (see Note 13)

F-23

CHANSON INTERNATIONAL HOLDING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (continued)

CHANSON INTERNATIONAL HOLDING

PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2020	2019

EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES AND VIES	$(164,029)	$945,468

NET INCOME (LOSS)	(164,029)	945,468
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	132,207	(26,787)
COMPREHENSIVE INCOME (LOSS)	$(31,822)	$918,681

CHANSON INTERNATIONAL HOLDING

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(164,029)	$945,468
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings (loss) of subsidiaries and VIEs	164,029	(945,468)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

F-24

Until [      ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,000,000 Class A Ordinary Shares

Chanson International Holding

Prospectus dated [●]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities*	Consideration
Ordinary Shares**
Danton Global Limited	July 26, 2019	93,000	$93
Haily Global Limited	July 26, 2019	3,000	$3
Yetta Global Limited	July 26, 2019	2,000	$2
Yvan Global Limited	July 26, 2019	2,000	$2
Class A Ordinary Shares
Danton Global Limited	March 27, 2021	2,610,000	$2,610
Yetta Global Limited	March 27, 2021	178,000	$178
Yvan Global Limited	March 27, 2021	178,000	$178
Class B Ordinary Shares
Danton Global Limited	March 27, 2021	5,400,000	$5,400
Haily Global Limited	March 27, 2021	267,000	$267
C&C Capital Investments LLC	March 27, 2021	267,000	$267

*	The number of securities reflects a 1,000-for-1 forward split of our ordinary shares approved by our shareholders and board of directors on March 27, 2021.
**	On March 27, 2021, our shareholder approved the re-designation of 90,000 of our issued ordinary shares held by Danton Global Limited into 90,000 Class A Ordinary Shares, 2,000 of our issued ordinary shares held by Yetta Global Limited into 2,000 Class A Ordinary Shares, 2,000 of our issued ordinary shares held by Yvan Global Limited into 2,000 Class A Ordinary Shares, and 3,000 of our issued ordinary shares held by Haily Global Limited into 3,000 Class B Ordinary Shares.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urumqi, People’s Republic of China, on August 27, 2021.

Chanson International Holding

By:	/s/ Cheng Chen
Cheng Chen
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cheng Chen	Chief Executive Officer and Director	August 27, 2021
Name: Cheng Chen	(Principal Executive Officer)

/s/ Jihong Cai	Chief Financial Officer	August 27, 2021
Name: Jihong Cai	(Principal Accounting and Financial Officer)

/s/ Gang Li	Chairman of the Board of Directors	August 27, 2021
Name: Gang Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Chanson International Holding, has signed this registration statement or amendment thereto in New York, NY on August 27, 2021.

Cheng Chen
Authorized U.S. Representative

By:	/s/ Cheng Chen
Name: Cheng Chen
Title: Chief Executive Officer and Director

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

3.1**	Second Amended and Restated Memorandum and Articles of Association

4.1**	Specimen Certificate for Class A Ordinary Shares

4.2*	Form of Underwriter’s Warrant

5.1**	Opinion of Ogier regarding the validity of the Ordinary Shares being registered

8.1**	Opinion of Dentons regarding certain PRC tax matters (included in Exhibit 99.7)

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3**	English Translation of the Form of Exclusive Service Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Exclusive Service Agreements adopting the same form

10.4**	English Translation of the Form of Operating Rights Proxy Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Operating Rights Proxy Agreements adopting the same form

10.5**	English Translation of the Form of Pledge Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Pledge Agreements adopting the same form

10.6**	English Translation of the Form of Call Option Agreement between each UFG Operator and Xinjiang United Family, as currently in effect, and a schedule of all executed Call Option Agreements adopting the same form

10.7**	English Translation of the Form of Spousal Consent granted by the spouse of each UFG Operator, as currently in effect, and a schedule of all executed Spousal Consents adopting the same form

10.8**	English Translation of Premises Use Agreement dated April 30, 2020, and Supplemental Agreement dated June 18, 2020, between Xinjiang United Family and Urumqi Plastic Surgery Hospital Co., Ltd.

10.9**	English Translation of Working Capital Loan Agreement dated May 31, 2021, between Xinjiang United Family and Huaxia Bank Co., Ltd.

10.10**	English Translation of Guarantee Agreement dated May 9, 2020, between Xinjiang United Family and XJ Financing Guaranty

10.11**	English Translation of Counter Guarantee Agreement dated May 9, 2020, between Xinjiang United Family and XJ Financing Guaranty

10.12**	English Translation of Operating Right Counter Guarantee Agreement dated May 9, 2020, between Xinjiang United Family and XJ Financing Guaranty

10.13**	Business Loan Agreement and Promissory Note dated April 29, 2020, between Chanson 23rd Street and Cathay Bank

10.14**	Assignment of Limited Liability Company Interest dated September 28, 2020, between Gang Li and Chanson NY

10.15*	Note dated February 10, 2021, between Chanson 23rd Street and Cathay Bank

10.16*	English Translation of Lease Agreement dated June 30, 2021, between Xinjiang United Family and Xinjiang Chuangbo Park Development Co., Ltd.

10.17*	English Translation of Loan Agreement dated July 15, 2021, between Xinjiang United Family and China Construction Bank Corporation Urumqi Renmin Road Branch

10.18*	Office Agreement dated July 28, 2021, between Chanson NY and Regus Management Group, LLC

21.1*	Subsidiaries

23.1*	Consent of Friedman LLP

23.2**	Consent of Ogier (included in Exhibit 5.1)

23.3**	Consent of Dentons (included in Exhibit 99.7)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

99.3**	Consent of Yong Du

99.4**	Consent of Zhiyuan Wang

99.5**	Consent of Shouhua Nie

99.6**	Consent of Yuchen Liu

99.7**	Opinion of Dentons, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements

*	Filed herewith.

**	Previously filed.